AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997
                                                      REGISTRATION NO. 333-____

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                         --------------------------
                                  FORM S-1

                           REGISTRATION STATEMENT

                                    UNDER
                         THE SECURITIES ACT OF 1933

                           SLM HOLDING CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      6199                                    52-2013874
(STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                             11600 SALLIE MAE DRIVE
                               RESTON, VA  20193
                                 (703) 810-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MARIANNE M. KELER
                                GENERAL COUNSEL
                            SLM HOLDING CORPORATION
                             11600 SALLIE MAE DRIVE
                               RESTON, VA  20193
                                 (703) 810-5208
                                   Copies to:
                               RONALD O. MUELLER
                          GIBSON, DUNN & CRUTCHER LLP
                         1050 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20036

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
              PUBLIC:  FROM TIME TO TIME AFTER THIS REGISTRATION
        STATEMENT BECOMES EFFECTIVE AS DETERMINED BY MARKET CONDITIONS.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     Proposed Maximum       Proposed Maximum         Amount of
           Title of Each Class of               Amount to be        Per Unit Offering           Aggregate           Registration
         Securities to be Registered            Registered(1)            Price(1)           Offering Price(1)          Fee(3)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.20 per share,
  issuable upon exercise of Warrants(2)             555,015              $160.875              $89,288,038             $27,056.98
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Pursuant to Rule 416, an indeterminate number of shares of the Registrant's common stock that may become issuable pursuant to the anti-dilution provisions of the Warrants is also being registered hereby.

(3) Pursuant to Rule 457(c), the price of the Common Stock is based on the average of the high and low prices for the Common Stock of $160.875 as reported by the New York Stock Exchange on October 15, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            SLM HOLDING CORPORATION

       CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

  ITEM
  ----
   NO.                         FORM S-1 CAPTION                               CAPTION OR LOCATION IN PROSPECTUS
  ----                         ----------------                               ---------------------------------
     1.   Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus  . . . . .           Facing Page of the Registration Statement; Cross
                                                                      Reference Sheet; Outside Front Cover Page
     2.   Inside Front and Outside Back Cover Pages
          of Prospectus . . . . . . . . . . . . . . . . . .           Inside Front and Outside Back Cover Pages

     3.   Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Charges  . . . . . . .           Prospectus Summary; Risk Factors

     4.   Use of Proceeds . . . . . . . . . . . . . . . . .           Use of Proceeds

     5.   Determination of Offering Price . . . . . . . . .           Not Applicable

     6.   Dilution  . . . . . . . . . . . . . . . . . . . .           Not Applicable

     7.   Selling Security Holders  . . . . . . . . . . . .           Selling Stockholders

     8.   Plan of Distribution  . . . . . . . . . . . . . . . .       Outside Front Cover Page; Plan of Distribution

     9.   Description of Securities to be Registered  . . . . .       Description of the Common Stock

    10.   Interests of Named Experts and Counsel  . . . . . . .       Legal Matters; Experts

    11.   Information with Respect to the Registrant  . . . . .       Prospectus  Summary;   Risk  Factors;  Business;
                                                                      Regulation; Capitalization;  Selected  Financial
                                                                      Data; Management's  Discussion and  Analysis  of
                                                                      Financial Condition and  Results of  Operations;
                                                                      Description of  the  Common  Stock;  Management;
                                                                      Director Compensation; Executive Officers of the
                                                                      Company;  Executive  Compensation;  Ownership of
                                                                      the Common Stock; Financial Statements

    12.   Disclosure of Commission Position on Indemnification for
          Securities Act Liabilities  . . . . . . . . . . . . .       Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                                                 SUBJECT TO COMPLETION

                                                               October  21, 1997

                           SLM HOLDING CORPORATION


                               ---------------

                        555,015 SHARES OF COMMON STOCK
                          (PAR VALUE $.20 PER SHARE)

                               ---------------

         This Prospectus relates to the public offering by certain securityholders named herein (the "Selling Stockholders") of 555,015 shares (the "Shares") of common stock, par value $.20 per share (the "Common Stock") of SLM Holding Corporation (the "Company" or "SLM Holding") issued or issuable upon the exercise of outstanding warrants (the "Warrants") to purchase from the Company shares of Common Stock at $72.43 per share, on or before September 30, 2008. See "Selling Stockholders" and "Plan of Distribution."

         The Warrants were originally issued to the District of Columbia Financial Responsibility and Management Assistance Authority (the "Control Board") pursuant to Section 602(a) of the Student Loan Marketing Association Reorganization Act of 1996, Public Law 104-208 (the "Privatization Act"). The Company is filing the Registration Statement of which this Prospectus is a part pursuant to Section 602(a) of the Privatization Act and its contractual obligations under the Warrant certificate. Except for the exercise price received by the Company upon exercise of any Warrants, the Company will not receive any proceeds from the sale of the Shares offered hereby. See "Use of Proceeds." Prior to this offering there has been no public market for the Warrants and the Company does not intend to register the Warrants or apply for listing or quotation of the Warrants on any securities exchange or stock market. The aggregate proceeds to the Selling Stockholders from the sale of the Shares registered hereby will be the selling price less the aggregate agent's commissions and underwriter's discounts, if any. The Company will pay substantially all of the expenses of filing and maintaining the effectiveness of the Registration Statement of which this Prospectus is a part.

         The Selling Stockholders directly, through agents designated from time to time or through dealers or underwriters designated from time to time, may sell the Shares from time to time on terms to be determined at the time of such sales. The effectiveness of the Registration Statement of which this Prospectus is a part is expected to terminate on the date that is two years after the last outstanding Warrant has been exercised or the date the last outstanding Warrant has expired unexercised, or, if earlier, the date on which all of the Shares have been sold pursuant to the Registration Statement of which this Prospectus is a part or all of the Shares have been sold pursuant to Rule 144(b) under the Securities Act of 1933, as amended (the "Securities Act") or may be sold pursuant to Rule 144(k) under the Securities Act. To the extent required, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or by filing a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution."

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" under the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

         SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

         The following legend is required by the Privatization Act in connection with the offering of securities by the Company, including the
Shares:

OBLIGATIONS OF SLM HOLDING AND ANY SUBSIDIARY OF SLM HOLDING ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER SLM HOLDING NOR ANY SUBSIDIARY OF SLM HOLDING IS A GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN STUDENT LOAN MARKETING ASSOCIATION) OR AN INSTRUMENTALITY OF THE UNITED STATES.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ---------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 21, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Common Stock is presently listed on the New York Stock Exchange (the "NYSE") under the symbol "SLM." Exchange Act reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         This Prospectus is part of a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement shall be deemed qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

         This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management and assumptions made by and information available to the Company as of the date of this Prospectus. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company's management with respect to future events and are subject to certain risks, uncertainties and assumptions, described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                                  THE COMPANY

         The Company provides a wide range of financial services, processing capabilities and loan origination and servicing systems to meet the needs of educational institutions, lenders and students. The Company was formed in 1997 in connection with the reorganization of Student Loan Marketing Association (the "GSE") pursuant to the Privatization Act. The Company's principal business is the financing and servicing of federally insured student loans, presently conducted through two wholly owned subsidiaries: the GSE, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing Corporation ("SMSC"), a Delaware corporation. The Company is the largest nongovernmental source of financing and servicing for education loans in the United States.

         The GSE was established in 1972 as a for-profit, stockholder-owned, federally chartered corporation to support the education credit needs of students by, among other things, promoting liquidity in the student loan marketplace through secondary market purchases of loans originated under federally sponsored student loan programs. The GSE principally purchases loans originated under the Federal Family Education Loan Program (formerly the Guaranteed Student Loan Program) (the "FFELP"), which are insured by state-related or non-profit guarantee agencies and are reinsured by the U.S. Department of Education (the "DOE"). The GSE also purchases student loans originated under the Health Education Assistance Loan Program ("HEAL"), which are insured directly by the U.S. Department of Health and Human Services. HEAL loans are made to health professions graduate students under the Public Health Services Act. The GSE obtains funds for its operations, including its student loan purchases, primarily by selling debt securities in the domestic and overseas capital markets and, increasingly, by securitizing a portion of its student loan assets. As of June 30, 1997, the GSE's managed portfolio of student loans totaled $41.5 billion, including $37.6 billion of FFELP loans (including loans owned, loans securitized and loan participations) and $2.7 billion of HEAL loans.

         The Company, through SMSC, is the nation's largest FFELP loan servicer. As of June 30, 1997, the Company serviced approximately $46.6 billion of loans, including approximately $29.3 billion of loans owned by the GSE, $10.0 billion owned by seven securitization trusts sponsored by the GSE, $3.5 billion of loans currently owned by customers who use ExportSS(R), the Company's loan origination and interim loan servicing product, and $3.8 billion owned by a joint venture between the GSE and the Chase Manhattan Bank. The Company currently has six loan servicing centers located in the states of Florida, Kansas, Massachusetts, Pennsylvania, Texas and Washington.

         The DOE and the various guarantee agencies prescribe rules and regulations that govern the servicing of federally insured loans. The Company's origination and servicing systems, internal procedures and highly trained staff support compliance with these regulations, ensure asset integrity and provide superior service to borrowers. In addition, the Company recently introduced imaging technology to further increase servicing productivity and capacity.

         To create customer preferences and compete more effectively in the student loan marketplace, the Company has developed a comprehensive set of loan programs and services for borrowers, including numerous loan restructuring and repayment options and programs that encourage and reward good repayment habits.

         On August 7, 1997, a reorganization (the "Reorganization") authorized by the Privatization Act and approved by GSE shareholders was consummated. Pursuant to the Reorganization, among other things, the GSE became a wholly-owned subsidiary of the Company and will be liquidated and dissolved on or before September 30, 2008 (the period between the Reorganization and the liquidation or dissolution referred to herein as the "Wind-Down Period"). During the Wind-Down Period, all of the Company's business activities will be conducted through the GSE and the Company's other non-GSE subsidiaries. The GSE generally may continue to purchase student loans only through September 30, 2007. Neither the Company nor any of its non-GSE subsidiaries may purchase FFELP loans during the Wind-Down Period for so long as the GSE continues to do so. Subject to the foregoing, however, the Company may elect at any time to commence FFELP student loan purchases outside of the GSE.

         The GSE has engaged in a number of specialty financial services related to higher education credit, including collateralized financing of FFELP and other education loan portfolios (warehousing advances), credit support for student loan revenue bonds, portfolio acquisitions of student loan revenue and facilities bonds, underwritings of academic facilities bonds and surety bond support for non-federally insured student loans. During the Wind-Down Period, the GSE may only extend warehousing advances and offer student loan revenue bond credit support pursuant to financing and guarantee commitments, respectively, in place as of August 7, 1997. As of June 30, 1997, the GSE held approximately $3.4 billion and $182 million of such warehousing and guarantee commitments, respectively. In addition, management expects that the Company will reduce its warehousing advances, investment activities in academic facilities financing and student loan revenue bonds during the Wind-Down Period. As of June 30, 1997, these assets totaled $2.5 billion, $1.4 billion and $185 million, respectively.

         During the Wind-Down Period, the GSE's debt obligations, including those that were outstanding at the time of the Reorganization, will continue to be outstanding obligations of the GSE and will not be transferred to any other entity, except in connection with the GSE's dissolution. Also during the Wind-Down Period, (i) the Secretary of the Treasury has extended oversight authority to monitor the GSE and, in certain cases, the Company and its non-GSE subsidiaries, (ii) the Company, the GSE and their affiliates are subject to certain restrictions on intercompany relations, and (iii) the GSE is subject to certain minimum capital requirements.

         The Company's principal executive offices are located at 11600 Sallie Mae Drive, Reston, VA 20193, and its telephone number is (703) 810-3000.

                                  THE WARRANTS

         The Privatization Act requires the Company to issue the Warrants to the Control Board. The Company issued the Warrants to the Control Board on August 7, 1997.

         Pursuant to the Privatization Act, the Control Board is authorized to sell or exercise the Warrants and must deposit any proceeds therefrom into an account established for the benefit at the District of Columbia public school system. On September 2, 1997, the Control Board sold the Warrants in a transaction for which it claimed an exemption from the registration requirements of the Securities Act.

                                  MARKET DATA

         Before August 7, 1997, the GSE's common stock traded on the New York Stock Exchange (the "NYSE") under the symbol "SLM." On August 7, 1997, pursuant to the Reorganization, each outstanding share of the GSE's common stock was converted into one share of the Company's common stock. Since August 8, 1997, the Company's common stock has traded on the NYSE under the symbol "SLM." The following table sets forth the high and low sales prices per share of the GSE's common stock (from the first quarter of 1995 through August 7, 1997) and the Company's common stock (from August 8, 1997 through October 15, 1997) as reported on the NYSE Composite Tape, and the quarterly cash dividends declared with respect thereto.

                                             HIGH       LOW         DIVIDEND
                                           --------   -------      ---------
         1995
         First Quarter . . . . . . . .     $  39      $ 32 7/8     $ .37
         Second Quarter  . . . . . . .        48 3/8    34 1/2       .37
         Third Quarter . . . . . . . .        55 3/4    47           .37
         Fourth Quarter  . . . . . . .        70 7/8    54           .40
         1996
         First Quarter . . . . . . . .        86 1/8    63 1/4       .40
         Second Quarter  . . . . . . .        83 1/2    66           .40
         Third Quarter . . . . . . . .        77        69 1/4       .40
         Fourth Quarter  . . . . . . .        98 1/4    77 1/4       .44
         1997
         First Quarter . . . . . . . .       114 1/4    89           .44
         Second Quarter  . . . . . . .       137 3/4    94 5/8       .44
         Third Quarter . . . . . . . .       160 1/2   127           .44
         Fourth Quarter
           (through October 15, 1997).       165 1/8   152 5/8        --

         As of September 30, 1997, there were 50,466,913 shares of Common Stock outstanding and eligible to be voted, held by approximately 20,000 shareholders. On October 15, 1997, the last sales price of the Common Stock was $161 3/16 per share, as reported on the NYSE Composite Tape.

                        SUMMARY SELECTED FINANCIAL DATA

         The following table sets forth selected financial and other operating information of SLM Holding. The selected financial data in the table is derived from the consolidated financial statements of SLM Holding. The data should be read in conjunction with the consolidated financial statements, related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                   SIX MONTHS ENDED
                                       JUNE 30,                              YEARS ENDED DECEMBER 31,
                                ----------------------     ----------------------------------------------------------------
                                1997(2)      1996(2)       1996(2)      1995(1)(2)    1994(1)(2)   1993(1)(2)    1992(1)(2)
                                -------      -------       -------     -----------   -----------   -----------  -----------
                              (Unaudited)  (Unaudited)
 OPERATING DATA:
 Net interest income..........   $   406       $   452        $   866       $   901       $   982      $ 1,169      $   987
 Net income...................       233           201            409           356           410          432          391
 Earnings per common share....      4.36          3.53           7.32          5.27          5.13         4.98         4.30
 Dividends per common share ..       .88           .80           1.64          1.51          1.42         1.25         1.05
 Return on common
 stockholders'
   equity.....................     57.26%(3)     49.29%(3)      50.13%(3)     29.17%(3)     27.85%(3)    37.68%       37.26%
 Net interest margin..........      1.78          1.96           1.90          1.84          2.14         2.74         2.32
 Return on assets.............       .98           .84            .86           .69           .85          .97          .87
 Dividend payout ratio........     20.16         22.66          22.40         28.64         27.66        25.10        24.41
 Average equity/average
   assets ....................      1.64          1.64           1.65          2.28          2.96         2.50         2.27
 BALANCE SHEET DATA:
 Student loans purchased......   $29,569       $33,653        $32,308       $34,336       $30,571      $26,978      $24,326
 Student loan participations..     1,919            --          1,446            --            --           --           --
 Warehousing advances.........     2,495         2,972          2,789         3,865         7,032        7,034        8,085
 Academic facilities
   financings.................     1,354         1,546          1,473         1,312         1,548        1,359        1,189
 Total assets.................    47,899        47,363         47,630        50,002        53,161       46,682       46,775
 Long-term notes..............    19,489        25,632         22,606        30,083        34,319       30,925       30,724
 Total borrowings.............    45,339        44,905         45,124        47,530        50,335       44,544       44,440
 Stockholders' equity.........       843(3)        803(3)         834(3)        867(3)      1,388(3)     1,179        1,107
 Book value per common share..     16.10         14.47          15.53         15.03         18.87        14.03        12.39
 OTHER DATA:
 Securitized student loans
   outstanding ...............   $10,048       $ 3,735        $ 6,263       $   954       $    --      $    --      $    --
 Core earnings(4).............       223           182            381           350           345          388          391
 Premiums on debt
   extinguished...............        --             7              7             8            14          211          141

----------

(1) Previously reported results for the years ended December 31, 1995, 1994, 1993 and 1992 have been restated to retroactively reflect the recognition of student loan income as earned (see Note 2 to the Consolidated Financial Statements). This restatement resulted in the elimination of the previously reported 1995 cumulative effect of the change in accounting method of $130 million ($1.93 per common share) and an increase to previously reported net income of $17 million ($.22 per common share), $13 million ($.15 per common share), and $8 million ($.09 per common share) for the years ended December 31, 1994, 1993 and 1992, respectively.

(2) As part of the GSE's privatization, SLM Holding became the parent company of, and successor to, the GSE on August 7, 1997. As a result, the GSE's preferred stock (totaling $214 million) is now reflected as a minority interest in the consolidated financial statements. The financial statements for prior periods have been restated to reflect this change.

(3) At June 30, 1997 and 1996 and at December 31, 1996, 1995 and 1994,
    stockholders' equity reflects the addition to stockholders' equity of $345 million, $336 million, $349 million, $371 million and $300 million, respectively, net of tax, of unrealized gains on certain investments recognized pursuant to FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(4) Core earnings is defined as the Company's net income less the after-tax effect of floor revenues and other one-time charges. Management believes that these measures, which are not measures under generally accepted accounting principles (GAAP), are important because they depict the Company's earnings before the effects of one time events such as floor revenues which are largely outside of the Company's control. Management believes that core earnings as defined, while not necessarily comparable to other companies' use of similar terminology, provide for meaningful period to period comparisons as a basis for analyzing trends in the Company's student loan operations.

                                  RISK FACTORS

    Prospective purchasers of the securities offered hereby should consider carefully the following factors, together with the other information contained in this Prospectus, before purchasing the securities offered hereby.

NO HISTORICAL OPERATIONS

         The Company, which was created in accordance with the terms of the Privatization Act, does not have an operating history, although it owns the GSE and other subsidiaries of the GSE. The operations of the Company may not reflect the GSE's historical operations. In addition, as a general purpose corporation, the Company has authority to originate student loans and engage in other new lines of business (through non-GSE subsidiaries) that are not authorized under the GSE's charter. There can be no assurance that any new lines of business in which the Company may engage will be successful.

POLITICAL RISKS

         Although the Company is a state-chartered corporation, the GSE continues to be subject to the political risks attendant to its status as a government-sponsored enterprise. In addition, the student loan business is dependent upon government programs and is highly regulated, and therefore remains subject to political risks.

INTEREST RATES FOR NEW STAFFORD LOANS BEGINNING JULY 1, 1998.

         The Higher Education Act of 1965, as amended by the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), provides for a change in the borrower interest rate and the interest rate subsidy paid to lenders (the "Special Allowance Payment") on certain FFELP loans made on or after July 1, 1998. The new rates are scheduled to be based on the interest rate on U.S. Treasury securities with a "comparable maturity" plus 1.0 percent. The Secretary of Education has not issued rules specifying the U.S. Treasury security on which the Special Allowance Payment rate will be based or details on setting the Special Allowance Payment rate. Management believes that if this provision of the law is retained, the "comparable maturity" security will be the 10-year Treasury Note. The new rate structure represents a significant change from the current weekly reset 91-day Treasury bill-based formula and could materially adversely impact the FFELP market and the Company's business. Given current market conditions, the yield on loans subject to the new rate is expected to be significantly less than the yield on loans made under the current formula and the availability and costs of funding to support this new type of instrument are uncertain. Representatives of the student loan industry are in discussions with members of Congress concerning possible legislative modification of this OBRA provision. There can be no assurance, however, that such discussions will result in any such legislative modifications.

FEDERAL DIRECT STUDENT LOAN PROGRAM ("FDSLP")

         OBRA also expanded a previously established pilot program into the FDSLP, which is funded directly by the federal government and administered by the DOE. The FDSLP failed to meet its legislated market share goal of 40% for academic year 1995-96 and, based upon DOE reports, management believes that it will not meet its OBRA target of 50% of new student loan volume for academic year 1996-97. However, the FDSLP has captured a significant portion of the market for new student loan volume and the FDSLP may increase its market share even if it fails to meet its legislated goal of 60%. In addition, OBRA provides that the U.S. Secretary of Education (the "Secretary") may exceed the legislated market share targets for academic years 1996-98 and 1998-99 if the Secretary determines that higher targets are warranted by the number of eligible institutions that desire to participate in the FDSLP. Any such developments could have a materially adverse affect on the Company.

         OBRA also authorized the DOE to offer existing FFELP borrowers the opportunity to consolidate FFELP loans with FDSLP loans. There is currently no reciprocal provision permitting the consolidation of FDSLP loans with FFELP loans. As of June 30, 1997, approximately $592 million of FFELP loans owned by the Company have been accepted for refinancing into FDSLP loans. Approximately $409 million have been refinanced into FDSLP loans with the remainder awaiting disbursement by the federal government. Although the DOE has temporarily suspended such refinancings because of operational problems, there can be no assurance that a material portion of FFELP loans owned by the Company will not be refinanced into FDSLP loans.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will use the net proceeds from the exercise of the Warrants for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of October __, 1997, the number of shares of Common Stock beneficially owned by each Selling Stockholder. The percentage calculation for the total number of shares of Common Stock held by each Selling Stockholder gives effect to the purchase of Shares on the exercise of the respective Warrants held by such Selling Stockholder. The term "Selling Stockholders" includes the holders listed below and the beneficial owners of the Shares and their transferees, pledgees, donees or other successors. This table has been prepared based upon information furnished to the Company by or on behalf of the Selling Stockholders.

         The Selling Stockholders named below who hold Warrants confirmed at the time they acquired the Warrants that the Warrants were acquired for investment purposes only and without a view toward their resale and acknowledged the existence of restrictions on resale applicable to the Warrants. This offering relates only to the sale of Shares held or to be held by the Selling Stockholders named in the following table upon the exercise of the Warrants.


                                                              COMMON STOCK BENEFICIALLY OWNED
                                                  --------------------------------------------------------
                                                                          SHARES
                                                                        REGISTERED
             SELLING STOCKHOLDERS                  COMMON STOCK           HEREBY           PERCENTAGE(1)
             --------------------                  ------------           ------           -------------



         (1) Based on 555,015 shares of Common Stock issuable upon exercise of the Warrants.

         The Selling Stockholders identified above may sell, transfer or otherwise dispose of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Warrants or Shares after the date as of which the information in the preceding table is presented. The information regarding the Selling Stockholders may change from time to time.
If required, such changes will be set forth in one or more Prospectus Supplements. The per share exercise price and, therefore, the number of Shares issuable upon exercise of the Warrants, are subject to adjustment under certain circumstances. Accordingly, the number of Shares issuable upon exercise of the Warrants may increase or decrease. Because the Selling Stockholders may offer all or some portion of the Shares pursuant to this Prospectus, and because there are no agreements, arrangements or understandings with respect to the sale of the Warrants or the Shares, no estimate can be given as to the amount of Warrants and/or Shares that will be held by the Selling Stockholders upon termination of this offering.

                              PLAN OF DISTRIBUTION

  The Shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the Shares may be sold may include, but are not limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith. From time to time Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged Shares from time to time.

         The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part continuously effective under the Securities Act until the date that is two years after the last outstanding Warrant has been exercised or the date the last outstanding Warrant has expired unexercised or, if earlier, the date on which all of the Shares have been sold pursuant to the Registration Statement of which this Prospectus is a part or all of the Shares have been sold pursuant to Rule 144(b) under the Securities Act or may be sold pursuant to Rule 144(k) under the Securities Act.

         The Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares offered hereby, but it will receive proceeds from the exercise of the Warrants.

         All proceeds from any such sales will be the property of the Selling Stockholders, who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                                    BUSINESS

         Industry data on the FFELP and the FDSLP contained in this Prospectus are based on sources that the Company believes to be reliable and to represent the best available information for these purposes, including published and unpublished DOE data and industry publications.

GENERAL

         The Company provides a wide range of financial services, processing capabilities and information technology to meet the needs of educational institutions, lenders and students. Chartered by an act of Congress in 1972 as a government-sponsored enterprise, the GSE's stated mission was to enhance access to post-secondary education by providing a national secondary market and financing for guaranteed student loans. As of June 30, 1997, the Company's managed portfolio of student loans totaled approximately $41.5 billion (including loans owned, loans securitized and loan participations). The Company also had commitments to purchase $19.6 billion of additional student loans or participations therein. While the Company continues to be the leading purchaser of student loans, its business has expanded over its first quarter of a century, reflecting changes in both the education sector and the financial markets.

         Primarily a wholesale provider of credit and a servicer of student loans, the Company's clients include over 900 financial and educational institutions and state agencies. Through its six regional loan servicing centers, the Company processes student loans for more than five million borrowers and is recognized as the nation's pre-eminent servicer of student loans. The Company is also a provider and arranger of infrastructure finance for colleges and universities. See "-- Specialized Financial Services -- Academic Facilities Financings and Student Loan Revenue Bonds."

         The Company believes that it has successfully fulfilled its original government-sponsored enterprise mandate by fostering a thriving, competitive student loan market and has maintained its leadership position in the education finance industry due to its focus on customer relationships, value-added products and services, superior loan servicing capabilities and a sound financial management strategy. In recognition of the increasingly important role that college and university administrators play in the student loan process, the Company has adopted a school-based growth strategy. The Company's core marketing strategy is to provide schools and their students with simple, flexible and cost-effective products and services so that schools will choose to work with the Company. This strategy, combined with superior servicing and technology capabilities, has helped the Company to build valuable partnerships with lenders, guarantee agencies and others.

         The Privatization Act was approved by Congress and signed by President Clinton in September 1996. The Reorganization was approved by the GSE's shareholders on July 31, 1997 and effected on August 7, 1997.

INDUSTRY OVERVIEW

         The student loan industry provides affordable financing to students and their families to fund post-secondary education. Banks and other eligible lenders can make student loans at below-market rates due to subsidies and guarantees provided under programs sponsored principally by the federal government. The largest student loan program, formerly called the Guaranteed Student Loan Program and now known as the FFELP, was created in 1965 to ensure low-cost access by families to a full range of post-secondary educational institutions. In 1972, to encourage further bank participation in the Guaranteed Student Loan Program, Congress established the GSE as a for-profit, stockholder-owned national secondary market for student loans. The FFELP industry currently includes a network of approximately 5,300 originators and 6,300 educational institutions and is collectively guaranteed and administered by 39 state-sponsored or non-profit guarantee agencies under contract with the DOE. In addition to the Company, a number of non-profit entities, banks and other financial intermediaries operate as secondary markets for student loans. The Company believes that lender participation in the FFELP is relatively concentrated, with an estimated 90 percent of outstanding loans held by the top 100 participants, including approximately one-third owned by the Company as of September 30, 1994. The FFELP is reauthorized by Congress approximately every six years. The next reauthorization is required in 1998. The provisions of the FFELP are also subject to revision from time to time by Congress.

         Demand for student loans has risen substantially over the last several years. Higher education tuition cost and fee increases continue to exceed the inflation rate. Over half of all full-time college students today depend on some form of borrowing, compared to just over 35 percent in 1985. Federal legislation enacted in late 1992 expanded loan limits and borrower eligibility and, in part, resulted in an increase of over 50 percent in annual federally guaranteed student loan volume ($21 billion in 1994 from $13.3 billion in 1992). Estimated future increases in tuition costs and college enrollments are expected to prompt further growth in the student loan market.

         In 1993, Congress expanded a previously established pilot program into the FDSLP, which is administered by the DOE. Established as an alternative to the private sector-based FFELP, the FDSLP accounted for approximately one-third of all new federally sponsored student loans issued in academic year 1996-97. Under the FDSLP, the federal government contracts with third parties for loan administration and collections services while financing its lending activity through U.S. Treasury borrowing. See "Risk Factors -- FDSLP."

PRODUCTS AND SERVICES

         Loan Purchases. The Company's student loan purchases primarily involve two federally sponsored programs. The Company principally purchases Stafford loans, PLUS loans and SLS loans originated under the FFELP, all of which are insured by state-related or non-profit guarantee agencies and are reinsured by the DOE. The Company also purchases student loans originated under the HEAL program that are insured directly by the United States Department of Health and Human Services. As of June 30, 1997, the Company's managed portfolio of student loans totaled $41.5 billion, including $37.6 billion of FFELP loans (including loans owned, loans securitized and loan participations) and $2.7 billion of HEAL loans.

         In order to further meet the educational credit needs of students, the Company in 1996 sponsored the creation of the private Signature Education Loan(sm) program, with numerous lenders participating nationwide. Under this program, the Company performs certain origination services on behalf of the participating lenders. Upon sale of the loans to the Company, the Company intends to insure the loans through its HEMAR Insurance Corporation of America ("HICA") subsidiary (if such loans not already insured by HICA before sale). Most of the HICA-insured loans acquired by the Company are part of "bundled" loan programs that include FFELP loans. The Company also purchases loans originated under various other HICA-insured loan programs. As of June 30, 1997, the Company owned approximately $1.2 billion of such private education loans, including HICA-insured Signature Education Loans(sm).

         The Company purchases student loans primarily from commercial banks. The Company also purchases student loans from other eligible FFELP lenders, including savings and loan associations, mutual savings banks, credit unions, certain pension funds and insurance companies, educational institutions and state and private non-profit loan originating and secondary market agencies.

         Most lenders using the secondary market hold loans while borrowers are in school and sell loans shortly before conversion to repayment status, when servicing costs increase significantly. Traditionally, the Company has purchased most of its loans just before their conversion to repayment status, although the Company also buys "in-school" loans and loans in repayment. The Company purchases loans primarily through commitment contracts, but also makes "spot" purchases. Approximately two-thirds of the Company's new loan purchases were made pursuant to purchase commitment contracts in 1995 and 1996. The Company enters into commitment contracts with lenders to purchase loans up to a specified aggregate principal amount over the term of the contract. Under the commitment contracts, lenders have the right, and in most cases the obligation, to sell to the Company the loans they own over a specified period of time, usually two to three years, at a purchase price that is based on certain loan characteristics.

         In conjunction with commitment contracts, the Company frequently provides selling institutions with operational support in the form of PortSS(R), an automated loan administration system for the lender's use at its own offices before loan sale, or in the form of loan origination and interim servicing provided through one of the

Company's loan servicing centers (ExportSS(R)). In 1995 and 1996, more than 80 percent of the Company's purchase commitment volume came from users of PortSS(R) and ExportSS(R). The Company also offers commitment clients the ability to originate loans and then transfer them to the Company for servicing (TransportSS(sm)). PortSS(R), ExportSS(R) and TransportSS(sm) provide the Company and the lender assurance that loans will be efficiently administered by the Company and that borrowers will have access to the Company's repayment options and benefits.

         In a spot purchase, the Company competes with other secondary market participants to purchase a portfolio of eligible loans from a selling holder when such holder decides to offer its loans for sale. The Company made approximately one-third of its purchases of educational loans through spot purchases in 1995 and 1996. In general, spot purchase volume is more competitively priced than volume purchased under commitment contracts. The growth in volume generated by PortSS(R), ExportSS(R) and TransportSS(sm) demonstrates the importance of the Company's investment in these systems in past years.

         The Company also offers eligible borrowers a program for consolidation of eligible insured loans into a single new insured loan with a term of 10 to 30 years. The Higher Education Act of 1965, as amended, provides that borrowers may consolidate with one of their loan holders or may consolidate with a separate lender if they cannot obtain a consolidation loan with an income-sensitive repayment plan that they deem acceptable from their loan holders. As of June 30, 1997, the Company owned approximately $8.4 billion of such consolidation loans, known as SMART(sm) Loan Accounts.

         Borrower Benefits and Program Technology Support. To create customer preferences and compete more effectively in the student loan marketplace, the Company has developed a comprehensive set of loan programs and services for borrowers, including numerous loan restructuring and repayment options and programs that encourage and reward good repayment habits. The Company also provides counseling and information programs (including a world wide web site) that help borrowers and reinforce relationships with college and university customers and lender partners.

         Under the Company's Great Rewards(R) program, certain FFELP borrowers who make their first 48 monthly payments on-time receive a two percentage-point interest rate reduction for the remaining term of the loan. Other programs pay students an amount equal to part of the loan origination fees and modestly reduce interest costs for use of automatic debit accounts. The Company also provides financial aid administrators at colleges and universities with innovative products and services that simplify the lending process, including electronic funds transfer services and loan information and management software that enables college application data to be transferred electronically between program participants.

         Joint Venture with The Chase Manhattan Bank. In the third quarter of 1996, the Company restructured its business relationship with The Chase Manhattan Bank ("Chase"), which, with an estimated market share of 8.0 percent, is the largest originator of student loans under the FFELP. Historically, Chase has also been the Company's largest client, representing 11 percent of 1995 purchases. The Company and Chase Education Holdings, Inc., a wholly owned subsidiary of Chase, are equal owners of Education First Finance LLC and Education First Marketing LLC (collectively, the "Chase Joint Venture"). Education First Marketing LLC is responsible for marketing education loans to be made by Chase and its affiliates to schools and borrowers. Shortly after such loans are made by Chase and its affiliates, the loans are purchased on behalf of Education First Finance LLC by the Chase/Sallie Mae Education Loan Trust (the "Trust"), which presently finances these purchases through the sale of loan participations to the Company and Chase. As of June 30, 1997, the Trust owned approximately $3.8 billion of federally insured education loans. Substantially all loans owned by the Trust are serviced on behalf of the Trust by SMSC on a fee-for-service basis.

SERVICING

         In 1980, the Company began servicing its own portfolios in order to better control costs and manage risks. In late 1995, in connection with the commencement of its securitization program, the Company transferred its servicing operations to SMSC, a wholly owned subsidiary. The Company is now the nation's largest FFELP loan servicer, and management believes that the Company is recognized as the premier service quality and technology provider in its field. The Company believes that its processing capability and service excellence are integral to its school-based growth strategy. As of June 30, 1997, the Company serviced approximately $46.6 billion of loans, including approximately $29.3 billion of loans owned by the GSE and $10.0 billion owned by seven securitization trusts sponsored by the GSE, $3.5 billion of loans currently owned by ExportSS(R) customers and $3.8 billion owned by the Chase Joint Venture Trust.

         The Company currently has six loan servicing centers, located in the states of Florida, Kansas, Massachusetts, Pennsylvania, Texas and Washington. This geographic coverage, together with total systems integration among centers, facilitates operations and customer service.

         The DOE and the various guarantee agencies prescribe rules and regulations that govern the servicing of federally insured student loans. The Company's origination and servicing systems, internal procedures and highly trained staff support compliance with these regulations, ensure asset integrity and provide superior service to borrowers. The Company recently introduced imaging technology to further increase servicing productivity and capacity.

SPECIALIZED FINANCIAL SERVICES

          The Company has engaged in a number of specialty financial services related to higher education credit, including collateralized financing of FFELP and other education loan portfolios (warehousing advances), credit support for student loan revenue bonds, portfolio investments in student loan revenue and facilities bonds, underwritings of academic facilities bonds and surety bond support for non-federally insured student loans.

         Warehousing Advances. Warehousing advances are secured loans to financial and educational institutions to fund FFELP and HEAL loans and other forms of education-related credit. As of June 30, 1997, the Company held approximately $2.5 billion of warehouse loans with an average term of 3.5 years. These loans remain assets of the GSE, but the GSE can extend new warehousing advances during the Wind-Down Period only pursuant to financing commitments in place as of August 7, 1997. As of June 30, 1997, the GSE held approximately $3.4 billion of such commitments. The Company does not expect that its non-GSE affiliates will continue this line of business.

         Academic Facilities Financings and Student Loan Revenue Bonds. Since 1987, the GSE has provided facilities financing and commitments for future facilities financing to approximately 250 educational institutions. Certain of these financings are secured either by a mortgage on the underlying facility or by other collateral. The GSE also invests in student loan revenue obligations. In late 1995, the GSE established a broker-dealer subsidiary, Education Securities, Inc. ("ESI"), which manages the GSE's municipal bond portfolio and is developing an array of specialized underwriting and financial advisory services for the education sector. The Company anticipates that it will reduce its investment activity in academic facilities and student loan revenue bond products during the Wind-Down Period. As of June 30, 1997, these portfolios totaled $1.4 billion and $185 million, respectively.

         Letters of Credit. In the past, the GSE has offered letters of credit to guarantee issues of state and non-profit agency student loan revenue bonds. Currently outstanding letters of credit have original terms of up to 17 years. As of June 30, 1997, the GSE had approximately $4.6 billion of such commitments outstanding. During the Wind-Down Period, letter of credit activity by the GSE will be limited to guarantee commitments in place as of August 7, 1997.

         Private Student Loan Insurance. In 1995, the GSE acquired HICA, a South Dakota stock insurance company engaged exclusively in insuring lenders against credit loss on their education-related, non-federally insured loans to students attending post-secondary educational institutions. Loans owned by the GSE are a significant portion of HICA's insured loan portfolio. See "-- Products and Services -- Loan Purchases."

FINANCING/SECURITIZATION

         The GSE obtains funds for its operations primarily from the sale of debt securities in the domestic and overseas capital markets, and through public offerings and private placements of U.S. dollar-denominated and foreign currency-denominated debt of varying maturities and interest rate characteristics. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." GSE debt securities are currently rated at the highest credit rating level by Moody's Investors Service and Standard & Poor's. Although the Company has not begun specific discussions with the ratings agencies as of the date of this

Prospectus, the Company expects that the credit rating on any debt securities of the Company will be lower than that of the GSE's debt securities.

        The GSE uses interest rate and currency exchange agreements (collateralized where appropriate), U.S. Treasury securities, interest rate futures contracts and other hedging techniques to reduce its exposure to interest rate and currency fluctuations arising out of its financing activities and to match the characteristics of its assets and liabilities. The GSE has also issued preferred stock to obtain funds, including preferred stock held by the Company. The GSE issue debt with maturity dates through September 30, 2008 to fund student loans and other permitted asset acquisitions. Upon the GSE's dissolution pursuant to the Privatization Act, the GSE must transfer any remaining GSE obligations into a defeasance trust for the benefit of the holders of such obligations with cash or full faith and credit obligations of the United States, or an agency thereof, in amounts sufficient, as determined by the Secretary of the Treasury, to pay the principal and interest on the deposited obligations. If the GSE has insufficient assets to fully fund such GSE debt, the Company must transfer sufficient assets to the trust to account for this shortfall. The Privatization Act requires that upon the dissolution of the GSE on or before September 30, 2008, the GSE shall repurchase or redeem or make proper provisions for repurchase or redemption of any outstanding preferred stock.

         Since late 1995 the Company has further diversified its funding sources, independent of its GSE borrower status, by securitizing a portion of its student loan assets. Securitization is an off-balance sheet funding mechanism that the Company effects through the sale of portfolios of student loans by the GSE to SLM Funding Corporation, a bankruptcy-remote, special-purpose, wholly owned subsidiary of the GSE, which in turn sells the student loans to an independent owner trust that issues securities to fund the purchase of the student loans. The securitization trusts typically issue several classes of debt securities rated at the highest investment grade level. The GSE has not guaranteed such debt securities and has no obligation to ensure their repayment. Because the securities issued by the trusts through securitization are not GSE securities, the Company has been and in the future expects to be able to fund its student loans to term through securitization, even for those assets with final maturities that extend beyond September 30, 2008. The Company has taken the position that the 30 basis point per annum offset fee on loans held by the GSE does not apply to securitized loans. The DOE has concurred with the Company's position that the 30 basis point per annum offset fee on loans held by the GSE does not apply to securitized loans. See "--Legal Proceedings." The Company anticipates that securitization will remain a primary student loan funding mechanism for the Company when it begins to conduct student loan purchase activity through a non-GSE subsidiary. In addition to the foregoing, the Company obtains funding through a bank line of credit.

OPERATIONS DURING THE WIND-DOWN PERIOD

         Privatization enables the Company to commence new business activities without regard to restrictions in the GSE's charter. The stock of certain GSE subsidiaries, including SMSC, HICA and ESI, will be transferred to the Company. Upon such transfer, the business activities of these subsidiaries will no longer be subject to restrictions contained in the GSE's charter. In addition, the GSE's employees have been transferred to the Sallie Mae, Inc. (the "Management Company").

         During the Wind-Down Period, the GSE generally is prohibited from conducting new business except in connection with student loan purchases through September 30, 2007 or with other outstanding contractual commitments, and from issuing new debt obligations that mature beyond September 30, 2008. The GSE has transferred and will continue to transfer personnel and certain assets to the Company or other non-GSE affiliates. Student loans, warehousing advances and other program-related or financial assets (such as portfolio investments, letters of credit, swap agreements and forward purchase commitments) are generally not expected to be transferred. Neither the Company nor any of its non-GSE affiliates may purchase FFELP loans for so long as the GSE remains an active purchaser in this secondary market. See "The Privatization Act -- Limitations on Holding Company Activities." During the Wind-Down Period, GSE operations will be managed pursuant to arm's-length service agreements between the GSE and one or more of its non-GSE affiliates. The Privatization Act also provides certain restrictions on intercompany relations between the GSE and its affiliates during the Wind-Down Period. See "The Privatization Act -- Restrictions on Intercompany Relations."

         A non-GSE subsidiary of the Company provides loan servicing support for the loans owned and securitized by the GSE.

Management intends these opportunities to complement the Company's underlying strategy of acquiring student loan assets and to help maintain its student loan servicing leadership role and assist its new product offerings.

COMPETITION

         The Company is the major financial intermediary for higher education credit, but is subject to competition on a national basis from several large commercial banks and non-profit secondary market agencies and on a state or local basis from smaller banks and state-based secondary markets. Although Congress establishes loan limits and interest rates on student loans, management believes that market share in the FFELP industry is increasingly a function of school and student desire for borrower benefits and superior customer service. FFELP providers have been aggressively competing on the basis of enhanced products and services in recent years, particularly to offset legislated reductions in profitability and the impact of the FDSLP.

         Because the Company's historic statutory role is confined to secondary market activity, it has depended mainly on its network of lender partners and its school-based strategy for new loan volume. The Company plans to heighten its visibility with consumers to favorably position itself for future new product offerings. In addition, the availability of securitization for student loan assets has created new competitive pressures for traditional secondary market purchasers. Based on the most recent information from the DOE, at the end of fiscal year 1995, the GSE's share (in dollars) of outstanding FFELP loans was 33 percent, while banks and other financial institutions held 47 percent and state secondary market participants held 20 percent.

         The Company also faces competition for new and existing loan volume from the FDSLP. Based on current DOE projections, the Company estimates that total student loan origination for the academic years 1994-95, 1995-96 and 1996-97 were $22.3 billion, $24.3 billion and $26.0 billion, respectively, of which FDSLP originations represented approximately 7 percent, 31 percent and 33 percent, respectively. The DOE projects that FDSLP originations will represent 35 percent of total student loan originations in the 1997-98 academic year. Loans made under the FDSLP are not currently available for purchase by the Company. The DOE has also begun to offer FFELP borrowers the opportunity to refinance or consolidate FFELP loans into FDSLP loans upon certification that the holder of their FFELP loans does not offer an income-sensitive payment plan acceptable to the borrower. As of June 30, 1997, approximately $409 million of the GSE's FFELP loans have been consolidated into the FDSLP. In early 1995, the Company began offering an income-sensitive payment plan. The FDSLP, however, also provides an income-contingent option not available under the FFELP program that may be more attractive to certain borrowers, pursuant to which the government will ultimately forgive student loan debt after 25 years. It is not certain what action, if any, Congress will take with regard to the FDSLP in connection with the anticipated reauthorization of the Higher Education Act. Based on public statements by members of Congress and the Administration, however, management believes that the FFELP and the FDSLP will continue to coexist as competing programs for the foreseeable future.

COLLEGE CONSTRUCTION LOAN INSURANCE ASSOCIATION

        In 1987, the Company helped create the College Construction Loan Insurance Association ("Connie Lee"), a for-profit, stockholder-owned corporation, authorized by Congress to insure and reinsure educational facilities obligations. The carrying value of the Company's investment in Connie Lee was approximately $44 million and, as of June 30, 1997, the Company effectively controlled 42 percent of Connie Lee's outstanding voting stock through its ownership of preferred and common stock and through agreements with other shareholders. In February 1997, Connie Lee privatized pursuant to statutory provisions enacted at the same time as the Privatization Act, which required Connie Lee to repurchase shares of its stock owned by the U.S. government at a purchase price determined by an independent appraisal. On February 28, 1997, the Company loaned Connie Lee $18 million to repurchase the shares. On May 27, 1997 the term of this loan was extended to June 29, 1997 and on June 26, 1997, the loan was further extended to December 29, 1997.

PROPERTIES

         The following table lists the principal facilities owned by the
Company:

                                                                     APPROXIMATE
         LOCATION                           FUNCTION                 SQUARE FEET
         --------                           --------                 -----------
         Reston, VA                Operations/Headquarters              375,000
         Wilkes Barre, PA          Loan Servicing Center                135,000
         Killeen, TX               Loan Servicing Center                133,000
         Lynn Haven, FL            Loan Servicing Center                133,000
         Lawrence, KS              Loan Servicing Center                 52,000

         The Company leases approximately 35,000 square feet of office space for its loan servicing center in Waltham, Massachusetts, 37,800 square feet of office space for its loan servicing center in Spokane, Washington and 47,000 square feet and 33,000 square feet of additional space for its loan servicing centers in Lawrence, Kansas and Killeen, Texas, respectively. The GSE leases approximately 165,000 square feet of office space in Washington, D.C. for its headquarters. With the exception of the Pennsylvania loan servicing center, none of the Company's facilities is encumbered by a mortgage. The Company believes that its headquarters and loan servicing centers are generally adequate to meet its long-term student loan and new business goals. The GSE's headquarters' leases expire in 2001.

         The Company's principal office is located in owned space at 11600 Sallie Mae Drive, Reston, Virginia, 20193.

EMPLOYEES

         As of June 30, 1997, the Company employed 4,689 employees nationwide.

LEGAL PROCEEDINGS

         OBRA applied a 30 basis point per annum "offset fee" to student loans held by the GSE. The Secretary of Education interpreted OBRA to apply that fee both to loans held directly by the GSE and to loans held indirectly by the GSE, including loans sold by the GSE to securitization trusts. In April 1995, the Company filed suit in the U.S. District Court for the District of Columbia to challenge the constitutionality of the 30 basis point fee and the application of the fee to loans securitized by the Company. On November 16, 1995, the District Court ruled that the fee is constitutional, but that, contrary to the Secretary of Education's interpretation, the fee does not apply to securitized loans. Both the Company and the United States appealed this ruling. On January 10, 1997, the U.S. Court of Appeals for the District of Columbia Circuit struck down the Secretary of Education's interpretation, ruling that the fee applies only to loans that the GSE owns and remanding the case to the District Court with instructions to remand the matter to the Secretary of Education. In addition, the Court of Appeals upheld the constitutionality of the offset fee for loans owned by the GSE. The offset fee applies annually to the principal amount of student loans that the GSE holds and that were acquired on or after August 10, 1993.

         On April 29, 1997, U.S. District Court Judge Stanley Sporkin ordered the DOE to decide by July 31, 1997 its final position on the application of the offset fee to loans that the GSE has securitized. On July 23, 1997, the DOE decided that the 30 basis point annual offset fee that the GSE is required to pay on student loans that it owns does not apply to student loans that the GSE has securitized. Based upon this favorable determination in this matter, the contingent gain of approximately $97 million pre-tax that had not been recognized in income through June 30, 1997 will be released and recognized in income in the third quarter. All future securitization gains will be calculated without consideration of the offset fee. In addition to the initial gain on sale, the GSE is entitled to the residual cash flows from the trust and servicing fees for continuing to service the loans after they are sold to the trusts. The residual amounts and the servicing fees are reflected as servicing and securitization revenues in the Consolidated Statements of Income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months ended June 30, 1997 and 1996 -- Liquidity and Capital Resources --

Securitization."

         On June 11, 1996, Orange County, California filed a complaint against the Company in the U.S. Bankruptcy Court for the Central District of California. The case is currently pending in the U.S. District Court for the Central District of California. The complaint alleges that the Company made fraudulent representations and omitted material facts in offering circulars on various bond offerings purchased by Orange County, which contributed to Orange County's market losses and subsequent bankruptcy. The complaint seeks to hold Sallie Mae responsible for losses resulting from Orange County's bankruptcy, but does not specify the amount of damages claimed. The complaint against the Company is one of numerous cases filed by Orange County that have been coordinated for discovery purposes. Other defendants include Merrill Lynch, Morgan Stanley, KPMG Peat Marwick, Standard & Poor's and Fannie Mae. The complaint includes a claim of fraud under Section 10(b) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder. The complaint also includes counts under the California Corporations Code and a count of common law fraud. The Company believes that the complaint is without merit and intends to defend the case vigorously. At this time, management believes the impact of the lawsuit will not be material to the Company.

         In September 1996, the Company obtained a declaratory judgment against the Secretary of Education in the U.S. District Court for the District of Columbia to the effect that the Secretary erred in refusing to allow the Company to claim adjustments to Special Allowance Payments on certain FFELP loans that were required to be converted retrospectively from a fixed rate to a variable rate. The U.S. Court of Appeals for the District of Columbia Circuit affirmed the District Court's opinion on September 30, 1997.

                                   REGULATION

         As a government-sponsored enterprise, the GSE is organized under federal law and its operations are restricted by its government charter. Although privatization permits the Company's private activities to expand through unregulated subsidiaries, such activities will be restricted in certain ways, and the GSE's operations continue to be subject to broad federal regulation, during the Wind-Down Period.

THE PRIVATIZATION ACT

         The Privatization Act established the basic framework for the Reorganization and imposes certain restrictions on the operations of the Company and its subsidiaries during the Wind-Down Period. The Privatization Act amends the GSE's charter to require certain enhanced regulatory oversight of the GSE to ensure its financial safety and soundness. See "Regulation -- GSE Regulation."

         Reorganization. The Privatization Act required the GSE Board to propose to shareholders a restructuring plan under which their share ownership in the GSE would be automatically converted to an equivalent share ownership in a state-chartered holding company that would own all of the common stock of the GSE. The Privatization Act requires that the GSE be liquidated on or before September 30, 2008, upon which its federal charter will be rescinded. During the Wind-Down Period, the Company will remain a passive entity that supports the operations of the GSE and its other non-GSE subsidiaries, and any new business activities will be conducted through such subsidiaries.

         The Privatization Act requires all personnel and certain assets to be transferred in connection with the Reorganization, including the transfer of the GSE's interest in certain subsidiaries. The GSE's student loans and related contracts, warehousing advances and other program-related or financial assets (such as portfolio investments, letters of credit, swap agreements and forward purchase commitments) and any non-material assets that the GSE Board determines to be necessary for or appropriate to continued GSE operations, may be retained by the GSE. Management anticipates a total transfer in the aggregate of $130 million of net assets during the first 12 months after the Reorganization. Management also anticipates that certain fixed assets will be transferred within approximately three years of the Reorganization. Employees of the GSE were transferred to the Management Company at the effective time of the Reorganization.

Employees who were employed by non-GSE subsidiaries of the GSE before the Reorganization continue to be employed by such subsidiaries.

         During the Wind-Down Period, the GSE is restricted in the new business activities it may undertake. The GSE may continue to purchase student loans only through September 30, 2007, and warehousing advance, letter of credit and standby bond purchase activity by the GSE is limited to takedowns on contractual financing and guarantee commitments in place at the effective time of the Reorganization. In addition, the GSE must discontinue its FFELP loan purchase activity once the Company or its non-GSE subsidiaries commence such activity.

         The GSE will continue to serve as a lender of last resort and will provide secondary market support for the FFELP upon the request of the Secretary of Education. If and to the extent that the GSE performs such functions, however, it will not be required to pay the 30 basis point offset fee on such loans. The GSE may transfer assets and declare dividends, from time to time, if it maintains a minimum capital ratio of at least 2 percent until the year 2000. After that time, charter amendments effected by the Privatization Act require that the GSE maintain a minimum capital ratio of at least 2.25 percent. In the event that the GSE does not maintain the required minimum capital ratio, the Company is required to supplement the GSE's capital to achieve such minimum capital ratio.

         The GSE's debt obligations, including debt obligations that were outstanding at the time of Reorganization, continue to be outstanding obligations of the GSE and will not be transferred to any other entity (except in connection with the defeasance trust described below). See "-- GSE Dissolution After Reorganization." The Privatization Act provides that the Reorganization does not modify the attributes accorded to the debt obligations of the GSE by the GSE's charter. During the Wind-Down Period, the GSE can continue to issue debt in the government agency market to finance student loans and other permissible asset acquisitions. The maturity date of such issuances, however, may not extend beyond September 30, 2008, the GSE's final dissolution date. This restriction does not apply to debt issued to finance any lender of last resort or secondary market purchase activity requested by the Secretary of Education. The Privatization Act is clear that the Reorganization (and the subsequent transfer of any remaining GSE debt to the defeasance trust described below) will not modify the legal status of any GSE debt obligations, whether such obligations existed at the time of Reorganization or are subsequently issued.

         Oversight Authority. During the Wind-Down Period, the Secretary of the Treasury has extended oversight authority to monitor the activities of the GSE and, in certain cases, the Company and its non-GSE subsidiaries to the extent that the activities of such entities are reasonably likely to have a material impact on the financial condition of the GSE. During this period, the Secretary of the Treasury may require that the GSE submit periodic reports regarding any potentially material financial risk of its associated persons and its procedures for monitoring and controlling such risk. The Company is expressly prohibited from transferring ownership of the GSE or causing the GSE to file bankruptcy without the approval of the Secretary of the Treasury and the Secretary of Education. Each of the Secretary of Education and the Secretary of the Treasury has express authority to request that the Attorney General bring an action, or may bring an action under the direction and control of the Attorney General, in the United States District Court for the District of Columbia, for the enforcement of any provision of the GSE's safety and soundness requirements or the requirements of the Privatization Act in general.

         Restrictions on Intercompany Relations. During the Wind-Down Period, the GSE's operations will be managed by its affiliates or independent third parties. The Privatization Act also restricts intercompany relations between the GSE and its affiliates during the Wind-Down Period. Specified corporate formalities must be followed to ensure that the separate corporate identities of the GSE and its affiliates are maintained. Specifically, the Privatization Act provides that the GSE must not extend credit to, nor guarantee any debt obligations of, the Company or its subsidiaries. The Privatization Act also provides that (i) the funds and assets of the GSE must at all times be maintained separately from the funds and assets of the Company and its subsidiaries, (ii) the GSE must maintain books and records that clearly reflect the assets and liabilities of the GSE, separate from the assets and liabilities of the Company or its subsidiaries, (iii) the GSE must maintain a corporate office that is physically separate from any office of the Company and its subsidiaries, (iv) no director of the GSE who is appointed by the President may serve as a director of the Company and (v) at least one officer of the GSE must be an officer solely of the GSE.

         Furthermore, the Privatization Act mandates that transactions between the GSE and the Company, including any loan servicing arrangements, shall be on terms no less favorable to the GSE than the GSE could obtain from an unrelated third party, and any amounts collected on behalf of the GSE by the Company pursuant to a servicing contract or other arrangement between the GSE and the Company shall be immediately deposited by the Company to an account under the sole control of the GSE.

         Limitations on Company Activities. During the Wind-Down Period, the Company must remain a passive entity that holds the stock of its subsidiaries and provides funding and management support to such subsidiaries. The Privatization Act contemplates that until the GSE is dissolved, the Company's business activities will be conducted through subsidiaries. The Privatization Act extends to the Company and its subsidiaries the GSE's "eligible lender" status for loan consolidation and secondary market purchases. See "Business."

         The Company generally may begin to purchase FFELP student loans only after the GSE discontinues such activity. Subject to the foregoing, the Company may elect, at any time, to transfer new student loan purchase activity from the GSE to one of its non-GSE subsidiaries. Under OBRA, loans acquired after August 10, 1993 and held by the GSE are subject to a 30 basis point per annum "offset fee." The offset fee does not apply to loans held or securitized by the Company or its non-GSE subsidiaries.

         Although the GSE may not finance the activities of the non-GSE subsidiaries, it may, subject to its minimum capital requirements, dividend retained earnings and surplus capital to the Company, which in turn may use such amounts to support its non-GSE subsidiaries. The GSE's charter requires that the GSE maintain a minimum capital ratio of at least 2 percent until the year 2000, and charter amendments effected by the Privatization Act require that the GSE maintain a minimum capital ratio of at least 2.25 percent thereafter. In the event that the GSE's capital falls below the applicable required level, the Company is required to supplement the GSE's capital to achieve such required level. The Privatization Act further directs that under no circumstances shall the assets of the GSE be available or used to pay claims or debts of or incurred by the Company.

         In exchange for the payment of $5 million to the Control Board, the Company and its other subsidiaries may continue to use the name "Sallie Mae," but not the name "Student Loan Marketing Association," as part of their legal names or as a trademark or service mark. Interim disclosure requirements in connection with securities offerings and promotional materials are required to avoid marketplace confusion regarding the separateness of the GSE and its affiliated entities. During the Wind-Down Period and until one year after repayment of all outstanding GSE debt, the "Sallie Mae" name may not be used by any Company unit that issues debt obligations or other securities to any person or entity other than the Company or its subsidiaries. In addition, the Privatization Act requires the Company to issue the Warrants to the Control Board. These provisions of the Privatization Act were part of the terms negotiated with the Administration and Congress in conjunction with the GSE's privatization. The Company issued the Warrants on August 7, 1997.

         GSE Dissolution After Reorganization. The Privatization Act provides that the GSE will liquidate and dissolve on September 30, 2008, unless an earlier dissolution is requested by the GSE and the Secretary of Education makes no finding that the GSE continues to be needed as a lender of last resort under the GSE charter or to purchase loans under certain agreements with the Secretary of Education. In connection with such dissolution, the GSE must transfer any remaining GSE obligations into a defeasance trust for the benefit of the holders of such obligations, along with cash or full faith and credit obligations of the United States, or an agency thereof, in amounts sufficient, as determined by the Secretary of the Treasury, to pay the principal and interest on the deposited obligations. As of June 30, 1997, the GSE had $379 million in current carrying value of debt obligations outstanding with maturities after September 30, 2008. If the GSE has insufficient assets to fully fund such GSE debt obligations outstanding at the time of dissolution, the Company must transfer sufficient assets to the trust to account for this shortfall. The Privatization Act also requires that on the dissolution date, the GSE shall repurchase or redeem, or make proper provisions for the repurchase or redemption of, any outstanding shares of preferred stock, of which the GSE has issued Series A and B Adjustable Rate Cumulative Preferred Stock. The Series A Preferred Stock is carried at its liquidation value of $50.00 per share for a total of $214 million and pays a variable dividend that has been at its minimum rate of 5 percent per annum for the last several years. The Series B Preferred Stock is carried at its liquidation value of $500,000 per share for a total of $100 million and pays a variable dividend that is equal to 3-month London Interbank Offered Rate ("LIBOR") plus 1.00% per annum divided by 1.377. Upon dissolution, the GSE charter will terminate, and any assets that the GSE continues to hold after establishment of the trust or that remain in the trust after full payment of the remaining obligations of the GSE assumed by the trust, will be transferred to the Company or its affiliates, as determined by the Company's Board of Directors.

GSE REGULATION

         The GSE's structure and the scope of its business activities are set forth in its charter. The charter, which is subject to review and change by Congress, sets forth certain restrictions on the GSE's business and financing activities and charges the federal government with certain oversight responsibilities with respect to these activities. The GSE's charter grants the GSE certain exemptions from federal and state laws. The GSE charter's primary regulatory restrictions and exemptions, including certain provisions added by the Privatization Act, are summarized as follows:

      1. Seven members of the GSE's 21-member Board of Directors are appointed by the President of the United States. The other 14 members are elected by the Company as the holder of the GSE's Common Stock. The Chairman of the Board is designated by the President of the United States from among the Board's 21 members.

      2. Debt obligations issued by the GSE are exempt from state taxation to the same extent as United States government obligations. The GSE is exempt from all taxation by any state or by any county, municipality, or local taxing authority except with respect to real property taxes. The GSE is not exempt from federal corporate income taxes.

      3. All stock and other securities of the GSE are deemed to be exempt securities under the laws administered by the SEC to the same extent as obligations of the United States.

      4. The GSE may conduct its business without regard to any qualification or similar statute in any state of the United States, including the District of Columbia, the Commonwealth of Puerto Rico and the territories and possessions of the United States (although the scope of the GSE's business is generally limited by its federal charter).

      5. The issuance of GSE debt obligations must be approved by the Secretary of the Treasury.

      6. The GSE is required to have its financial statements examined annually by independent certified public accountants and to submit a report of the examination to the Secretary of the Treasury. The Department of the Treasury is also authorized to conduct audits of the GSE and to otherwise monitor the GSE's financial condition. The GSE is required to submit annual reports of its operations and activities to the President of the United States and Congress.
             The GSE must pay up to $800,000 per year to the Department of the Treasury to cover the costs of its oversight.

      7. The GSE is subject to certain "safety and soundness" regulations, including the requirement that the GSE maintain a 2.00 percent capital adequacy ratio (increasing to 2.25 percent after January 1, 2000). The GSE may pay dividends only upon certification that, at the time of a dividend declaration and after giving effect to the payment of such dividend, the capital adequacy ratio is satisfied.

      8. The Secretary of Education and the Secretary of the Treasury have certain enforcement powers under the GSE's charter.

      9. A 30 basis point annual offset fee, unique to the GSE, is payable to the Secretary of Education on student loans purchased and held by the GSE on or after August 10, 1993. See "Business -- Legal Proceedings."

      10. At the request of the Secretary of Education, the GSE is required to act as a lender of last resort to make FFELP loans when other private lenders are not available. Such loans are not subject to the 30 basis point offset fee on loans held by the GSE.

OTHER REGULATION

      Under the Higher Education Act of 1965, as amended, the Company is an "eligible lender" for purposes only of purchasing and holding loans made by other lenders and making consolidation and lender of last resort loans. Like other participants in insured student loan programs, the Company is subject, from time to time, to review of its student loan operations by the General Accounting Office, the DOE and certain guarantee agencies. The laws relating to insured student loan programs are subject to revision from time to time and changes to such laws are beyond the Company's control. In addition, SMSC, as a servicer of student loans, is subject to certain DOE regulations regarding financial responsibility and administrative capability that govern all third party servicers of insured student loans. ESI is a broker-dealer registered with the SEC and the National Association of Securities Dealers (the "NASD") and is licensed to do business in 50 states. ESI is subject to regulation by the SEC and the NASD as a municipal security broker-dealer. HICA, a South Dakota stock insurance company, is subject to the ongoing regulatory authority of the South Dakota Division of Insurance and that of comparable governmental agencies in six other states.

NON-DISCRIMINATION AND LIMITATIONS ON AFFILIATION WITH DEPOSITORY INSTITUTIONS

         The Privatization Act also amended the Higher Education Act to provide that the GSE and any successor entity (including the Company) functioning as a secondary market for federally insured student loans may not engage, directly or indirectly, in any pattern or practice that results in a denial of a borrower's access to insured loans because of the borrower's race, sex, color, religion, national origin, age, disability status, income, attendance at a particular institution, length of a borrower's educational program or the borrower's academic year at an eligible institution.

         Pub. L. No. 104-208, the federal budget legislation of which the Privatization Act was a part, contains amendments to the Federal Deposit Insurance Act and the Federal Credit Union Act that prohibit all government-sponsored enterprises from directly or indirectly sponsoring or providing non-routine financial support to certain credit unions and depository institutions. Depository institutions are also prohibited from being affiliates of government-sponsored enterprises. Thus, neither the Company nor any of its subsidiaries may be affiliated with a depository institution until the GSE is dissolved. These restrictions effectively limit the ability of the Company and its affiliates to originate insured student loans through an affiliated depository institution as long as the GSE remains in existence.
Most originators of insured student loans are depository institutions that qualify as "eligible lenders" under the Higher Education Act.

                                 CAPITALIZATION

         The following table sets forth the capitalization of SLM Holding at June 30, 1997.


         (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
         Borrowed funds:
           Short-term borrowings . . . . . . . . . . . . . . . . . . . .           $25,850,071
           Long-term notes . . . . . . . . . . . . . . . . . . . . . . .            19,488,810
                                                                                   -----------
              Total borrowed funds . . . . . . . . . . . . . . . . . . .            45,338,881
                                                                                   -----------

         Minority Interest in Subsidiary . . . . . . . . . . . . . . . .               213,883

         Stockholders' equity:
           Common stock, par value $.20 per share, 250,000,000 shares
              authorized, 66,158,095 shares issued . . . . . . . . . . .                13,231
           Additional paid-in capital  . . . . . . . . . . . . . . . . .                28,218
           Unrealized gains on investment, net of tax  . . . . . . . . .               344,628
           Retained earnings . . . . . . . . . . . . . . . . . . . . . .             1,194,769
                                                                                   -----------
           Stockholders' equity before treasury stock  . . . . . . . . .             1,580,846
           Common stock held in treasury at cost, 13,823,562 shares  . .               738,260
                                                                                   -----------
           Total stockholders' equity  . . . . . . . . . . . . . . . . .               842,586
                                                                                   -----------
         Total capitalization  . . . . . . . . . . . . . . . . . . . . .           $46,395,350
                                                                                   ===========

                            SELECTED FINANCIAL DATA

         The following table sets forth selected financial and other operating information of SLM Holding. The selected financial data in the table is derived from the consolidated financial statements of SLM Holding. The data should be read in conjunction with the consolidated financial statements, related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                        SIX MONTHS ENDED
                                            JUNE 30,                                      YEARS ENDED DECEMBER 31,
                                       ----------------------      ---------------------------------------------------------------
                                        1997(2)     1996(2)          1996(2)     1995(1)(2)   1994(1)(2)   1993(1)(2)   1992(1)(2)
                                       ----------  ----------      -----------  -----------   ----------   ----------   ----------
                                       (Unaudited) (Unaudited)
 OPERATING DATA:
 Net interest income . . . . . . . .      $   406     $   452         $   866      $   901      $   982      $ 1,169     $   987
 Net income  . . . . . . . . . . . .          233         201             409          356          410          432         391
 Earnings per common share   . . . .         4.36        3.53            7.32         5.27         5.13         4.98        4.30
 Dividends per common share  . . . .          .88         .80            1.64         1.51         1.42         1.25        1.05
 Return on common stockholders'
   equity  . . . . . . . . . . . . .        57.26%(3)   49.29%(3)       50.13%(3)   29.17%(3)     27.85%(3)    37.68%      37.26%
 Net interest margin . . . . . . . .         1.78        1.96            1.90         1.84         2.14         2.74        2.32
 Return on assets  . . . . . . . . .          .98         .84             .86          .69          .85          .97         .87
 Dividend payout ratio   . . . . . .        20.16       22.66           22.40        28.64        27.66        25.10       24.41
 Average equity/average assets   . .         1.64        1.64            1.65         2.28         2.96         2.50        2.27
 BALANCE SHEET DATA:
 Student loans purchased . . . . . .      $29,569     $33,653         $32,308      $34,336      $30,571      $26,978     $24,326
 Student loan participations . . . .        1,919          --           1,446           --           --           --          --
 Warehousing advances  . . . . . . .        2,495       2,972           2,789        3,865        7,032        7,034       8,085
 Academic facilities financings  . .        1,354       1,546           1,473        1,312        1,548        1,359       1,189
 Total assets  . . . . . . . . . . .       47,899      47,363          47,630       50,002       53,161       46,682      46,775
 Long-term notes . . . . . . . . . .       19,489      25,632          22,606       30,083       34,319       30,925      30,724
 Total borrowings  . . . . . . . . .       45,339      44,905          45,124       47,530       50,335       44,544      44,440
 Stockholders' equity  . . . . . . .          843(3)      803(3)          834(3)       867(3)     1,388(3)     1,179       1,107
 Book value per common share . . . .        16.10       14.47           15.53        15.03        18.87        14.03          39
 OTHER DATA:
 Securitized student loans
   outstanding . . . . . . . . . . .      $10,048     $ 3,735         $ 6,263      $   954      $    --      $    --     $    --
 Core earnings(4)  . . . . . . . . .          223         182             381          350          345          388         391
 Premiums on debt extinguished   . .           --           7               7            8           14          211         141

----------

(1) Previously reported results for the years ended December 31, 1995, 1994, 1993 and 1992 have been restated to retroactively reflect the recognition of student loan income as earned (see Note 2 to the Consolidated Financial Statements). This restatement resulted in the elimination of the previously reported 1995 cumulative effect of the change in accounting method of $130 million ($1.93 per common share) and an increase to previously reported net income of $17 million ($.22 per common share), $13 million ($.15 per common share), and $8 million ($.09 per common share) for the years ended December 31, 1994, 1993 and 1992, respectively.

(2) As part of the GSE's privatization, SLM Holding became the parent company of, and successor to, the GSE on August 7, 1997. As a result, the GSE's preferred stock (totaling $214 million) is now reflected as a minority interest in the consolidated financial statements. The financial statements for prior periods have been restated to reflect this change.

(3)   At June 30, 1997 and 1996 and at December 31, 1996, 1995 and 1994,
      stockholders' equity reflects the addition to stockholders' equity of $345 million, $336 million, $349 million, $371 million and $300 million, respectively, net of tax, of unrealized gains on certain investments recognized pursuant to FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(4) Core earnings is defined as the Company's net income less the after-tax effect of floor revenues and other one-time charges. Management believes that these measures, which are not measures under generally accepted accounting principles (GAAP), are important because they depict the Company's earnings before the effects of one time events such as floor revenues which are largely outside of the Company's control. Management believes that core earnings as defined, while not necessarily comparable to other companies' use of similar terminology, provide for meaningful period to period comparisons as a basis for analyzing trends in the Company's student loan operations.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

OVERVIEW

     Set forth below is the Management's Discussion and Analysis of Financial Conditions and Results of Operations for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1994-1996. These discussions include complementary information and are intended to be read together.

     ON AUGUST 7, 1997, PURSUANT TO AN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF APRIL 7, 1997, THE STUDENT LOAN MARKETING ASSOCIATION (THE
"GSE") WAS REORGANIZED INTO A WHOLLY OWNED SUBSIDIARY OF SLM HOLDING CORPORATION ("SLM HOLDING" OR THE "COMPANY"). THIS TRANSFER OF THE SUBSIDIARIES AND ASSETS AND THE RELATED EXCHANGE OF STOCK IS BEING ACCOUNTED FOR AT HISTORICAL COST SIMILAR TO A POOLING OF INTERESTS AND THEREFORE ALL PRIOR PERIOD FINANCIAL STATEMENTS AND RELATED DISCLOSURES PRESENTED HAVE BEEN RESTATED AS IF THE REORGANIZATION TOOK PLACE AT THE BEGINNING OF SUCH PERIODS.

     THE CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 ARE PRESENTED IN A NEW FORMAT FROM PRIOR PRESENTATIONS OF THE PUBLICLY AVAILABLE FINANCIAL STATEMENTS OF THE COMPANY TO BETTER PORTRAY THE CHANGING NATURE OF THE COMPANY'S REVENUE STREAMS. WHILE THE PRINCIPAL SOURCE OF EARNINGS CONTINUES TO BE FROM STUDENT LOANS, THE NATURE OF THOSE EARNINGS IS CHANGING AS A RESULT OF SECURITIZATION. THE MAJOR DIFFERENCES BETWEEN THE OLD AND NEW FORMATS ARE THAT THE SECURITIZATION-RELATED INCOME, FEE INCOME AND GAINS AND LOSSES ON SALES OF SECURITIES WERE RECLASSIFIED FROM THE INTEREST INCOME SECTION TO THE OTHER INCOME SECTION AND SERVICING AND ACQUISITION COSTS WERE COMBINED WITH GENERAL AND ADMINISTRATIVE EXPENSES AND PRESENTED AS OPERATING EXPENSES IN THE CONSOLIDATED STATEMENTS OF INCOME. ALL DOLLAR AMOUNTS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS.

     THE CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 WERE RESTATED TO RETROACTIVELY REFLECT THE RECOGNITION OF STUDENT LOAN INCOME AS EARNED. SEE NOTE 2 TO THE CONSOLIDATED FINANCIAL STATEMENTS.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996
SELECTED FINANCIAL DATA
CONDENSED STATEMENTS OF INCOME

                                                   SIX MONTHS ENDED     INCREASE
                                                       JUNE 30,        (DECREASE)
                                                    -------------    --------------
                                                     1997    1996      $        %
                                                    -----   -----    -----    -----
Net interest income .............................   $ 406   $ 452    $ (46)     (10)%
Other operating income ..........................     154      50      104      210
Operating expenses ..............................     217     199       18        9
Federal income taxes ............................     105      92       13       14
Minority interest in net earnings of subsidiary .       5       5       --       --
                                                    -----   -----    -----    -----
Income before premiums on debt extinguished .....     233     206       27       13
Premiums on debt extinguished, net of tax .......      --      (5)       5      100
                                                    -----   -----    -----    -----
NET INCOME ......................................   $ 233   $ 201    $  32       16%
                                                    =====   =====    =====    =====
EARNINGS PER COMMON SHARE .......................   $4.36   $3.53    $ .83       24%
                                                    =====   =====    =====    =====
Dividends per common share ......................   $ .88   $ .80    $ .08       10%
                                                    =====   =====    =====    =====
CORE EARNINGS ...................................   $ 224   $ 182    $  42       23%
                                                    =====   =====    =====    =====

CONDENSED BALANCE SHEETS

                                                                       INCREASE (DECREASE)
                                                                       --------------------
                                               JUNE 30,  DECEMBER 31,
                                                 1997       1996          $            %
                                               -------     -------     -------      -------
ASSETS
Student loans ...............................  $31,488     $33,754     $(2,266)          (7)%
Warehousing advances ........................    2,495       2,790        (295)         (11)
Academic facilities financings ..............    1,353       1,473        (120)          (8)
Cash and investments ........................   10,593       7,706       2,887           37
Other assets ................................    1,970       1,907          63            3
                                               -------     -------     -------      -------
Total assets ................................  $47,899     $47,630     $   269            1%
                                               =======     =======     =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings .......................  $25,850     $22,518     $ 3,332           15%
Long-term notes .............................   19,489      22,606      (3,117)         (14)
Other liabilities ...........................    1,503       1,458          45            3
                                               -------     -------     -------      -------
Total liabilities ...........................   46,842      46,582         260            1
                                               -------     -------     -------      -------

Minority interest in subsidiary .............      214         214          --           --

Stockholders' equity before treasury
stock .......................................    1,581       1,371         210           15
Common stock held in treasury at cost .......      738         537         201           37
                                               -------     -------     -------      -------
Total stockholders' equity ..................      843         834           9            1
                                               -------     -------     -------      -------
Total liabilities and stockholders' equity ..  $47,899     $47,630     $   269            1%
                                               =======     =======     =======      =======

RESULTS OF OPERATIONS

     SLM Holding's net income was $233 million ($4.36 per common share) for the first six months of 1997 compared to $201 million ($3.53 per common share) for the first six months of 1996.

     The net income increase of $32 million (16 percent) in the first six months of 1997 was primarily a result of, on an after-tax basis, an increase in student loan securitization gains of $29 million, the growth in managed student loan assets resulting in increased revenue of $22 million, and increased revenue from amortization of student loan floor contracts of $6 million. These positive factors were somewhat offset by the increased interest on loans subject to OBRA fees of $7 million as discussed below, a decrease in student loan floor revenues of $10 million, increased operating expenses of $12 million and a decrease in interest earned on student loans as loans were securitized. Earnings per common share were further enhanced by repurchases of 1.8 million shares (3 percent of shares outstanding) in the first six months of 1997.

     OBRA imposed legislative fees and risk-sharing on the GSE and other participants in the FFELP including an offset fee applicable only to the GSE, consolidation loan rebate fees, and risk-sharing on defaulted loans applicable to all FFELP participants. The impact of these fees and reserves for risk-sharing on the Company's on-balance sheet portfolio of student loans reduced net income by $37 million and $30 million in the first six months of 1997 and 1996, respectively. In addition to these fees, OBRA also imposed other yield reductions on all FFELP participants, principally loan origination fees paid to the federal government and reduced Special Allowance Payment ("SAP," which is described below) during the period when a borrower is not in an active repayment status. The Company effectively shares the impact of these costs through the pricing of loan portfolios it purchases in the secondary market. Management believes the spreads earned on the Company's portfolio of student loans will continue to be adversely affected as a result of these changes to the FFELP program for the next several years as older loans in its portfolio, which were not affected by OBRA, amortize and are replaced by more recently originated loans which are affected by OBRA.

Core Earnings and Core Student Loan Spread

     Important measures of the Company's operating performance are core earnings and the core student loan spread. Core earnings is defined as the Company's net income less the after-tax effect of floor revenues and other one-time charges. Management believes that these measures, which are not measures under generally accepted accounting principles ("GAAP"), are important because they depict the Company's earnings before the effects of one time events such as floor revenues which are largely outside of the Company's control. Management believes that core earnings as defined, while not necessarily comparable to other companies' use of similar terminology, provide for meaningful period to period comparisons as a basis for analyzing trends in the Company's core student loan operations.

     The following table analyzes the earning spreads on student loans for the six months ended June 30, 1997 and 1996. The line captioned "Adjusted Student Loan Yields", reflects contractual yields adjusted for premiums paid to purchase loan portfolios and the estimated costs of borrower benefits. The Company, as the servicer of student loans that it securitizes, will continue to earn fee revenues over the life of the securitized student loan portfolios. The off-balance sheet information presented in the Student Loan Spread Analysis that follows analyzes the on-going fee revenues associated with the securitized portfolios of student loans.

STUDENT LOAN SPREAD ANALYSIS

                                                            SIX MONTHS ENDED
                                                                 JUNE 30,
                                                       ---------------------------
                                                          1997            1996
                                                       ----------       ----------
ON-BALANCE SHEET
Adjusted student loan yields .......................         7.85%            7.96%
Amortization of floor contracts ....................          .11              .05
Floor income .......................................          .09              .17
Direct OBRA Costs ..................................         (.34)            (.28)
                                                       ----------       ----------
Student loan income ................................         7.71             7.90
Cost of funds ......................................        (5.51)           (5.47)
                                                       ----------       ----------
Student loan spread ................................         2.20%            2.43%
                                                       ==========       ==========
Core student loan spread ...........................         2.11%            2.26%
                                                       ==========       ==========
OFF-BALANCE SHEET
Servicing and securitization revenue ...............         1.59%            1.33%
                                                       ==========       ==========
AVERAGE BALANCES (IN MILLIONS OF DOLLARS)
Student loans, including participations ............   $   33,298       $   33,688
Securitized loans ..................................        7,259            2,374
                                                       ----------       ----------
Managed student loans ..............................   $   40,557       $   36,062
                                                       ==========       ==========

     The decrease in the core student loan spread in the first six months of 1997 was due principally to higher OBRA fees and the effect of student loan participations which contractually yield a lower rate than the underlying student loans (discussed below), offset by the revenues from the amortization of upfront payments received from student loan floor contracts.

Student Loan Floor Revenues

     The yield to holders of FFELP loans is subsidized on the borrower's behalf by the federal government to provide a market rate of return through the payment of the SAP. Depending on the loan's status and origination date, the SAP increases the yield on loans to a variable 91-day Treasury bill-based rate plus
2.50 percent, 3.10 percent, 3.25 percent or 3.50 percent, if that yield exceeds the borrower's interest rate. The interest rate paid by the borrower is either at a fixed rate or a rate that resets annually. Thus, the yield to holders of student loans varies with the 91-day Treasury bill rate. In low interest rate environments, when the interest rate that the borrower is obligated to pay exceeds the variable rate determined by the SAP formula, the borrower's interest rate that is the minimum interest rate earned on FFELP loans becomes, in effect, a floor rate. The floor enables the Company to earn wider spreads on these student loans because the Company's variable cost of funds, which is indexed to the Treasury bill rate, reflects lower market rates. The floor generally becomes a factor when the Treasury bill rate is less than 5.90 percent. For loans that have fixed borrower interest rates, the floor remains a factor until Treasury bill rates rise to a level at which the yield determined by the SAP formula exceeds the borrower's interest rate. For loans with annually reset borrower rates, the floor is a factor until either Treasury bill rates rise similarly or the borrower's interest rate is reset, which occurs on July 1 of each year. Under the FFELP program, the majority of loans disbursed after July 1992 have variable borrower interest rates that reset annually.

     As of June 30, 1997, approximately $32 billion of the Company's managed student loans were eligible to earn floors ($15 billion with fixed borrower interest rates and $17 billion with variable borrower interest rates that reset annually). During 1996, the Company "monetized" the value of the floors related to $13 billion of such loans by entering into contracts with third parties under which it agreed to pay the future floor revenues received, in exchange for upfront payments. These upfront payments are being amortized over the life of these contracts, which is approximately 2 years. The amortization of these payments, which is not dependent on future interest rate levels, is included in core earnings. In the first six months of 1997 and 1996, the amortization contributed $18 million and $8 million, respectively, pre-tax to core earnings. Of the remaining $19 billion of loans eligible to earn floors at June 30, 1997, $4 billion were earning floor revenues based upon current interest rates. These loans earned floor revenues of $14 million (net of $10 million in payments under the floor revenue contracts) and $29 million (net of $4 million in payments under the floor revenue contracts) in the six months ended June 30, 1997 and 1996, respectively, as the average bond equivalent 91-day Treasury bill rate was
5.21 percent in the first six months of 1997 versus 5.13 percent in the first six months of 1996.

Securitization

     In each of the first six months of 1997 and 1996, the GSE completed two securitization transactions in which a total of $4.5 billion and $3.0 billion, respectively, of student loans were sold by the GSE to a special purpose finance subsidiary and by that subsidiary to trusts that issued asset-backed securities to fund the student loans to term. When loans are securitized a gain on sale is recorded that is equal to the present value of the expected net cash flows from the trust, taking into account principal, interest and SAP on the student loans less principal and interest payments on the notes and certificates financing the student loans, the cost of servicing the student loans, the estimated cost of the Company's borrower benefit programs, losses from defaulted loans (which include risk-sharing, claim interest penalties and reject costs), transaction costs and the current carrying value of the loans including any premiums paid. Accordingly, such gain effectively accelerates recognition of earnings versus the earnings that would have been recorded had the loans remained on the balance sheet. The gains on sales through June 30, 1997 have been further reduced by the present value effect of the payment of future offset fees on loans securitized. (See below for discussion of the offset fee litigation.) The pre-tax securitization gains on the transactions recorded totaled $65 million and $19 million in the first six months of 1997 and 1996, respectively. The increase in the gain in the first six months of 1997 was mainly due to the increase in the size of the portfolios securitized, the higher average borrower indebtedness and the longer average life of the portfolio of loans securitized. Gains on future securitizations will continue to vary depending on the characteristics of the loan portfolios securitized.

     On July 23, 1997, the DOE decided that the 30 basis point annual offset fee that the GSE is required to pay on student loans that it owns does not apply to student loans that the GSE has securitized. The U.S. Court of Appeals for the District of Columbia Circuit had struck down the Secretary of Education's previous interpretation, which applied the offset fee to loans securitized by the GSE, but upheld the constitutionality of the offset fee for loans owned by the GSE. Based upon the favorable final ruling in this matter, the contingent gain of approximately $97 million pre-tax that had not been recognized in income through June 30, 1997 was released and recognized in income in the third quarter. All future securitization gains will be calculated without consideration of the offset fee. In addition to the initial gain on sale, the Company is entitled to the residual cash flows from the trust and servicing fees for continuing to service the loans after they are sold to the trusts. The residual amounts and the servicing fees are reflected as servicing and securitization revenues in the Consolidated Statements of Income.

NET INTEREST INCOME

     To compare nontaxable asset yields to taxable yields on a similar basis, the amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal corporate tax rate of 35 percent.

                                             SIX MONTHS ENDED           INCREASE
                                                  JUNE 30,             (DECREASE)
                                             -----------------     ------------------
                                              1997       1996         $          %
                                             ------     ------     ------      ------
Interest income
 Student loans ............................  $1,274     $1,323     $  (49)         (4)%
 Warehousing advances .....................      78        107        (29)        (27)
 Academic facilities financings ...........      48         49         (1)         (2)
 Investments ..............................     312        270         42          16
 Taxable equivalent adjustment ............      18         16          2           9
                                             ------     ------     ------      ------
Total taxable equivalent interest income ..   1,730      1,765        (35)         (2)
Interest expense ..........................   1,305      1,296          9           1
                                             ------     ------     ------      ------
Taxable equivalent net interest income ....  $  425     $  469     $  (44)         (9)%
                                             ======     ======     ======      ======

     Taxable equivalent net interest income in the first six months of 1997 declined by $44 million from the first six months of 1996. This decline was due to the increase in loans subject to OBRA fees, which reduced taxable equivalent net income and net interest margin by $57 million and .24 percent, respectively, for the first six months of 1997 as compared to $47 million and .20 percent, respectively, for the first six months of 1996. Other factors contributing to the decline were lower student loan floor revenues, decreased spreads on student loans and a decrease in average student loan assets as loans were securitized. The decreases were partially offset by increased revenue of $10 million from the amortization of upfront payments received from student loan floor contracts and increased earnings from student loan participations. As discussed above under "Securitization," when loans are securitized a gain or loss is recorded, and such gain or loss, along with ongoing securitization and servicing revenues from the trusts, are reflected in "Other Income" on the Consolidated Statements of Income. The decrease in interest income from warehousing advances is due to the decrease in the average balance of those assets and the increase in interest income from investments is due principally to the increase in the average balance of those assets. See "-- Rate/Volume Analysis."

Allowance for Student Loans

     The provision for student loan losses is the periodic expense of maintaining an adequate allowance at the amount estimated to be sufficient to absorb possible future losses, net of recoveries inherent in the existing on-balance sheet loan portfolio. In evaluating the adequacy of the allowance for loan losses, the Company takes into consideration several factors including trends in claims rejected for payment by guarantors, default rate trends on privately-insured loans, and the amount of FFELP loans subject to 2 percent risk-sharing. To recognize these potential losses on student loans, the Company maintained a reserve of $82 million and $64 million at June 30, 1997 and 1996, respectively. In the first six months of 1997, the Company increased this reserve by $6 million, due mainly to an $8 million increase due to the increase in loans subject to risk-sharing offset partially by a $4 million reduction for improved experience in recovering unpaid guarantees on defaulted student loans. In the first six months of 1996, the Company increased the reserve by $9 million due mainly to increased loans subject to risk-sharing. Once a student loan is charged off as a result of an unpaid claim, it is the Company's policy to continue to pursue the recovery of principal and interest.

     Management believes that the allowance for loan losses is adequate to cover anticipated losses in the on-balance sheet student loan portfolio. This evaluation is inherently subjective, however, as it requires material estimates that may be susceptible to significant changes.

AVERAGE BALANCE SHEETS

     The following table reflects the rates earned on earning assets and paid on liabilities for the six months ended June 30, 1997 and 1996. Managed net interest margin includes net interest income plus gains on securitization sales and servicing and securitization income divided by average managed assets.


                                                                 SIX MONTHS ENDED JUNE 30,
                                                   ------------------------------------------------------
                                                            1997                           1996
                                                   ----------------------        ------------------------
                                                    BALANCE       RATE            BALANCE          RATE
                                                   --------     ---------        ---------       --------
AVERAGE ASSETS
     Student loans ..............................  $ 33,298          7.71%       $  33,688           7.90%
     Warehousing advances .......................     2,639          5.98            3,523           6.11
     Academic facilities financings .............     1,443          8.44            1,430           8.50
     Investments ................................    10,606          6.04            9,343           5.91
                                                   --------     ---------        ---------       --------
Total interest earning assets ...................    47,986          7.27%          47,984           7.40%
Non-interest earning assets .....................     1,930     =========            1,808       ========
                                                   --------                      ---------
Total assets ....................................  $ 49,916                      $  49,792
                                                   ========                      =========
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY
  Six month floating rate notes .................  $  2,952          5.46%       $   2,605           5.42%
  Other short-term borrowings ...................    24,243          5.48           16,759           5.41
  Long-term notes ...............................    20,444          5.59           28,136           5.55
                                                   --------     ---------        ---------       --------
Total interest bearing liabilities ..............    47,639          5.53%          47,500           5.49%
Non-interest bearing liabilities ................     1,458     =========            1,474       ========
Stockholders' equity ............................       819                            818
                                                   ========                      =========
Total liabilities and stockholders' equity ......  $ 49,916                      $  49,792
                                                   ========                      =========
Net interest margin .............................                    1.78%                           1.96%
                                                                =========                        ========
Managed net interest margin .....................                    1.99%                           2.01%
                                                                =========                        ========


     The decrease in net interest margin for the six months ended June 30, 1997 from the six months ended June 30, 1996 is mainly due to increased OBRA fees and lower floor revenues, offset by the increased revenues from the amortization of upfront payments received from student loan floor contracts. See "--Rate/Volume Analysis." The decrease in the managed net interest margin for the six months ended June 30, 1997 from the six months ended June 30, 1996 is due to the factors mentioned above for the net interest margin offset by an increase in the gain from securitization of $45 million and the increase in servicing and securitization income of $42 million.

FUNDING COSTS

     The Company's borrowings are generally variable rate indexed principally to the 91-day Treasury bill rate. The following table summarizes the average balance of debt (by index after giving effect to the impact of interest rate swaps) for the six months ended June 30, 1997 and 1996 (dollars in millions).


                                                      SIX MONTHS ENDED JUNE 30,
                                    -----------------------------------------------------------
                                                1997                           1996
                                    ---------------------------     ---------------------------
                                      AVERAGE          AVERAGE        AVERAGE         AVERAGE
          INDEX                       BALANCE           RATE          BALANCE           RATE
----------------------------------- -----------      ----------     ----------       ----------
Treasury bill, principally 91-day . $  33,868            5.50%      $  35,878            5.46%
LIBOR .............................     6,363            5.42           8,412            5.38
Discount notes ....................     6,006            5.43           2,075            5.32
Fixed .............................       673            7.04             760            6.73
Zero coupon .......................       132           11.12             122           11.12
Other .............................       597            5.10             253            5.29
                                    ---------        --------       ---------        --------
Total ............................. $  47,639            5.53%      $  47,500            5.49%
                                    =========        ========       =========        ========

     In the above table, for the six months ended June 30, 1997 and 1996, spreads for Treasury bill indexed borrowings averaged .23 percent and .25 percent, respectively, over the weighted average Treasury bill rates for those periods and spreads for London Interbank Offered Rate ("LIBOR") indexed borrowings averaged .26 percent and .28 percent, respectively, under the weighted average LIBOR rates.

RATE/VOLUME ANALYSIS

     The Rate/Volume Analysis below shows the relative contribution of changes in interest rates and asset volumes.

                                                                                INCREASE
                                                                                (DECREASE)
                                                         TAXABLE               ATTRIBUTABLE
                                                        EQUIVALENT             TO CHANGE IN
                                                         INCREASE        ----------------------
                                                        (DECREASE)        RATE           VOLUME
                                                        ----------       ------           -----
FIRST SIX MONTHS OF 1997 VS. FIRST SIX MONTHS OF 1996
Taxable equivalent interest income ...................   $  (35)         $  (28)          $  (7)
Interest expense .....................................        9              13              (4)
                                                         ------          ------           -----
Taxable equivalent net interest income ...............   $  (44)         $  (41)          $  (3)
                                                         ======          ======           =====

     The $41 million decrease in taxable equivalent net interest income attributable to the change in rates in the first six months of 1997 was principally due to the decrease of $15 million in floor revenues (net of payments under the floor contracts) in the first six months of 1997 versus 1996, the impact of student loan participations on the student loan spread and increased OBRA costs of $10 million. Offsetting the decreases in taxable equivalent net interest income were $10 million of increased revenues from the amortization of the upfront payments received from student loan floor contracts.

OPERATING EXPENSES

     Operating expenses include general and administrative costs, costs incurred to service the Company's managed student loan portfolio and operational costs incurred in the process of acquiring student loan portfolios. Total operating expenses as a percentage of average managed student loans were 108 basis points and 111 basis points for the six months ended June 30, 1997 and 1996, respectively. Operating expenses are summarized in the following tables:

                                                           SIX MONTHS ENDED JUNE 30,
                                   ------------------------------------------------------------------------
                                                  1997                                   1996
                                   ---------------------------------       --------------------------------
                                                SERVICING                             SERVICING
                                                   AND                                   AND
                                   CORPORATE   ACQUISITION     TOTAL       CORPORATE  ACQUISITION     TOTAL
                                   ---------   -----------     -----       ---------  -----------     -----
Salaries and employee benefits....   $   31       $   72       $  103       $   34       $   68       $  102
Occupancy and equipment ..........        9           30           39           13           30           43
Professional fees ................       12            8           20            6            4           10
Advertising and promotion ........        5           --            5            3           --            3
Office operations ................        4           13           17            4           15           19
Other ............................        6            6           12            4           --            4
                                     ------       ------       ------       ------       ------       ------
Total internal operating expenses.       67          129          196           64          117          181
Third party servicing costs ......       --           21           21           --           18           18
                                     ------       ------       ------       ------       ------       ------
Total operating expenses .........   $   67       $  150       $  217       $   64       $  135       $  199
                                     ======       ======       ======       ======       ======       ======
Employees at end of the period ...      686        4,003        4,689          739        3,918        4,657
                                     ======       ======       ======       ======       ======       ======


                                         SIX MONTHS ENDED
                                             JUNE 30,      INCREASE/(DECREASE)
                                          -------------    -------------------
                                          1997     1996      $          %
                                          ----     ----     ----      ----
Servicing costs .......................   $121     $102     $ 19        19%
Acquisition costs .....................     29       33       (4)      (13)
                                          ----     ----     ----      ----
Total servicing and acquisition costs .   $150     $135     $ 15        11%
                                          ====     ====     ====      ====


     The increase of $3 million in corporate operating expenses in the first six months of 1997 versus the first six months of 1996 was mainly due to the increase in professional fees related to the privatization and proxy efforts and to SEC registration fees, offset in part by a decrease in occupancy costs and a decrease in salaries caused principally by the closing of the Company's subsidiary, Education Finance Center, Inc ("EFCI"), in the fourth quarter of 1996.

     Servicing costs include all operations and systems costs incurred to service the Company's portfolio of managed student loans, including fees paid to third party servicers. The 1992 legislated expansion of student eligibility and increases in loan limits resulted in higher average student loan balances, which generally command a higher price in the secondary market and contribute to lower servicing costs as a percentage of the average balance of managed student loans. When expressed as a percentage of the managed student loan portfolio, servicing costs averaged 60 basis points and 57 basis points for the six months ended June 30, 1997 and 1996, respectively. This increase was due principally to a one-time cost in connection with the early transfer of GSE-owned student loans from a third party servicer to Sallie Mae Servicing Corporation ("SMSC").

     Loan acquisition costs are principally costs incurred under the ExportSS(R) loan origination and administration service, the costs of converting newly acquired portfolios onto the Company's servicing platform or those of third party servicers and costs of loan consolidation activities. Student loans added to the ExportSS(R) pipeline, which represent loan volume serviced by and committed for sale to the Company, totaled $1.7 billion during the first six months of 1997, down slightly from $1.8 billion in the first six months of 1996. The outstanding portfolio of loans serviced for ExportSS(R) lenders totaled $3.5 billion at June 30, 1997, down 4 percent from $3.7 billion at June 30, 1996.

FEDERAL AND STATE TAXES

     The Company maintains a portfolio of tax-advantaged assets principally to support education-related financing activities. That portfolio was primarily responsible for the decrease in the effective federal income tax rate from the statutory rate of 35 percent to 31 percent and 30 percent in the first six months of 1997 and 1996, respectively. The GSE is exempt from all state, local, and District of Columbia income, franchise, sales and use, personal property and other taxes, except for real property taxes. This tax exemption is effective only at the GSE level, however, and does not apply to its affiliates. As a result of the Reorganization, the Company's GSE and non-GSE activities are separated and non-GSE activities are subject to state and local taxation. State taxes are expected to be immaterial in 1997 as the majority of the Company's business activities will relate to the GSE. As increasing business activities occur outside of the GSE, the effects of state and local taxes are expected to increase accordingly. When fully phased in, management estimates that the Company's effective tax rate will be increased by approximately five percentage points. In addition, state and local sales and property taxes ultimately are expected to increase operating expenses by approximately two to three percent.

LIQUIDITY AND CAPITAL RESOURCES

     In the first six months of 1997, student loan purchases totaled $4.1 billion, down 11 percent from $4.6 billion in the first six months of 1996. Included in the $4.1 billion of student loan purchases was approximately $590 million of student loan participations from the Chase Joint Venture. Approximately two-thirds of non-joint venture purchase volume in the first six months of 1997 was derived from the Company's base of commitment clients, particularly those who used the ExportSS(R) loan origination service. The GSE secures financing to fund the purchase of insured student loans along with its other operations by issuing debt securities in the domestic and overseas capital markets, through public offerings and through private placements of U.S. dollar-denominated and foreign currency-denominated debt of varying maturities and interest rate characteristics and through securitizations of its student loan assets (see "-- Years ended December 31, 1994--1996 -- Liquidity and Capital Resources -- Securitization"). The GSE's debt securities are currently rated at the highest credit rating level by Moody's Investors Service and Standard & Poor's. Historically, the rating agencies' ratings of the GSE have been largely a factor of its status as a government-sponsored enterprise.

     The Privatization Act effectively requires that the GSE maintain a minimum statutory capital adequacy ratio (the ratio of stockholders' equity to total assets plus 50 percent of the credit equivalent amount of certain off-balance sheet items) of at least 2 percent until January 1, 2000 and 2.25 percent thereafter or be subject to certain "safety and soundness" requirements designed to restore such statutory ratio. Management anticipates being able to fund the increase in required capital from the GSE's current and retained earnings. At June 30, 1997, the GSE's statutory capital adequacy ratio was 2.09 percent. In addition, the Privatization Act now requires management, before the payment of dividends by the GSE, to certify to the Secretary of the Treasury that, after giving effect to the payment of dividends, the statutory capital ratio test would have been met at the time the dividend was declared. See "-- Years ended December 31, 1994-1996 -- Liquidity and Capital Resources."

     The Company uses interest rate and foreign currency swaps (collateralized where appropriate), purchases of U.S. Treasury securities and other hedging techniques to reduce the exposure to interest rate and currency fluctuations that arise from its financing activities and to match the characteristics of its variable interest rate-earning assets (See "Interest Rate Risk Management"). During the first six months of 1997, the Company issued $2.3 billion of long-term notes to refund maturing and repurchased obligations. At June 30, 1997, the Company had $19.5 billion of outstanding long-term debt issues of which $13.8 billion had stated maturities that could be accelerated through call provisions. The GSE has, in the past, also issued adjustable rate cumulative preferred stock, common stock, common stock warrants and puts, and subordinated debentures convertible to common stock, to diversify its funding sources.

     During the first six months of 1997, the Company repurchased 1.8 million shares of its common stock, leaving 52.3 million shares outstanding at June 30, 1997. For the past few years the GSE has operated near the statutory minimum capital ratio of 2.00 percent of risk-adjusted assets required under its charter. Capital in excess of such amounts has been used to repurchase common shares. During 1997, management anticipates using current earnings to repurchase 7 to 9 percent of the shares outstanding at the beginning of the year. See "-- Years ended December 31, 1994-1996 -- Liquidity and Capital Resources."

CASH FLOWS

     In the first six months of 1997, operating activities provided net cash inflows of $219 million, an increase of $64 million from the first six months of 1996. This increase was due mainly to the increase in net income of $32 million. Investing activities provided $1.7 billion in cash in the first six months of 1997, a decrease of $19 million from the cash provided in the first six months of 1996 as the Company increased investments by $941 million offset by a decrease in advances of $294 million in the six months ended June 30, 1997 versus a decrease of $425 million in investments and a decrease of $893 million in warehousing advances in the first six months of 1996. In addition, the Company had purchases, net of repayments, claims and resales of student loans and student loan participations of $2.3 billion in the first six months of 1997 and 1996 and securitized $4.5 billion and $3.0 billion of student loans in the first six months of 1997 and 1996, respectively. Financing activities used
$4 million in cash in the first six months of 1997 as the Company repurchased
1.8 million shares for $201 million. The Company also repaid a net $5.2 billion in long-term notes through the issuance of net short-term borrowings of $5.5 billion. As student loans are securitized the need for long-term financing of these assets on balance sheet decreases.

Interest Rate Risk Management

     The Company's principal objective in financing its loan assets is to minimize its sensitivity to changing interest rates by matching the interest rate characteristics of borrowings to specific assets in order to lock in spreads. The Company funds its floating rate loan assets (most of which have weekly rate resets) with variable rate debt and fixed rate debt converted to variable rates with interest rate swaps. To achieve a more precise match of interest rate characteristics between loan assets and their related liabilities, the Company has effectively converted some of its variable rate debt to a different variable rate index with interest rate swaps. At June 30, 1997, $19.6 billion of fixed rate debt and $2.9 billion of variable rate debt were matched with interest rate swaps and foreign currency agreements. Fixed rate debt at June 30, 1997 also funded fixed rate warehousing advances and academic facilities financings. Investments were funded on a "pooled" approach, i.e., the pool of liabilities that funds the investment portfolio has an average rate and maturity or reset date that corresponds to the average rate and maturity or reset date of the investments which they fund.

     In both its match funding activities for its loan assets and its pool funding activities for its investments, the Company enters into various financial instrument contracts in the normal course of business to reduce interest rate risk and foreign currency exposure on certain of its borrowings. These financial instrument contracts include interest rate swaps, interest rate cap and collar agreements, foreign currency swaps, forward currency exchange agreements, options on currency exchange agreements, options on securities, and financial futures contracts.

     In the table below the Company's variable rate assets and liabilities are categorized by reset date of the underlying index. Fixed rate assets and liabilities are categorized based on their maturity dates. An interest rate gap is the difference between volumes of assets and volumes of liabilities maturing or repricing during specific future time intervals. Nonperforming loans are included in the analysis based on their underlying interest rate characteristics. The following gap analysis reflects rate-sensitive positions at June 30, 1997 and is not necessarily reflective of positions that existed throughout the period.

                                                             INTEREST RATE SENSITIVITY PERIOD
                                   ----------------------------------------------------------------------------------------------
                                                    3 MONTHS          6 MONTHS
                                   3 MONTHS             TO               TO             1 TO 2          2 TO 5           OVER 5
                                    OR LESS          6 MONTHS          1 YEAR           YEARS            YEARS            YEARS
                                    --------         --------         --------         --------         --------         --------
ASSETS
Student loans ..................    $ 31,488         $     --         $     --         $     --         $     --         $     --
Warehousing advances ...........       2,476               --                2                1               --               16
Academic facilities financings .          83               43               17               37              291              882
Cash and investments ...........       8,040              459               16              103              184            1,791
Other assets ...................          --               --               --               --               --            1,970
                                    --------         --------         --------         --------         --------         --------
     Total assets ..............      42,087              502               35              141              475            4,659
                                    --------         --------         --------         --------         --------         --------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Short-term borrowings ..........      18,274            2,617            4,958               --               --               --
Long-term notes ................       6,919               --               --            3,108            8,830              632
Other liabilities ..............          --               --               --               --               --            1,504
Minority interest in subsidiary           --               --               --               --               --              214
Stockholders' equity ...........          --               --               --               --               --              843
                                    --------         --------         --------         --------         --------         --------
     Total liabilities and
       stockholders' equity ....      25,193            2,617            4,958            3,108            8,830            3,193
                                    --------         --------         --------         --------         --------         --------
OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS
Interest rate swaps ............      17,328           (2,232)          (4,140)          (3,020)          (8,694)             758
                                    --------         --------         --------         --------         --------         --------
Period gap .....................    $   (434)        $    117         $   (783)        $     53         $    339         $    708
                                    ========         ========         ========         ========         ========         ========
Cumulative gap .................    $   (434)        $   (317)        $ (1,100)        $ (1,047)        $   (708)        $     --
                                    ========         ========         ========         ========         ========         ========
Ratio of cumulative gap to total
  assets .......................          .9%              .7%             2.3%             2.2%             1.5%             --%
                                    ========         ========         ========         ========         ========         ========
Ratio of interest-sensitive
assets to interest-sensitive
liabilities ....................       167.1%            19.2%              .7%             4.5%             5.4%           425.5%
                                    ========         ========         ========         ========         ========         ========


     In low interest rate environments, floor revenues on student loans cause the margins on these loans to widen beyond the locked-in spreads. See "-- Results of Operations -- Student Loan Floor Revenues." Such loans continue to be classified in the three months or less category in the table above, reflecting the fact that as interest rates rise these assets will resume their weekly rate reset.

     The weighted average remaining terms to maturity of the Company's earning assets and borrowings at June 30, 1997 were 5.5 years and 1.5 years, respectively. The following table reflects the average terms to maturity for the Company's earning assets and liabilities at June 30, 1997:


       AVERAGE TERMS TO MATURITY
              (IN YEARS)

EARNING ASSETS
Student loans.......................    6.0
Warehousing advances................    3.5
Academic facilities financings......    8.0
Cash and investments................    4.0
                                        ---
Total earning assets................    5.5
                                        ===
BORROWINGS
Short-term borrowings...............     .5
Long-term borrowings................    3.0
                                        ---
Total borrowings....................    1.5
                                        ===

     In the above table, Treasury receipts and variable rate asset-backed securities, although generally liquid in nature, extend the weighted average remaining term to maturity of cash and investments to 4.0 years. As loans are securitized, the need for long-term on-balance sheet financing will decrease.

MINORITY INTEREST

     As part of the GSE's privatization, SLM Holding became the parent company of, and successor to, the GSE on August 7, 1997. As a result, the GSE's preferred stock is now reflected as a minority interest in the consolidated financial statements. The financial statements for prior periods have been restated to reflect this change.

     Preferred stock dividends are cumulative and payable quarterly at 4.50 percentage points below the highest yield of certain long-term and short-term United States Treasury obligations. The dividend rate for any dividend period will not be less than 5 percent per annum nor greater than 14 percent per annum. For each of the six month periods ended June 30, 1997 and 1996, the preferred stock dividend rate was 5.00 percent and reduced net income by $5.3 million. The Privatization Act requires that on the dissolution date of September 30, 2008, the GSE shall repurchase or redeem, or make proper provisions for repurchase or redemption of any outstanding preferred stock. The Company has the option of effecting an earlier dissolution if certain conditions are met.

OTHER RELATED EVENTS AND INFORMATION

Status of Direct Lending

     As of June 30, 1997, approximately 1,484 colleges and universities participated in the FDSLP for the 1996-97 academic year. The FDLSP had a legislated market share goal of 50 percent for the 1996-1997 academic year. Based on DOE reports, management estimates that the FDSLP accounted for approximately 33 percent of total student loan originations for the 1996-97 academic year. The FDSLP accounted for approximately 31 percent of total student loan volume in the 1995-96 academic year, up from approximately 7 percent in the 1994-95 academic year.

     In recent years as the FDSLP has grown, the volume of loans originated by banks and other participants under the FFELP has been adversely impacted. Historically, the GSE has purchased the majority of its student loans as they near the repayment phase which commences after a borrower leaves school. On average, there is a two to three year lag between the date a loan is originated and the date it enters repayment. This lag has delayed the adverse affect of FDSLP originations on the GSE's purchases of student loans. As the volume of FDSLP loans reaching the repayment phase increases, the GSE's percentage share of the overall student loan market will decline. In 1994, the DOE began to offer existing FFELP borrowers the opportunity to refinance FFELP loans into FDSLP loans. As of June 30, 1997, approximately $592 million of FFELP loans owned by the GSE have been accepted for refinancing into FDSLP loans. Approximately $409 million have been refinanced into FDSLP loans with the remainder awaiting disbursement by the federal government.

     OBRA provides for a change in the borrower interest rate and the Special Allowance Payment for certain FFELP loans made on or after July 1, 1998. The new rates are scheduled to be based on the U.S. Treasury security with a "comparable maturity" plus 1.0 percent. The Secretary of Education has not adopted regulations specifying the U.S. Treasury security on which the Special Allowance Payment rate will be based or details on setting the Special Allowance Payment rate. Management believes that the "comparable maturity" security will be the 10-year Treasury Note. Depending on the specifics of the regulations, these changes could adversely impact the FFELP market and the Company's business because the availability and costs of funding to support this new type of instrument are uncertain. Representatives of the student loan industry are in discussions with members of Congress concerning possible legislative modification of this OBRA provision.

     OBRA also requires the GSE to act as a lender of last resort to make FFELP loans when other private lenders are not available. Such loans receive a 100 percent guarantee and are not subject to the 30 basis point offset fee on loans held by the GSE. If the Secretary of Education determines that the GSE is not adequately implementing this provision, the offset fee paid by the GSE could be increased from 30 basis points to 100 basis points.

     Legislated expansion of student eligibility as well as increases in student and parent loan limits have increased the volume of national loan originations. FFELP originations rose nearly 30 percent year-to-year to about $23 billion for the 1994 federal fiscal year ended September 30, 1994. During the 1995 federal fiscal year, FFELP originations declined to $21 billion due to FDSLP originations totaling $5 billion. Although FFELP originations declined in the 1996 federal fiscal year to $20 billion, management expects, based on DOE reports, FFELP originations to increase to $21 billion in the 1997 federal fiscal year. In the meantime, however, the competition for FFELP loans has intensified at both the originating and secondary market levels due mainly to the reduced volume and securitization of student loans, which has developed into a significant funding alternative for FFELP lenders.

Recently Issued Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 128, "Earnings Per Share", which is required to be adopted on December 15, 1997. At that time, the Company will be required to change the method used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The adoption is expected to have no material impact on the Company's reported earnings per share.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income", which is effective for periods after December 15, 1997. FAS 130 establishes standards for reporting and display of comprehensive income in a full set of general purpose financial statements. The Company is currently evaluating the effect of this pronouncement on its financial statement presentation and disclosure.

RECENT DEVELOPMENTS

     On October 9, 1997, SLM Holding announced that its third quarter 1997 net income was $143 million, or $2.74 per common share versus net income of $99 million, or $1.79 per share for the third quarter of 1996. The Company's earnings benefited from the reversal of the pre-tax $97 million offset fee reserve on securitized student loans. During the quarter the Company also recognized charges of $85 million in aggregate related to the write-off certain intangible assets and hedge losses, staff reductions and geographic consolidation of offices, proxy and privatization costs, additions to reserves and the write-down of various non-student loan assets. A condensed balance sheet as of September 30, 1997 and income statements for the three and nine month periods ended September 30, 1997 follow:


                             SLM HOLDING CORPORATION

                           CONSOLIDATED BALANCE SHEET


(In thousands, except per share amounts)
                                                             SEPTEMBER 30,
ASSETS                                                           1997
                                                            ----------------
                                                              (Unaudited)
Insured student loans purchased                              $28,461,948
Student loan participations                                    1,938,984
                                                            ----------------
Insured student loans                                         30,400,932
Warehousing advances                                           2,442,419
Academic facilities financings                                 1,416,109
Cash and investments                                           6,791,761
Other assets, principally accrued interest receivable          1,966,958
                                                            ----------------
Total assets                                                 $43,018,179
                                                            ================
LIABILITIES

Short-term borrowings                                        $23,989,205
Long-term notes                                               16,541,742
Other liabilities                                              1,585,563
                                                            ----------------
Total liabilities                                             42,116,510
                                                            ----------------

COMMITMENTS*

MINORITY INTEREST IN SUBSIDIARY                                  213,883

STOCKHOLDERS' EQUITY

Common stock, par value $.20 per share, 250,000 shares
    authorized:  52,378 shares issued                             10,476
Additional paid-in capital                                        18,361
Unrealized gains on investments, net of tax                      361,540
Retained earnings                                                572,020
                                                            ----------------
Stockholders' equity before treasury stock                       962,397
Common stock held in treasury at cost:  1,911 shares             274,611
                                                            ----------------
Total stockholders' equity                                       687,786
                                                            ----------------
Total liabilities and stockholders' equity                   $43,018,179
                                                            ================


* Commitments to purchase loans, lines of credit, letters of credit, and academic facilities financing commitments and letters of credit were $18.9 billion, $3.4 billion, $4.4 billion, and $.1 billion, respectively, at September 30, 1997.



                             SLM HOLDING CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME


(In thousands, except per share amounts)
                                                            THREE MONTHS ENDED       NINE MONTHS ENDED
                                                               SEPTEMBER 30,           SEPTEMBER 30,
                                                            --------------------    --------------------
                                                                   1997                    1997
                                                            --------------------    --------------------
                                                               (Unaudited)              (Unaudited)
Interest Income:
     Insured student loans purchased                             $574,543               $1,795,073
     Student loan participation                                    32,586                   85,630
                                                            --------------------    --------------------
     Insured student loans                                        607,129                1,880,703
     Warehousing advances                                          36,403                  114,606
     Academic facilities financings                                23,596                   71,414
     Investments                                                  144,674                  457,140
                                                            --------------------    --------------------
Total interest income                                             811,802                2,523,863
Interest expense                                                  641,460                1,947,034
                                                            --------------------    --------------------
Net interest income                                               170,342                  576,829
                                                            --------------------    --------------------
Other income:
     Gain on sale of student loans                                159,959                  224,589
     Servicing and securitization revenue                          44,449                  101,640
     Gains on sales of securities                                   6,373                   13,755
     Other                                                         11,393                   36,185
                                                            --------------------    --------------------
     Total other income                                           222,174                  376,169
Operating expenses                                                172,945                  389,787
                                                            --------------------    --------------------
Income before federal income taxes, minority interest
     in net earnings of subsidiary, and premiums on
     debt extinguished                                            219,571                  563,211
Federal income taxes                                               72,040                  177,679
Minority interest in net earnings of subsidiary                     2,674                    8,021
                                                            --------------------    --------------------
Income before premiums on debt extinguished                       144,857                  377,511
Premiums on debt extinguished, net of tax                         (2,264)                  (2,264)
                                                            --------------------    --------------------
NET INCOME                                                       $142,593                 $375,247
                                                            ====================    ====================

Earnings per common share                                           $2.74                    $7.09
                                                            ====================    ====================
Average common and common equivalent shares outstanding            52,112                   52,911
                                                            ====================    ====================

YEARS ENDED DECEMBER 31, 1994-1996
SELECTED FINANCIAL DATA
CONDENSED STATEMENTS OF INCOME

                                                                                                INCREASE (DECREASE)
                                                                                   ---------------------------------------------
                                                 YEARS ENDED DECEMBER                   1996 VS.                   1995 VS.
                                                          31,                             1995                       1994
                                            -------------------------------        ------------------         ------------------
                                            1996         1995         1994           $            %             $            %
                                            -----        -----        -----        -----        -----         -----        -----
Net interest income .................       $ 866        $ 901        $ 981        $ (35)          (4)%       $ (80)          (8)%
Other operating income ..............         147           50           14           97          191            36          265
Operating expenses ..................         406          439          390          (33)          (8)           49           13
Federal income taxes ................         183          141          176           42           30           (35)         (20)
Minority interest in earnings of
  subsidiary ........................          11           11           11            -            -             -            -
                                            -----        -----        -----        -----        -----         -----        -----
Income before premiums on debt
  extinguished ......................         413          360          418           53           15           (58)         (14)
Premiums on debt extinguished, net of
  tax ...............................          (5)          (5)          (9)          --            2             4           47
                                            -----        -----        -----        -----        -----         -----        -----
NET INCOME ..........................       $ 408        $ 355        $ 409        $  53           15%        $ (54)         (13)%
                                            =====        =====        =====        =====        =====         =====        =====
EARNINGS PER COMMON SHARE ...........       $7.32        $5.27        $5.13        $2.05           39%        $ .14            3%
                                            =====        =====        =====        =====        =====         =====        =====
Dividends per common share ..........       $1.64        $1.51        $1.42        $ .13            9%        $ .09            6%
                                            =====        =====        =====        =====        =====         =====        =====
CORE EARNINGS .......................       $ 381        $ 350        $ 345        $  31            9%        $   5            1%
                                            =====        =====        =====        =====        =====         =====        =====

CONDENSED BALANCE SHEETS

                                                                                           INCREASE (DECREASE)
                                                                        -----------------------------------------------------
                                                 DECEMBER 31,               1996 VS. 1995                  1995 VS. 1994
                                            ---------------------       ----------------------         ----------------------
                                              1996          1995           $              %               $               %
                                            -------       -------       -------        -------         -------        -------
ASSETS
Student loans .......................       $33,754       $34,336       $  (582)            (2)%       $ 3,965             13%
Warehousing advances ................         2,790         3,865        (1,075)           (28)         (3,167)           (45)
Academic facilities financings ......         1,473         1,313           160             12            (235)           (15)
Cash and investments ................         7,706         8,867        (1,161)           (13)         (3,830)           (30)
Other assets ........................         1,907         1,621           286             18             308             23
                                            -------       -------       -------        -------         -------        -------
Total assets ........................       $47,630       $50,002       $(2,372)            (5)%       $(2,959)            (6)%
                                            =======       =======       =======        =======         =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings ...............       $22,518       $17,447       $ 5,071             29%        $ 1,431              9%
Long-term notes .....................        22,606        30,083        (7,477)           (25)         (4,236)           (12)
Other liabilities ...................         1,458         1,391            67              5             236             20
                                            -------       -------       -------        -------         -------        -------
Total liabilities ...................        46,582        48,921        (2,339)            (5)         (2,569)            (5)
                                            -------       -------       -------        -------         -------        -------
Minority Interest in Earnings of
  Subsidiary ........................           214           214             -              -               -              -
Stockholders' equity before
treasury stock ......................         1,371         3,662        (2,291)           (63)            470             15
Common stock held in treasury at cost           537         2,795        (2,258)           (81)            860             44
                                            -------       -------       -------        -------         -------        -------
Total stockholders' equity ..........           834           867           (33)            (4)           (390)           (31)
                                            -------       -------       -------        -------         -------        -------
Total liabilities and stockholders'
  equity ............................       $47,630       $50,002       $(2,372)            (5)%       $(2,959)            (6)%
                                            =======       =======       =======        =======         =======        =======

RESULTS OF OPERATIONS

     SLM Holding's net income was $408 million ($7.32 per common share) in 1996 compared to $355 million ($5.27 per common share) in 1995.

     The net income increase of $53 million (15 percent) in 1996 was primarily a result of continued growth in managed student loan assets and, on an after-tax basis, the effect of accelerating income recognition associated with the securitization of student loans of $14 million, lower short-term U.S. Treasury rates which resulted in an increase of $19 million in floor revenues, lower operating expenses of $21 million and $6 million due to the reversal of a previously established loss reserve based on the successful outcome of a lawsuit against the federal government regarding SAP on certain student loans. These positive factors were somewhat offset by the increase in loans subject to OBRA fees, as discussed below, and $9 million in additions to other student loan loss reserves unrelated to risk-sharing on FFELP loans. Earnings per common share were further enhanced by repurchases of 4.6 million shares (8 percent of shares outstanding) in 1996.

     The 1995 net income of $355 million decreased $54 million (13 percent) from 1994 due principally to higher short-term U.S. Treasury rates which resulted in a decrease in after-tax floor revenues of $73 million, somewhat offset by higher after-tax gains on sales of securities of $16 million. The 1995 earnings per common share were $5.27, an increase of $.14 (3 percent) from 1994, largely a result of the Company's repurchase of 16.1 million common shares (22 percent of shares outstanding) during 1995.

     OBRA imposed legislative fees and risk-sharing on the GSE and other participants in the FFELP, including an offset fee applicable only to the GSE, consolidation loan rebate fees, and risk-sharing on defaulted loans applicable to all FFELP participants. The impact of these fees and reserves for risk-sharing on the Company's on-balance sheet portfolio of student loans reduced net income by $62 million, $37 million and $17 million in 1996, 1995 and 1994, respectively. In addition to these fees, OBRA also imposed other yield reductions on all FFELP participants, principally loan origination fees paid to the federal government and reduced SAP during the period when a borrower is not in an active repayment status. The Company effectively shares the impact of these costs through the pricing of loan portfolios it purchases in the secondary market.

Core Earnings and Core Student Loan Spread

     The following table analyzes the earning spreads on student loans for 1996, 1995 and 1994. The line captioned "Adjusted Student Loan Yields" reflects contractual yields adjusted for premiums paid to purchase loan portfolios and the estimated costs of borrower benefits. The Company, as the servicer of student loans that it securitizes, will continue to earn fee revenues over the life of the securitized student loan portfolios. The off-balance sheet information presented in the Student Loan Spread Analysis that follows analyzes the on-going fee revenues associated with the securitized portfolios of student loans.

STUDENT LOAN SPREAD ANALYSIS

                                                          YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                 1996               1995               1994
                                              ----------         ----------         ----------
ON-BALANCE SHEET
Adjusted student loan yields ..........             7.92%              8.40%              7.29%
Amortization of floor swap payments ...              .07                 --                 --
Floor income ..........................              .13                .04                .44
Direct OBRA costs .....................             (.29)              (.17)              (.09)
                                              ----------         ----------         ----------
Student loan income ...................             7.83               8.27               7.64
Cost of funds .........................            (5.49)             (5.95)             (4.69)
                                              ----------         ----------         ----------
Student loan spread ...................             2.34%              2.32%              2.95%
                                              ==========         ==========         ==========
Core student loan spread ..............             2.21%              2.28%              2.51%
                                              ==========         ==========         ==========
OFF-BALANCE SHEET
Servicing and securitization revenue ..             1.43%               .80%               --%
                                              ==========         ==========         ==========
AVERAGE BALANCES (IN MILLIONS OF DOLLARS)
Student loans, including participations       $   33,273         $   32,758         $   28,642
Securitized loans .....................            4,020                177                 --
                                              ----------         ----------         ----------
Managed student loans .................       $   37,293         $   32,935         $   28,642
                                              ==========         ==========         ==========

     The decrease in the core student loan spread in 1996 was due principally to higher OBRA fees, the effect of student loan participations which contractually yield a lower rate than the underlying student loans (discussed below), and increased student loan loss reserves, offset by the revenues from the amortization of upfront payments received from student loan floor contracts and a one-time gain from the reversal of a previously established loss reserve due to the successful outcome of litigation related to SAP payments on certain loans. The decrease in the core student loan spread in 1995 was due principally to higher OBRA fees and higher student loan premium amortization on student loans acquired in recent years due to increased competition.

Student Loan Floor Revenues

     As of December 31, 1996, approximately $30 billion of the Company's managed student loans were eligible to earn floors ($16 billion with fixed borrower interest rates and $14 billion with variable borrower interest rates that reset annually). During 1996, the Company "monetized" the value of the floors related to $13 billion of such loans by entering into contracts with third parties under which it agreed to pay the future floor revenues received, in exchange for upfront payments. These upfront payments are being amortized over the life of these contracts, which is approximately 2 years. The amortization of these payments, which is not dependent on future interest rate levels, is included in core earnings. In 1996, the amortization contributed $22 million pre-tax to core earnings. In addition, the Company earned $43 million net of $12 million in payments under the floor revenue contracts, $14 million and $126 million in floor revenues in 1996, 1995 and 1994, respectively, as the average bond equivalent 91-day Treasury bill rate was 5.16 percent in 1996 versus 5.68 percent in 1995 and 4.38 percent in 1994. Of the remaining $17 billion of such loans at December 31, 1996, $9 billion were earning floor revenues based upon current interest rates.

Securitization

     During 1996 the GSE completed four securitization transactions in which a total of $6.0 billion of student loans was sold by the GSE to a special purpose finance subsidiary and by the subsidiary to trusts that issued asset-backed securities to fund the student loans to term. The pre-tax securitization gains on the transactions recorded in 1996 totaled $49 million and were immaterial for 1995. Gains on future securitizations will vary depending on the characteristics of the loan portfolios securitized.

NET INTEREST INCOME

     To compare nontaxable asset yields to taxable yields on a similar basis, the amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal corporate tax rate of 35 percent.

                                                                                  INCREASE (DECREASE)
                                                                      -------------------------------------------
                                                                           1996 VS.                 1995 VS.
                                        YEARS ENDED DECEMBER 31,             1995                     1994
                                     ----------------------------     ------------------       ------------------
                                      1996       1995       1994         $           %           $            %
                                     ------     ------     ------     ------      ------       ------      ------
Interest income
  Student loans ................     $2,607     $2,708     $2,189     $ (101)         (4)%     $  519          24%
  Warehousing advances .........        194        408        334       (214)        (53)          74          22
  Academic facilities financings        100        108        102         (8)         (7)           6           6
  Investments ..................        548        697        499       (149)        (21)         198          40
  Taxable equivalent adjustment.         36         52         54        (16)        (30)          (2)         (5)
                                     ------     ------     ------     ------      ------       ------      ------
Total taxable equivalent
  interest income ..............      3,485      3,973      3,178       (488)        (12)         795          25
Interest expense ...............      2,583      3,020      2,143       (437)        (14)         877          41
                                     ------     ------     ------     ------      ------       ------      ------
Taxable equivalent net
  interest income ..............     $  902     $  953     $1,035     $  (51)         (5)%     $  (82)         (8)%
                                     ======     ======     ======     ======      ======       ======      ======



     Taxable equivalent net interest income in 1996 declined by $51 million from 1995. This decline was due to the increase in loans subject to OBRA fees such as the offset fee and risk-sharing on claim payments (applicable to loans originated on or after October 1, 1993) plus loan origination fees and rebates to the DOE on consolidation loans. Other factors contributing to the decline in taxable equivalent net interest income include an increase in the non-risk sharing loss reserves for student loans of $14 million and lower average earning assets of $4.4 billion. In total, the impact of OBRA on income from student loans, including the fees paid directly by the GSE and reserves for risk-sharing on claims payments, reduced taxable equivalent net interest income and net interest margin by $96 million and .20 percent, respectively, in 1996 as compared to $57 million and .11 percent, respectively, in 1995 and $26 million and .05 percent, respectively, in 1994. These negative factors were somewhat offset by the continued growth in managed student loan assets, lower short-term Treasury rates which result in higher floor revenue of $29 million and the reversal of a previously established reserve of $9 million as a result of the successful outcome of litigation related to SAP payments on certain student loans. The decrease in interest income from warehousing advances and investments is due to a decline in the overall level of interest rates as well as to the decrease in the average balance of those assets as the Company reduced these assets and utilized the capital supporting them to purchase shares of its common stock. Because the Company's borrowings are largely variable rate in nature, the year over year decrease in interest expense is reflective of the level of interest rates in general. In addition, the absolute level of borrowings decreased as the balance sheet was reduced in size through the securitization of student loans as well as the aforementioned reductions in the investment and warehousing advance portfolios. See "-- Rate/ Volume Analysis."

     Taxable equivalent net interest income in 1995 declined by $82 million from 1994 due primarily to student loan floor revenues totaling $14 million in 1995 compared to $126 million in floor revenues in 1994 and the increased effects of OBRA on student loan spreads. Also contributing to the decline in student loan spreads were the relatively lower spreads earned on student loans acquired in recent years due to increased competition in the secondary market for student loan portfolios. These factors were somewhat offset by a higher percentage of student loans relative to average earning assets.

Allowance for Student Loans

     The provision for student loan losses is the periodic expense of maintaining an adequate allowance at the amount estimated to be sufficient to absorb possible future losses, net of recoveries inherent in the existing on-balance sheet loan portfolio. To recognize these potential losses on student loans, the Company maintained a reserve of $84 million, $60 million and $65 million at December 31, 1996, 1995, and 1994, respectively. In 1996, the Company increased this reserve by $20 million due to increasing default rates on privately-insured loans. The provision for loan losses, net of recoveries, did not change materially in 1995 and 1994. Once a student loan is charged off as a result of an unpaid claim, it is the Company's policy to continue to pursue the recovery of principal and interest. Management believes that the allowance for loan losses is adequate to cover anticipated losses in the on-balance sheet student loan portfolio. This evaluation is inherently subjective, however, as it requires material estimates that may be susceptible to significant changes.

AVERAGE BALANCE SHEETS

     The following table reflects the rates earned on earning assets and paid on liabilities for the years ended December 31, 1996, 1995 and 1994. Managed net interest margin includes net interest income plus gains on securitization sales and servicing and securitization income divided by average managed assets.


                                                                          YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------
                                                         1996                       1995                       1994
                                                ----------------------     ----------------------     ---------------------
                                                 BALANCE       RATE          BALANCE      RATE          BALANCE      RATE
                                                ----------  ----------     ----------  ----------     ---------- ----------
AVERAGE ASSETS
  Student loans ............................    $   33,273        7.83%    $   32,758        8.27%    $   28,642       7.64%
  Warehousing advances .....................         3,206        6.04          6,342        6.43          6,981       4.82
  Academic facilities financings ...........         1,500        8.43          1,527        8.92          1,489       8.62
  Investments ..............................         9,444        5.91         11,154        6.46         11,283       4.65
                                                ----------  ----------     ----------  ----------     ---------- ----------
Total interest earning assets ..............        47,423        7.35%        51,781        7.67%        48,395       6.57%
Non-interest earning assets ................         1,858  ==========          1,673  ==========          1,240
                                                ----------                 ----------                 ----------
Total assets ...............................    $   49,281                 $   53,454                 $   49,635
                                                ==========                 ==========                 ==========
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY
  Six month floating rate notes ............    $    2,485        5.42%    $    3,609        5.86%    $    3,410       4.52%
  Other short-term borrowings ..............        18,493        5.43         11,802        5.88         13,167       4.43
  Long-term notes ..........................        26,024        5.55         35,373        5.98         30,397       4.62
                                                ----------  ----------     ----------  ----------     ---------- ----------
Total interest bearing liabilities .........        47,002        5.50%        50,784        5.95%        46,974       4.56%
Non-interest bearing liabilities ...........         1,464  ==========          1,451  ==========          1,191 ==========
Stockholders' equity .......................           815                      1,219                      1,470
                                                ----------                 ----------                 ----------
Total liabilities and stockholders'
  equity ...................................    $   49,281                 $   53,454                 $   49,635
                                                ==========                 ==========                 ==========
Net interest margin ........................                      1.90%                     1.84%                      2.14%
                                                            ==========                 ==========                ==========
Managed net interest margin ................                      1.96%                     1.84%                        --%
                                                            ==========                 ==========                ==========


     The increase in net interest margin in 1996 from 1995 is due to the increase in higher-yielding student loans as a percentage of overall average assets which was offset by increased OBRA costs. The increase in managed net interest margin in 1996 is due to the increase in securitization gains of $49 million and servicing and securitization income of $56 million as the GSE securitized $6 billion of student loans in 1996 versus $1 billion in 1995. The decrease in net interest margin from 1994 to 1995 is mainly attributable to the decline in student loan floor revenues to $14 million in 1995 from $126 million in 1994 and the increase in OBRA costs.

FUNDING COSTS

     The Company's borrowings are generally variable rate indexed principally to the 91-day Treasury bill rate. The following table summarizes the average balance of debt (by index after giving effect to the impact of interest rate swaps) for the years ended December 31, 1996, 1995 and 1994 (dollars in millions).

                                                       YEARS ENDED DECEMBER 31,
                                     ------------------------------------------------------------
                                            1996                 1995                 1994
                                     ------------------   ------------------   ------------------
                                     AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE
             INDEX                   BALANCE      RATE    BALANCE     RATE     BALANCE      RATE
---------------------------------    -------    -------   -------    -------   -------    -------
Treasury bill, principally 91-day    $35,375       5.48%  $34,039       5.93%  $31,204       4.70%
LIBOR ...........................      7,797       5.38    14,290       5.87    11,888       4.03
Discount notes ..................      2,694       5.35     1,209       5.85     2,718       4.48
Fixed ...........................        720       6.81       811       6.68       792       6.60
Zero coupon .....................        123      11.12       123      11.06       111      11.06
Other ...........................        293       4.87       312       6.11       261       5.71
                                     -------    -------   -------    -------   -------    -------
Total ...........................    $47,002       5.50%  $50,784       5.95%  $46,974       4.56%
                                     =======    =======   =======    =======   =======    =======

     In the above table, for the years ended December 31, 1996, 1995 and 1994, spreads for Treasury bill-indexed borrowings averaged .25 percent, .26 percent and .29 percent, respectively, over the weighted average Treasury bill rates for those years and spreads for LIBOR-indexed borrowings averaged .26 percent, .31 percent and .39 percent, respectively, under the weighted average LIBOR rates.

     The Rate/Volume Analysis below shows the relative contribution of changes in interest rates and asset volumes.

RATE/VOLUME ANALYSIS

                                                       INCREASE
                                                      (DECREASE)
                                        TAXABLE      ATTRIBUTABLE
                                       EQUIVALENT    TO CHANGE IN
                                        INCREASE    ---------------
                                       (DECREASE)   RATE      VOLUME
                                       ----------   ----      ------
1996 VS. 1995
Taxable equivalent interest income ...    $(488)    $(235)    $(253)
Interest expense .....................     (437)     (223)     (214)
                                          -----     -----     -----
Taxable equivalent net interest income    $ (51)    $ (12)    $ (39)
                                          =====     =====     =====
1995 VS. 1994
Taxable equivalent interest income ...    $ 795     $ 540     $ 255
Interest expense .....................      877       650       227
                                          -----     -----     -----
Taxable equivalent net interest income    $ (82)    $(110)    $  28
                                          =====     =====     =====


     The $12 million decrease in taxable equivalent net interest income attributable to the change in rates in 1996 was principally due to increased OBRA costs of $39 million, an increase in student loan loss reserves (exclusive of risk sharing) of $14 million and to increased leverage of $14 million, offset by the increase of $29 million in floor revenues, net of payments under the floor contracts, in 1996 versus 1995. Other items offsetting the decreases in taxable equivalent net interest income discussed above include $22 million of revenues from the amortization of the upfront payments received from student loan floor contracts, the $9 million reversal of a previously established reserve due to the successful outcome of litigation related to SAP payments on certain student loans, and a higher percentage of student loans relative to average earning assets. The $39 million decrease in volume is primarily due to the decrease in the balance of warehousing advances and investments.

     The $110 million decrease attributable to the change in rates in 1995 was due to $14 million of pre-tax student loan floor revenue in 1995 versus $126 million in 1994 and declining core spreads on student loans. Core student loan spreads declined due principally to the growth in the balance of federally insured student loans subject to the fees and default risk-sharing provisions of OBRA. Also contributing to the decline were the relatively lower spreads earned on student loans acquired in recent years due to increased competition in the secondary market for student loan portfolios. These factors were somewhat offset by a higher percentage of student loans relative to average earning assets.

OPERATING EXPENSES

     Operating expenses include general and administrative costs, costs incurred to service the Company's managed student loan portfolio and operational costs incurred in the process of acquiring student loan portfolios. Total operating expenses as a percentage of average managed student loans were 109 basis points, 133 basis points and 136 basis points for the years ended December 31, 1996, 1995 and 1994, respectively. Operating expenses are summarized in the following tables:


                                                               YEARS ENDED DECEMBER 31,
                           -----------------------------------------------------------------------------------------------
                                        1996                             1995                             1994
                           ------------------------------   -----------------------------    -----------------------------
                                      SERVICING                         SERVICING                        SERVICING
                                         AND                               AND                             AND
                           CORPORATE ACQUISITION    TOTAL   CORPORATE  ACQUISITION  TOTAL    CORPORATE  ACQUISITION  TOTAL
                           --------- -----------    -----   ---------  -----------  -----    ---------  -----------  -----
Salaries and employee
  benefits .............     $   68     $  138     $  206     $   75     $  137     $  212     $   68     $  128     $  196
Occupancy and equipment          24         60         84         25         49         74         21         37         58
Professional fees ......         15          8         23         34         11         45         18          9         27
Advertising and
  printing .............          7         --          7          6         --          6          4         --          4
Office operations ......          8         32         40          9         35         44          9         34         43
Other ..................          9          2         11         12          2         14         10          2         12
                             ------     ------     ------     ------     ------     ------     ------     ------     ------
Total internal operating
  expenses .............        131        240        371        161        234        395        130        210        340
Third party servicing
  costs ................         --         35         35         --         44         44         --         50         50
                             ------     ------     ------     ------     ------     ------     ------     ------     ------
Total operating
  expenses .............     $  131     $  275     $  406     $  161     $  278     $  439     $  130     $  260     $  390
                             ======     ======     ======     ======     ======     ======     ======     ======     ======
Employees at end of the
  year .................        761      4,031      4,792        856      3,885      4,741        857      4,140      4,997
                             ======     ======     ======     ======     ======     ======     ======     ======     ======

                                          YEARS ENDED DECEMBER
                                                  31,                       INCREASE/(DECREASE)
                                          ----------------------     ----------------------------------
                                                                         1996 VS.           1995 VS.
                                          1996     1995     1994          1995                1994
                                          ----     ----     ----     --------------       -------------
                                                                       $         %          $        %
                                                                     ----      ----       ----     ----
Servicing costs .....................     $211     $205     $190     $  6         3%      $ 15        8%
Acquisition costs ...................       64       73       70       (9)      (13)         3        5
                                          ----     ----     ----     ----      ----       ----     ----
Total servicing and acquisition costs     $275     $278     $260     $ (3)       (1)%     $ 18        7%
                                          ====     ====     ====     ====      ====       ====     ====


     The decrease of $30 million in corporate operating expenses in 1996 versus 1995 was due principally to the divestiture of a majority interest in CyberMark, a wholly owned subsidiary, completed during the second quarter of 1996 which reduced 1996 operating expenses by $20 million. Reductions in corporate staffing and professional fees reduced operating expenses by an additional $10 million.

     Corporate operating expenses for the year ended December 31, 1995 increased $31 million (23 percent) over 1994. The increase was related to the following:
(i) CyberMark expenses in 1995, which totaled $22 million versus $6 million in 1994; (ii) increased costs associated with the student loan business of $11 million, including advertising and promotion costs related to the corporate image campaign and subsidiary operating costs; (iii) $4 million related to the 1995 Annual Meeting and a proxy contest concerning the election of directors; and (iv) severance costs of $2 million associated with the reduction in corporate officers and staff.

     Servicing costs include all operations and systems costs incurred to service the Company's portfolio of managed student loans, including fees paid to third party servicers. The 1992 legislated expansion of student eligibility and increases in loan limits resulted in higher average student loan balances, which generally command a higher price in the secondary market and contribute to lower servicing costs as a percentage of the average balance of managed student loans. When expressed as a percentage of the managed student loan portfolio, servicing costs averaged 57 basis points, 62 basis points and 66 basis points for the years ended December 31, 1996, 1995 and 1994, respectively. These decreases were due principally to increased average student loan balances and to servicing efficiencies realized through the consolidation of certain servicing operations and recent technology investments.

     Loan acquisition costs are principally costs incurred under the ExportSS(R) loan origination and administration service, the costs of converting newly acquired portfolios onto the Company's servicing platform or those of third party servicers and costs of loan consolidation activities. Student loans added to the ExportSS(R) pipeline, which represents loan volume serviced by and committed for sale to the Company, totaled $4.2 billion during 1996, compared to $4.7 billion in the prior year. The decrease occurred as a result of the substantial growth in direct lending by the federal government. The outstanding portfolio of loans serviced for ExportSS(R) lenders totaled $4.0 billion at December 31, 1996, down 11 percent from $4.5 billion at December 31, 1995.

FEDERAL AND STATE TAXES

     The Company maintains a portfolio of tax-advantaged assets principally to support education-related financing activities. That portfolio was primarily responsible for the decrease in the effective federal income tax rate from the statutory rate of 35 percent to 30 percent, 27 percent and 29 percent in 1996, 1995 and 1994, respectively. The GSE is exempt from all state, local, and District of Columbia income, franchise, sales and use, personal property and other taxes, except for real property taxes.

LIQUIDITY AND CAPITAL RESOURCES

     In 1996, loan purchases totaled $9.9 billion, up 5 percent over $9.4 billion in 1995. The 1996 loan purchases include $1.5 billion of student loan participation purchases from the Chase Joint Venture. Approximately two-thirds of the non-joint venture purchase volume in 1996 was derived from the Company's base of commitment clients, particularly those who used the ExportSS(R) loan origination service. The GSE secures financing to fund the purchase of insured student loans along with its other operations by issuing debt securities in the domestic and overseas capital markets, through public offerings, and through private placements of U.S. dollar-denominated and foreign currency-denominated debt of varying maturities and interest rate characteristics. The GSE's debt securities are currently rated at the highest credit rating level by Moody's Investor Services and Standard & Poor's.

     At December 31, 1996, the GSE's statutory capital adequacy ratio was 2.11 percent. The Privatization Act requires management, before the payment of dividends by the GSE, to certify to the Secretary of the Treasury, that after giving effect to the payment of dividends, the statutory capital ratio test would have been met at the time the dividend was declared.

     The Company uses interest rate and foreign currency swaps
(collateralized where appropriate), purchases of U.S. Treasury securities and other hedging techniques to reduce the exposure to interest rate and currency fluctuations that arise from its financing activities and to match the characteristics of its variable interest rate earning assets. See "-- Interest Rate Risk Management." During 1996, the Company issued $8.3 billion of long-term notes to refund maturing and repurchased obligations. At December 31, 1996, the Company had $14.1 billion of outstanding long-term debt issues with stated maturities that could be accelerated through call provisions. The GSE also funds its student loan assets through securitizations. The GSE has, in the past, issued adjustable rate cumulative preferred stock, common stock, common stock warrants and puts, and subordinated debentures convertible to common stock, to diversify its funding sources.

     During 1996, the Company repurchased 4.6 million shares of its common stock, leaving 53.7 million shares outstanding at December 31, 1996. For the past few years the GSE has operated near the statutory minimum capital ratio of 2.00% of risk-adjusted assets required under its charter. Capital in excess of such amounts has been used to repurchase common shares. As of December 31, 1996, the Company had repurchased nearly all of the 20 million shares which, in May 1995, it announced it would repurchase over a two year period. The funds necessary to complete the repurchases came from the combination of current earnings, increased leverage and reduced asset balances. As of December 31, 1996, the Company had authority to repurchase up to an additional 5 million shares, pursuant to a May 1996 resolution of the Board. Management anticipates using current earnings to repurchase 7 to 9 percent of the outstanding shares in 1997.

Cash Flows

     In 1996, operating activities provided net cash inflows of $202 million, an increase of $27 million from 1995. This increase was due mainly to the increase in other liabilities of $172 million and to the increase in net income of $53 million. Investing activities provided $1.6 billion in cash in 1996, a decrease of $926 million from the cash provided in 1995. In 1996, the GSE purchased $9.9 billion of student loans and student loan participations. The GSE also securitized $6.0 billion of student loans and received $5.6 billion in student loan and warehousing advance repayments. Financing activities used $2.8 billion in cash in 1996 as the Company repaid a net $7.4 billion in long-term notes and saw an increase in net short-term borrowings of $5.0 billion. As student loans are securitized the need for long-term financing of these assets on-balance sheet will decrease.

Securitization

     The Company's unsecured borrowings typically have terms to maturity that are of a shorter duration than the student loans. In addition, the GSE is assessed annually a 30 basis point offset fee on student loans that it holds, which effectively raises the cost of funding such assets on balance sheet. Since 1995, the GSE has diversified its funding sources independent of its GSE borrower status by securitizing a portion of its student loan assets. A securitization involves the sale of student loans by the GSE to a special purpose finance subsidiary and by the subsidiary to a trust. The trust funds the student loans to term through the public issuance of student loan asset-backed securities. As student loans are securitized, the GSE's on-balance sheet funding needs are reduced. During 1996, the GSE completed four transactions in which it sold a total of $6.0 billion of student loans.

     Although asset-backed securities generally have a higher cost of funds than the GSE's traditional on-balance sheet financing (due principally to term match-funding and the fact that asset-backed securities do not benefit from GSE's government-sponsored enterprise status), management believes that securitization represents an efficient use of capital. See "Results of Operations -- Securitizations" for discussion of the offset fee litigation. The GSE's securitizations have been structured to achieve a "AAA" credit rating on over 96 percent of its financing (with an "A" credit rating on the remaining subordinated securities). These ratings are independent of the GSE's current status as a government-sponsored enterprise. Securitized portfolios require less capital than would otherwise be required had the assets remained on balance sheet.

Interest Rate Risk Management

     The Company's principal objective in financing its loan assets is to minimize its sensitivity to changing interest rates by matching the interest rate characteristics of borrowings to specific assets in order to lock in spreads. The Company funds its floating rate loan assets (most of which have weekly rate resets) with variable rate debt and fixed rate debt converted to variable rates with interest rate swaps. To achieve a more precise match of interest rate characteristics between loan assets and their related liabilities, the Company has effectively converted some of its variable rate debt to a different variable rate index with interest rate swaps. At December 31, 1996, $18.3 billion of fixed rate debt and $4.6 billion of variable rate debt were matched with interest rate swaps and foreign currency agreements. Fixed rate debt at December 31, 1996 also funded fixed rate warehousing advances and academic facilities financings. Investments were funded on a "pooled" approach, i.e., the pool of liabilities that funds the investment portfolio has an average rate and maturity or reset date that corresponds to the average rate and maturity or reset date of the investments which they fund.

     In both its match funding activities for its loan assets and its pool funding activities for its investments, the Company enters into various financial instrument contracts in the normal course of business to reduce interest rate risk and foreign currency exposure on certain of its borrowings. These financial instrument contracts include interest rate swaps, interest rate cap and collar agreements, foreign currency swaps, forward currency exchange agreements, options on currency exchange agreements, options on securities, and financial futures contracts.

     In the table below the Company's variable rate assets and liabilities are categorized by reset date of the underlying index. Fixed rate assets and liabilities are categorized based on their maturity dates. An interest rate gap is the difference between volumes of assets and volumes of liabilities maturing or repricing during specific future time intervals. Nonperforming loans are included in the analysis based on their underlying interest rate characteristics. The following gap analysis reflects rate-sensitive positions at December 31, 1996 and is not necessarily reflective of positions that existed throughout the period.

                                                        INTEREST RATE SENSITIVITY PERIOD
                                     -----------------------------------------------------------------------------------
                                                    3 MONTHS       6 MONTHS
                                     3 MONTHS          TO             TO          1 TO 2          2 TO 5         OVER 5
                                     OR LESS        6 MONTHS        1 YEAR         YEARS           YEARS          YEARS
                                     --------       --------       --------       --------       --------       --------
ASSETS
Student loans ..................     $ 30,270       $  3,484       $     --       $     --       $     --       $     --
Warehousing advances ...........        2,771             --             --              1              1             17
Academic facilities financings .          157             43             20             39            221            993
Cash and investments ...........        5,641             14             27             21            174          1,829
Other assets ...................           --             --             --             --             --          1,907
                                     --------       --------       --------       --------       --------       --------
     Total assets ..............       38,839          3,541             47             61            396          4,746
                                     --------       --------       --------       --------       --------       --------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Short-term borrowings ..........       15,903          2,269          4,346             --             --             --
Long-term notes ................        8,505             --             --          2,951         10,242            908
Other liabilities ..............           --             --             --             --             --          1,458
Minority interest in subsidiary            --             --             --             --             --            214
Stockholders' equity ...........           --             --             --             --             --            834
                                     --------       --------       --------       --------       --------       --------
     Total liabilities and
       stockholders' equity ....       24,408          2,269          4,346          2,951         10,242          3,414
                                     --------       --------       --------       --------       --------       --------
OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS
Interest rate swaps ............       14,522          2,410         (4,271)        (2,966)       (10,153)           458
                                     --------       --------       --------       --------       --------       --------
Period gap .....................     $    (91)      $ (1,138)      $    (28)      $     76       $    307       $    874
                                     ========       ========       ========       ========       ========       ========
Cumulative gap .................     $    (91)      $ (1,229)      $ (1,257)      $ (1,181)      $   (874)      $     --
                                     ========       ========       ========       ========       ========       ========
Ratio of interest-sensitive
assets to interest-sensitive
  liabilities ..................        161.5%         156.1%           1.1%           2.1%           3.9%         312.7%
                                     ========       ========       ========       ========       ========       ========

Ratio of cumulative gap to total
  assets .......................           .2%           2.6%           2.6%           2.5%           1.8%           --%
                                     ========       ========       ========       ========       ========       ========

     In low interest rate environments, floor revenues on student loans cause the margins on these loans to widen beyond the locked-in spreads. See "-- Results of Operations -- Student Loan Floor Revenues." Such loans continue to be classified in the three months or less category in the table above, reflecting the fact that as interest rates rise these assets will resume their weekly rate reset.

     The weighted average remaining terms to maturity of the Company's earning assets and borrowings at December 31, 1996 were 5.5 years and 2.0 years, respectively. The following table reflects the average terms to maturity for the Company's earning assets and liabilities at December 31, 1996:

        AVERAGE TERMS TO MATURITY
               (IN YEARS)

EARNING ASSETS
Student loans......................     6.0
Warehousing advances...............     1.0
Academic facilities financings.....     8.0
Cash and investments...............     5.5
                                        ---
Total earning assets...............     5.5
                                        ===
BORROWINGS
Short-term borrowings..............      .5
Long-term borrowings...............     3.5
                                        ---
Total borrowings...................     2.0
                                        ===

     In the above table, Treasury receipts and variable rate asset-backed securities, although generally liquid in nature, extend the weighted average remaining term to maturity of cash and investments to 5.5 years. As loans are securitized, the need for long-term on-balance sheet financing will decrease.

MINORITY INTEREST

     As part of the GSE's privatization, SLM Holding became the parent company of, and successor to, the GSE on August 7, 1997. As a result, the GSE's preferred stock is now reflected as a minority interest in the consolidated financial statements. The financial statements for prior periods have been restated to reflect this change.

     Preferred stock dividends are cumulative and payable quarterly at 4.50 percentage points below the highest yield of certain long-term and short-term United States Treasury obligations. The dividend rate for any dividend period will not be less than 5 percent per annum nor greater than 14 percent per annum. For each of the years ended December 31, 1996, 1995 and 1994, the preferred stock dividend rate was 5.00 percent and reduced net income by $10.7 million. The Privatization Act requires that on the dissolution date of September 30, 2008, the GSE shall repurchase or redeem, or make proper provisions for repurchase or redemption of, any outstanding preferred stock. The Company has the option of effecting an earlier dissolution if certain conditions are met.

OTHER RELATED EVENTS AND INFORMATION

FDSLP and 1993 FFELP Changes

     The Company's student loan business continued to be impacted by legislative changes to the student loan program as well as increased competition. OBRA changed the FFELP in a number of ways that lower the profitability of FFELP loans for all participants and established the FDSLP, under which the federal government can lend directly to students. FFELP changes include risk-sharing on defaulted loans and yield reductions, and a 30 basis point annual "offset fee" unique to the GSE on student loans purchased and held on or after August 10, 1993. See "-- Other Related Events."

     Despite extensive consideration in 1995 and 1996, the 104th Congress did not enact any significant changes to the federal student loan programs. No changes have been made that would effect the yield on student loans. The Company cannot predict whether future budget proposals or other changes will be made to the direct student loan program.

     The FDSLP is funded directly by the federal government and administered by the DOE. OBRA establishes goals for the phase-in of direct lending expressed as a percentage of the combined dollar amount of loans originated under the direct loan program and the FFELP with the following targets:


                             DIRECT LOANS
 ACADEMIC YEARS         AS A PERCENT OF TOTAL
 --------------         ---------------------
1994-1995 .....                     5%
1995-1996 .....                    40
1996-1998 .....                    50
1998-1999 .....                    60

     As of December 31, 1996, approximately 1,600 colleges and universities participated in the FDSLP for the 1996-97 academic year. Based on DOE reports, management estimates that direct loan volume did not achieve its target market share of 40 percent of total student loan originations. Management estimates that direct loans accounted for approximately 31 percent of total student loan volume in the 1995-96 academic year, up from approximately 7 percent in the 1994-95 academic year. The FDLSP has a legislated market share goal of 50 percent for the 1996-1997 academic year.

     In recent years as the FDSLP has grown, the volume of loans originated by banks and other participants under the FFELP has been adversely impacted. Historically, the GSE has purchased the majority of its student loans as they near the repayment phase which commences after a borrower leaves school. On average there is a two to three year lag between the date a loan is originated and the date it enters repayment. This lag has delayed the adverse affect of FDSLP originations on the GSE's purchases of student loans. As the volume of FDSLP loans reaching the repayment phase increases, the GSE's percentage share of the overall student loan market will decline. In 1994, the DOE began to offer existing FFELP borrowers the opportunity to refinance FFELP loans into FDSLP loans. As of December 31, 1996, approximately $325 million of FFELP loans owned by the GSE have been accepted for refinancing into FDSLP loans. Approximately $320 million have been refinanced into FDSLP loans with the remainder awaiting disbursement by the federal government.

     OBRA provides for a change in the borrower interest rate and the Special Allowance Payment for certain FFELP loans made on or after July 1, 1998. The new rates are scheduled to be based on the U.S. Treasury security with a "comparable maturity" plus 1.0 percent. The Secretary of Education has not adopted regulations specifying the U.S. Treasury security on which the Special Allowance Payment rate will be based or details on setting the Special Allowance Payment rate. Management believes that the "comparable maturity" security will be the 10-year Treasury Note. Depending on the specifics of the regulations, these changes could adversely impact the FFELP market and the Company's business because the availability and costs of funding to support this new type of instrument are uncertain. Representatives of the student loan industry are in discussions with members of Congress concerning possible legislative modification of this OBRA provision.

     OBRA also requires the GSE to act as a lender of last resort to make FFELP loans when other private lenders are not available. Such loans receive a 100 percent guarantee and are not subject to the 30 basis point offset fee on loans held by the GSE. If the Secretary of Education determines that the GSE is not adequately implementing this provision, the offset fee paid by the GSE could be increased from 30 basis points to 100 basis points.

     Legislated expansion of student eligibility as well as increases in student and parent loan limits have increased the volume of national loan originations. FFELP originations rose nearly 30 percent year-to-year to about $23 billion for the 1994 federal fiscal year ended September 30, 1994. During the 1995 federal fiscal year, FFELP originations declined to about $21 billion due to FDSLP originations totaling $5 billion. Management expects FFELP originations to have declined a similar amount in the 1996 federal fiscal year and to be flat in 1997. In the meantime, however, the competition for FFELP loans has intensified at both the originating and secondary market levels due mainly to the reduced volume and to securitization of student loans, which has developed into a significant funding alternative for FFELP lenders.

Recently Issued Accounting Pronouncements

     In June 1996, Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued. This statement will govern the accounting for securitization transactions entered into after December 31, 1996. Also, under this statement in-substance defeasance transactions entered into after December 31, 1996 no longer receive off-balance sheet treatment. The Company's management believes the application of this Statement will have no material impact on the Company's results of operations.

Other Related Events

     In 1995, the Congress declined to provide funding for HEAL loans to new borrowers. Funds were provided in 1995 and 1996 for borrowers who have previously received HEAL loans. As of July 1, 1996, the DOE has exercised recently granted authority to raise the limits on Unsubsidized Stafford Loans to amounts equal to the maximum available under the HEAL program. Loans of this size are available only to borrowers attending programs that otherwise would have been eligible for HEAL funding and at schools that were active participants in the HEAL program in 1995.

     On June 11, 1996, Orange County, California filed a complaint against the Company in the U.S. Bankruptcy Court for the Central District of California. The case is currently pending in the U.S. District Court for the Central District of California. The complaint alleges that the Company made fraudulent representations and omitted material facts in offering circulars on various offerings purchased by Orange County, which contributed to Orange County's market losses and subsequent bankruptcy. The complaint seeks to hold the Company responsible for losses resulting from Orange County's bankruptcy, but does not specify the amount of damages claimed. The complaint against the Company is one of numerous cases filed by Orange County that have been coordinated for discovery purposes. Other defendants include Merrill
Lynch, Morgan Stanley, KPMG Peat Marwick, Standard & Poor's and Fannie Mae. The complaint includes a claim of fraud under Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. In addition, the complaint includes counts under the California Corporations Code, as well as a count for common law fraud. The Company believes that the complaint is without merit and intends to defend the case vigorously. At this time, Management believes the impact of the lawsuit will not be material to the Company.

     In September 1996, the Company obtained a declaratory judgment against the Secretary of Education in the U.S. District Court for the District of Columbia. The Court found that the Secretary erred in refusing to allow the GSE to claim adjustments to the Special Allowance Payment on certain FFELP loans which were required to be converted from a fixed rate to a variable rate. The Secretary has filed a notice of appeal of the District Court's decision.

     In August 1996, Huntington National Bank, Battelle Memorial Institute and the Company entered into an agreement to form a joint venture company, CyberMark LLC, to produce and market stored value cards and systems. Huntington and Battelle provided funding for the new company with the Company contributing the smart card system it developed over the past three years through its CyberMark subsidiary. The Company also contributed the CyberMark name to the joint venture company.

     In September 1996, the Company restructured its arrangement with The Chase Manhattan Bank, the Company's largest lending client, in light of Chase's merger with Chemical Banking Corporation. Chase and the Company established two joint venture companies in which they hold equal interests, Education First Finance LLC and Education First Marketing LLC. Education First Finance LLC acquired Chase's existing $2.6 billion student loan portfolio on October 1, 1996 and will acquire all future loans originated by Chase. Education First Marketing LLC will provide marketing services for Chase student loan products. Chase, which is now the largest originator in the FFELP, will originate insured student loans under the new arrangement. The Company will provide all processing and servicing support. Although the parties intend that the new arrangement be a long-term relationship, they have allowed for mutual rights to acquire each other's interest in the joint venture after the first six years.

     On February 6, 1997, President Clinton submitted his Fiscal Year 1998 budget proposal to Congress. In an effort to achieve a balanced federal budget by 2002, the President has proposed a number of budget savings affecting the FFELP. Included in these savings are proposals to reduce the yield on student loans during the in-school, grace and deferment periods, to decrease loan insurance from 98 percent of claim amount to 95 percent, to require lenders rather than the government to compensate guarantors for their assistance in default prevention, and to extend the GSE offset fee to loans sold by GSE as part of securitized transactions. In addition, the President has proposed a significant restructuring of guaranty agency finances and operations. None of the proposals affecting lenders and secondary markets was included in the agreement on the budget which the President subsequently reached with the Congressional leadership or in the budget resolution passed by the Congress based upon that agreement. The agreement does call for the return of $1 billion in guarantee agency reserves in fiscal year 2002, although such provisions would not adversely affect the Company. Legislation implementing the budget resolution was enacted by Congress on August 5, 1997.

                        DESCRIPTION OF THE COMMON STOCK

         The statements set forth under this heading with respect to certain provisions of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation (the "Certificate of Incorporation") and the by-laws of the Company (the "By-Laws") are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to the relevant provisions of the DGCL, the Certificate of Incorporation and the By-Laws, as appropriate.

GENERAL

         This Prospectus relates to the public offering by the Selling Stockholders of 555,015 shares of the Common Stock, par value $.20 per share, issued or issuable upon the exercise of the Warrants. The Warrants, which are transferable, are exercisable at any time before September 30, 2008 at $72.43 per share, subject to adjustment for certain dilutive issuances of Common Stock or convertible securities.

         The Warrants were originally issued on August 7 ,1997 to the Control Board pursuant to Section 602(a) of the Privatization Act. Pursuant to the Privatization Act, the Control Board is authorized to sell or exercise the Warrants and must deposit any proceeds therefrom into an account established for the benefit at the District of Columbia public school system. This provision of the Privatization Act was part of the terms negotiated with the Administration and Congress in conjunction with the GSE's privatization. On September 2, 1997, the Control Board sold the Warrants in a transaction for which it claimed an exemption from the registration requirements of the Securities Act.

COMMON STOCK

         Holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders except the election of directors, on which they have cumulative voting rights.

         Holders of the Common Stock: (i) have equal and ratable rights to dividends from funds legally available therefor when, as and if declared by the Company's Board, subject to any rights of the holders of Company's preferred stock; (ii) subject to any rights of the holders of Company's preferred stock, if any, are entitled to share ratably in any distribution to holders of the Common Stock upon liquidation, after payment in full of all creditors; and
(iii) do not have preemptive rights. The Common Stock is not redeemable or convertible. The outstanding shares of Common Stock are fully paid and non-assessable. The registrar and transfer agent for the Common Stock is Chase Mellon Shareholder Services.

                                   MANAGEMENT

         The name, age and business experience and directorships during the past five years of each member of the Company's Board of Directors is as follows:

====================================================================================================================================
                                                                           DESCRIPTION OF BUSINESS OR
   NAME AND BUSINESS ADDRESS        AGE                                   PRESENT PRINCIPAL OCCUPATION
   -------------------------        ---                                   ----------------------------
====================================================================================================================================
 James E. Brandon                   70       Attorney and  Certified Public Accountant.   Mr. Brandon is  President and director of
 Amarillo, TX                                the following private companies:   National  Cattle Co.,  Inc., Automated  Electronics
                                             Corp.,  Kirby Royalties,  Inc., and El  Paso Venezuela  Company, each  an oil  and gas company; Oldham Ranches, Inc., Grain  Properties, Inc., and Park-Princess,  Inc., each
                                             a real  estate investment  company.   Mr. Brandon  is a Trustee of  Eureka College  in
                                             Illinois,  serving a  six-year term  that  commenced in  1993.   He  also served  as a
                                             Trustee of Eureka College  from 1985 to 1991.   Mr. Brandon served as director of  the
                                             GSE,  by appointment of the  President of the  United States, from  1982 through 1991, and was a shareholder-elected member of the GSE board from 1995 until August 1997.

 Charles L. Daley                   64       Director,  Executive Vice  President and  Secretary  of TEB  Associates, Inc.,  a real
 Voorhees, NJ                                estate finance company, since 1992.  Mr. Daley was Executive  Vice President and Chief
                                             Operating  Officer of  First Peoples  Financial Corporation,  a bank  holding company, from 1987 to 1992  and Executive Vice President  and Chief Operating Officer  of First
                                             Peoples Bank  of New  Jersey, a  state-chartered commercial bank, from  1984 to  1992.
                                             Mr. Daley was a member of the GSE board from 1995 until August 1997

 Thomas J. Fitzpatrick              48       Founder, President  and Chief  Executive Officer  of Equity  One, Inc.,  a one billion
 Medford, NJ                                 dollar consumer  lending company.   Mr. Fitzpatrick  was Vice  Chairman of  Commercial
                                             Credit  Co. from 1988  until 1989.  From 1983  until 1988, he was  President and Chief
                                             Operating  Officer of  Manufacturers Hanover  Consumer  Services,  where he  had  been
                                             employed since 1979.   Mr. Fitzpatrick currently serves  on the board of directors  of
                                             BanPonce Financial Corporation.

 Edward A. Fox                      60       Mr.  Fox retired  from  the GSE  in  1990 after  serving as  its  President and  Chief
 Harborside, ME                              Executive Officer since its inception in 1973.   From 1990 until 1994, he was the Dean
                                             of the Amos Tuck School  of Business Administration at Dartmouth College.   Mr. Fox is
                                             a  director  of  Delphi  Financial  Group,  Construction  Loan  Insurance  Corporation
                                             ("Connie Lee"), Greenwich  Capital Management and New  England Life Insurance Co., and
                                             is Chairman  of the  Board of  Commerce Security  Bancorp.   In 1997,  the Governor of
                                             Maine  appointed Mr.  Fox to  a three-year  term on  the New  England Board  of Higher
                                             Education.

====================================================================================================================================
                                                                           DESCRIPTION OF BUSINESS OR
   NAME AND BUSINESS ADDRESS        AGE                                   PRESENT PRINCIPAL OCCUPATION
   -------------------------        ---                                   ----------------------------
====================================================================================================================================
 Diane S. Gilleland                 50       Senior  Fellow, American  Council on  Education,  Washington,  D.C.   Previously,  Dr.
 Washington, D.C.                            Gilleland was the Director, Arkansas Department of Higher Education (1990-1997).   She
                                             currently serves  on the boards of  several organizations including  the Boards of the
                                             Arkansas School of Mathematics  and Science, the  Southern Regional Education  Board's
                                             Commission  on Educational  Quality  and the  National  Advisory  Group for  the  Ford
                                             Foundation-sponsored  project on  Higher  Education Costs,  Pricing  and Productivity.
                                             Dr. Gilleland served as a member of the  GSE board, by appointment of the President of the United  States, from 1994 until  August 1997, and  has been  a shareholder-elected member of the GSE board since August 1997.

 Ann Torre Grant                    39       Executive Vice President, Chief Financial  Officer and Treasurer of  NHP Incorporated,
 Vienna, VA                                  a broad-based national real estate services firm  that is the nation's second  largest multi-family  property manager  and fourth  largest commercial lender,  since February
                                             1995.  Ms. Grant was Vice President and  Treasurer of US Airways from 1991 until 1995,
                                             and  held  other  finance positions  at  US  Airways from  1988  until  1991.   She is
                                             currently a director of the  GSE and Independent Director of Franklin Mutual Series, a
                                             $22 billion family of mutual funds.

 Ronald F. Hunt                     53       Attorney in  New Bern,  North Carolina,  where he  has resided since 1990.   Mr.  Hunt
 New Bern, NC                                retired from the  GSE in 1990 after serving in  a number of executive positions there, beginning in 1973.  He was appointed General  Counsel of the GSE in 1979 and Executive
                                             Vice  President in  1983.   Since 1987  he has  served as  Corporate Secretary  of the
                                             Construction Loan Insurance Corporation ("Connie  Lee") and as Director  and Corporate
                                             Secretary of  Connie Lee Insurance  Company, a municipal bond insurer  wholly owned by
                                             Connie Lee, and of Connie Lee  Management Services Corporation.  From 1993 until 1995,
                                             Mr. Hunt  was  Chairman  of  the Board  of  Directors of  the  National  Student  Loan
                                             Clearinghouse,  a not-for-profit  corporation that  provides loan  status verification for participants in the FFELP.  Mr. Hunt is also a director of the GSE.

 Benjamin J. Lambert, III           60       Senator of the State  of Virginia since 1987.   As a Senator, Dr. Lambert has  focused
 Richmond, VA                                on education  issues and is Chairman  of the  Senate's Higher Education  Subcommittee.
                                             Dr. Lambert has also been self-employed as  an optometrist since 1962.  Dr. Lambert is
                                             a  director  of the  GSE  and  the following  companies:   Consolidated  Bank &  Trust
                                             Company;  Virginia Power;  and Dominion Resources.   Dr. Lambert is  also Secretary of
                                             the Board of  Trustees of Virginia Union University, where  he has served as a Trustee for over 15 years.

====================================================================================================================================
                                                                           DESCRIPTION OF BUSINESS OR
   NAME AND BUSINESS ADDRESS        AGE                                   PRESENT PRINCIPAL OCCUPATION
   -------------------------        ---                                   ----------------------------
====================================================================================================================================
 Albert L. Lord                     51       Chief Executive Officer and Vice-Chairman of the Company, and  President and principal
 Washington, D.C.                            shareholder of LCL Ltd., a Washington D.C.  firm that provides consulting services  in investment and financial services.  Mr. Lord served in executive  positions at the GSE
                                             from  October  1981  until  January 1994.    Mr.  Lord  served as  the  Executive Vice
                                             President and Chief Operating  Officer of  the GSE from  1990 to  1994, and  Executive
                                             Vice President and  Chief Financial Officer  of the GSE  from 1986 to 1990.   Mr. Lord
                                             also  serves as  a director of  First Alliance Corporation, Irvine,  CA, and Princeton
                                             Bank, Princeton, MN.   Mr. Lord was a  member of the GSE  board from 1995 until August
                                             1997.

 Marie V. McDemmond                 51       President of Norfolk  State University since  June 1997.   From December 1988  to June
 Norfolk, VA                                 1997, Dr. McDemmond served  Florida Atlantic  University in  various capacities,  most recently as Vice President for Finance and  Chief Fiscal Officer.  Prior to  1988, Dr.
                                             McDemmond was  an Assistant Professor  of Education at the University  of New Orleans,
                                             President  of McDemmond and Associates,  a education finance consulting firm, and held financial management positions at Emory University, Atlanta  University and University
                                             of Massachusetts.   She is also a frequent author  and lecturer on women  and minority issues and financial management of colleges and  universities.  Dr. McDemmond is  also a director of the GSE.

 Barry A. Munitz                    55       President and  Chief Executive Officer of  the J. Paul  Getty Trust.   From 1991 until
 Long Beach, CA                              1997,  Dr. Munitz was Chancellor and  Chief Executive Officer of  The California State
                                             University System.  He is immediate past  chair of the American Council on  Education,
                                             Chairman of the National Advisory Group  for the Ford Foundation-supported  Project on
                                             Higher Education  Costs,  Pricing and  Productivity,  Chair-Elect  of  the  California
                                             Business --  Higher Education  Forum and a member  of the  Executive Committee of  Los
                                             Angeles' KCET Public Television Station.   Dr. Munitz has also served as a director of
                                             SunAmerica  Corp.  since 1994.   From  1982  until 1991,  he  was President  and Chief
                                             Executive Officer of Federated Development   Co., Vice-Chairman, MAXXAM Inc., Chairman
                                             and  Chief  Executive  Officer,   United  Financial   Group,  and  Director,   Charter
                                             Bancshares, Kaiser Aluminum and Specialty Patterns.

====================================================================================================================================
                                                                           DESCRIPTION OF BUSINESS OR
   NAME AND BUSINESS ADDRESS        AGE                                   PRESENT PRINCIPAL OCCUPATION
   -------------------------        ---                                   ----------------------------
====================================================================================================================================
 A. Alexander Porter                58       Lead independent director of the Company's board, co-Founder and  President of Porter,
 New York, NY                                Felleman  Inc., an investment management  company, since 1983, and  General Partner of
                                             Amici Associates, L.P. since 1976  and of the Collectors' Fund since 1984.   Amici and
                                             the Collectors'  Fund are investment  partnerships in which Mr.  Porter has investment
                                             discretion to  buy and sell securities.   Mr.  Porter has been  a trustee of  Davidson
                                             College  in North  Carolina since 1992.   He  is a  governor of the New  York Athletic
                                             Club,  a  Founder and  Director  of Distribution  Technology, Inc.,  a  privately held company, and a trustee of The John  Simon Guggenheim Memorial Foundation, since  1997.
                                             Mr. Porter has been a director of the GSE since 1995.

 Wolfgang Schoellkopf               64       Vice  President and  Chief Financial  Officer of  First Financial  Bancorporation from
 New York, NY                                1990  until  1996.   After  teaching economics  at  Cornell  University and  Princeton
                                             University,  Mr. Schoellkopf held various positions at Chase  Manhattan Bank from 1963 until 1988, most recently as Executive Vice President  and Treasurer.  From 1988 until
                                             1990, he  was Executive Vice President  of Shearson  Lehman Hutton.   Mr.  Schoellkopf
                                             currently serves  on the  boards of directors  of Great  Lakes Reinsurance Corporation and Inner-City Scholarship Fund.

 Steven L. Shapiro                  56       Certified  Public Accountant  and  Personal  Financial Specialist.    Mr.  Shapiro  is
 Cherry Hill, NJ                             Chairman of  Alloy, Silverstein,  Shapiro, Adams, Mulford &  Co., an  accounting firm, where he has been employed since 1960, and  has served on its board of directors since
                                             1966.   Mr. Shapiro  has been  a member of the  executive advisory  council of Rutgers
                                             University  since 1992,  and is  a federal  key person  of the  American  Institute of
                                             Certified  Public Accountants.  Mr. Shapiro also serves on the boards of the following
                                             companies:   Carnegie Bancorp, a Princeton,  New Jersey bank (since  1992); the Casino
                                             Reinvestment  Development  Authority  (since  1992);  and  the  West  Jersey  Hospital
                                             Foundation  (since 1993).  He was director  of First Peoples Financial Corp. from 1990 to 1992 and  Vice Chairman of the Board  of Jefferson Bank of  New Jersey from 1988 to
                                             1990.  Mr. Shapiro was a member of the GSE board from 1995 until August 1997.

 Randolph Hearst Waterfield         65       Certified  public  accountant  and  self-employed  accounting  consultant since  1990.
 Barnegat Light, NJ                          Prior to  1990, Mr. Waterfield was with Ernst & Young for  40 years, during which time he served as the audit partner with a number of major  clients, including the Company, and was the East  Region Director of Accounting  and auditing and managing  partner of
                                             Ernst & Young's Washington, D.C.  office.  Mr. Waterfield has been a Trustee of Drexel
                                             University since 1981.  Mr. Waterfield has been a member of the GSE board since 1995.

                             DIRECTOR COMPENSATION

  During 1996, each GSE director, with the exception of the Chairman of the Board, received an annual retainer of $20,000. Each standing committee Chairman, with the exception of the Chairman of the Board, received an additional annual retainer of $2,000. In addition, a fee of $1,500 accrued to each director for attending each regular bi-monthly or special meeting of the GSE Board and a fee of $1,500 accrued to each director for attending each regularly scheduled committee meeting of the GSE Board (with only a single fee paid for multiple committee meetings on the same day). The Chairman of the Board, in recognition of the additional time that he was required to devote to the GSE's affairs, received an annual retainer of $50,000 and a per diem of $1,750 for each day spent on the GSE's affairs. The Chairman of the Board was able to authorize additional reimbursement for directors who performed additional services or devoted unusual amounts of time to the GSE's activities that were not covered under the normal compensation schedules. Directors were also provided with $50,000 of group term life insurance and are covered by a travel insurance plan while traveling on GSE business.

  Before the Reorganization, GSE directors could defer cash compensation under the Sallie Mae Board of Directors' Deferred Compensation Plan and invest such deferred compensation in a cash account on which interest accrued and/or in a Sallie Mae Common Stock account, on which dividends and other capital adjustments were made. At least 50% of each director's annual retainer was credited to the Board of Directors' Deferred Compensation Plan -- Stock Account. See "Ownership of the Common Stock".
  Effective December 31, 1995, the Sallie Mae Board of Directors' Pension Plan, a "nonqualified" plan that provided a benefit computed on the highest consecutive three-year average of compensation, was eliminated. Benefits accrued to directors serving on the GSE Board at December 31, 1995 were frozen.

  Before the Reorganization, directors could participate in the Sallie Mae Employees' Stock Purchase Plan on the same terms and conditions as GSE employees. Directors did not receive a salary from the GSE and did not participate in any of the other plans discussed under the heading "Executive Compensation."

  Under the terms of the GSE shareholder-approved Sallie Mae Board of Directors' Restricted Stock Plan, each director could annually receive up to a maximum of 500 shares of restricted GSE common stock. Shares granted under the Directors' Restricted Stock Plan may not be transferred by a director until the later of six months from the date of grant or the date the director separates from service as a Board member. During 1996, each director was granted 100 shares of restricted GSE common stock. The aggregate number of shares issued to directors during 1996 was 2,100 shares.

  Pursuant to the Board of Directors Stock Option Plan, approved at the 1996 annual meeting of the GSE's shareholders, each director was awarded options to acquire 3,000 shares of the GSE's common stock at $73.00 per share. As of December 31, 1996, 63,000 options were outstanding and exercisable and had a value of $1,267,875.

  On September 18, 1997, the Company's Board of Directors authorized the Company to offer to purchase all outstanding stock options held by GSE directors who were appointed to the GSE board by the President of the United States. The Company offered to purchase each outstanding option from such directors at a price equal to the difference between the strike price of the option and $158.8125 (the closing market price of the Company's stock on September 18, 1997), plus $6.00. The Company's offer to purchase the options at this price will remain open until October 31, 1997. Options held by such directors will expire on January 31, 1998.

  The total compensation accrued to directors in 1996 (including the value of restricted stock grants and compensation related to participation in the Sallie Mae Employees' Stock Purchase Plan) was $1,215,767.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The name, age, title and business experience during the past five years of each member of the Company's executive officers is as follows:

======================================================================================================================
         NAME AND TITLE             AGE                                PREVIOUS EXPERIENCE
         --------------             ---                                -------------------
======================================================================================================================
 Albert L. Lord                     51       From 1994 until 1997, Mr. Lord  was President and principal shareholder
 Chief Executive Officer and                 of LCL, Ltd., a Washington,  DC firm that provides  consulting services
 Vice Chairman of the Board                  in  investment and financial  services.   From 1990-1994,  Mr. Lord was
 of Directors  . . . . . .                   Executive Vice President and Chief Operating Officer of the GSE.

 J. Paul Carey                      38       From 1994 until 1997, Mr. Carey was an officer  and shareholder of LCL,
 Executive Vice President,                   Ltd.,  a  Washington, DC  firm  that  provides  consulting  services in
 Finance, Marketing and                      investment and financial  services.  From  1990 to 1994, Mr.  Carey was
 Administration  . . . . .                   Vice  President,  Marketing of  the  GSE.   Mr.  Carey  also serves  as
                                             President of the GSE.

 Mark G. Overend                    41       From  1991 until 1997, Mr. Overend was Vice President and Controller of
 Vice President and Chief                    the GSE.   Mr. Overend also  serves as Chief  Financial Officer  of the
 Financial Officer . . . .                   GSE.

 Robert R. Levine                   41       From 1990 until 1997, Mr.  Levine was the Vice President  and Treasurer
 Vice President, Servicing                   of the GSE.

 Marianne M. Keler                  42       From  1990 until  1997, Ms.  Keler  was  Vice President  and  Associate
 Vice President and General                  General Counsel of the  GSE.  Ms. Keler also serves as  General Counsel
 Counsel . . . . . . . . .                   of the GSE.

                             EXECUTIVE COMPENSATION

  This section includes: (1) a summary description in tabular form of executive compensation; (2) a summary of 1997 stock option grants; (3) a valuation of option exercises and remaining option holdings; (4) a summary of awards under the Student Loan Marketing Association Incentive Performance Plan (the "Incentive Performance Plan" or the "IPP"); and (5) a description of certain benefit plans. The Company and the GSE do not have any termination or change in control agreements with their executive officers.

COMPENSATION TABLES

  Set forth below is historical information relating to the compensation of executive officers of the GSE.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                      --------------------------------------
                                          ANNUAL COMPENSATION                 AWARDS                 PAYOUTS
                                          -------------------         --------------------------     -------
                                                                                      SECURITIES
                                                                      RESTRICTED      UNDERLYING       LTIP        ALL OTHER
    OFFICERS(1)             YEAR     SALARY(2)  BONUS(3)    OTHER      STOCK(4)        OPTIONS(5)     PAYOUT(6)  COMPENSATION(7)
    --------                ----     ------     -----       -----      -----           -------        ------       ------------
 Lawrence A. Hough . .       1996   $540,000     $220,036    --       $219,964        30,000          $329,656     $54,578
 President and CEO           1995    525,000      210,052    --        209,948        50,000           372,078      31,465
                             1994    510,000      145,025    --        144,975        30,000           381,100      30,565
 Timothy G. Greene . .       1996    304,000      184,000    --         46,000        14,000           186,029      40,392
 EVP and General Counsel     1995    295,000      192,000    --          --           18,500           197,557      17,684
                             1994    288,000      155,000    --          --           12,000           133,237      17,280
 Denise B. McGlone . .       1996    295,000            0    --        240,000        14,000              --        17,677
 EVP and CFO                 1995    285,000      260,000    --          --           15,000              --        17,077
                             1994    253,846      250,000    --          --           12,000              --        15,231
 Robert D. Friedhoff .       1996    275,000      235,000    --          --           14,000           105,733      16,465
 EVP, Systems and            1995    260,000      210,000    --          --           18,500            96,236      15,565
 Servicing                   1994    245,000      165,000    --          --           12,000            82,683      14,700

 Lydia M. Marshall . .       1996    275,000      245,000    --          --           14,000            98,984      16,454
 EVP, Marketing              1995    255,000      220,000    --          --           18,500            86,457      15,254
                             1994    235,000      165,000    --          --           12,000            73,058      14,100

----------
(1) Mr. Friedhoff resigned from his positions with Sallie Mae, effective March 26, 1997 for personal reasons. Messrs. Hough and Greene and Mmes. McGlone and Marshall ceased to be employed by the Company as of August 8, 1997.

(2) "Salary" is the base salary earned in the current year including all salary deferred to future years.

(3) "Bonus" is the amount earned for the year. The Bonus is determined and payable in the following year.

         Of Mr. Hough's 1996 Bonus of $440,000, 50% was paid in cash ($220,036) and 50% was granted in the form of 2,263 restricted shares of Sallie Mae Common Stock (determined at 90% of value on date of grant) with a cash value of $244,404 on the date of grant.

         Pursuant to the Stock Compensation Plan, per his election, 80% of Mr. Greene's 1996 Bonus of $230,000 was paid in cash ($184,024) and 20% was granted in the form of 473 restricted shares of Sallie Mae Common Stock (determined at 90% of value on date of grant) with a cash value of $51,084 on the date of grant.

         Pursuant to the Stock Compensation Plan, per her election, 100% of Ms. McGlone's 1996 Bonus of $240,000 was granted in the form of 2,469 restricted shares of Sallie Mae Common Stock (determined at 90% of value on date of grant) with a cash value of $266,652 on the date of grant.

(4) Grantees of restricted shares of Sallie Mae Common Stock are eligible to receive dividends. Mr. Hough's 1994 and 1995 grants will both become unrestricted as of January 27 and 26, 1997, respectively. All other grants will become unrestricted on January 23, 1998. On the last day of the fiscal year, the aggregate number of restricted shares of Sallie Mae Common Stock granted equaled 6,742 shares with a value at December 31, 1996 of $627,849.

(5) "Securities Underlying Options" includes stock options granted at market prices in January of each year. The exercise price of the options are as follows: January 1994: $49.00; January 1995: $37.00 and January 1996: $73.00; except for Ms. McGlone's 1994 grant, the date of which grant was November 17, 1993 priced at $44.50.

(6) Each year's Long-Term Incentive Plan ("LTIP") Payout is comprised of the following payments under the Incentive Performance Plan:

         1996 -- 1/3 of the total award earned in each of the IPP years 1993, 1992, and 1991, paid in January 1996;

         1995 -- 1/3 of the total award earned in each of the IPP years 1992, 1991, and 1990, paid in January 1995;

         1994 -- 1/3 of the total award earned in each of the IPP years 1991, 1990, and 1989, paid in January 1994;

         Ms. McGlone is not eligible to receive awards earned under IPP until the 1994 IPP payout which commences in 1997.

(7) "All Other Compensation" consists of the Employees' Thrift and Savings Plan's and the Supplemental Employees' Thrift and Savings Plan's employer matching contributions of up to 6% of base salary and for Messrs. Hough and Greene, $22,213 and $22,173 resulting from purchases of discounted stock under the Employees' Stock Purchase Plan.

                            1996 OPTION GRANTS TABLE

                                          PERCENT
                                            OF
                         NUMBER OF         TOTAL
                         SECURITIES      GRANTS TO
                         UNDERLYING      EMPLOYEES                                    VALUE AT
                          OPTIONS           IN            EXERCISE    EXPIRATION       GRANT
           NAME           GRANTED         1996(1)           PRICE        DATE         DATE(2)
 ----------------------  ----------      ----------       --------    ----------   -------------
 Lawrence A. Hough.....     30,000          9.3%          $73.00        1/25/2006      $774,000
 Timothy G. Greene.....     14,000          4.3            73.00         1/25/2006      361,200
 Denise B. McGlone.....     14,000          4.3            73.00         1/25/2006      361,200
 Robert D. Friedhoff...     14,000          4.3            73.00         1/25/2006      361,200
 Lydia M. Marshall.....     14,000          4.3            73.00         1/25/2006      361,200

----------

(1) The total number of stock options granted to employees in 1996 was 324,045.

(2) Value is determined on the basis of the Extended Binomial Options Pricing Model, a variation of the Black-Scholes pricing model. The following assumptions have been used in valuing the stock options as of the grant date -- January 25, 1996: volatility -- 29.42%; risk-free rate of return -- 5.93%; dividend growth rate -- 8.0%; vesting period -- one year from grant and time of exercise -- expiration date.


                 1996 OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                 NUMBER OF           VALUE OF
                                                 SECURITIES         UNEXERCISED
                                                 UNDERLYING        IN-THE-MONEY
                                                 OPTIONS AT         OPTIONS AT
                                    VALUE         YEAR END       DECEMBER 31, 1996
                        SHARES   REALIZED ON    EXERCISABLE/       EXERCISABLE/
        NAME           ACQUIRED    EXERCISE    UNEXERCISABLE       UNEXERCISABLE
---------------------  --------  -----------   -------------     --------------------
Lawrence A. Hough....    10,000     $604,500   148,250/30,000    $6,485,468/$603,750
Timothy G. Greene....     1,080       52,920    44,920/14,000     1,825,072/ 281,750
Denise B. McGlone....     8,500      309,812    18,500/14,000       948,312/ 281,750
Robert D. Friedhoff..         0            0    51,000/14,000     2,176,937/ 281,750
Lydia M. Marshall....    18,500      832,500    24,800/14,000       927,650/ 281,750

                        LONG-TERM INCENTIVE PLAN TABLE
                       INCENTIVE PERFORMANCE PLAN (IPP)

                                                                        PERFORMANCE OR OTHER PERIOD
       NAME                         AWARDS FOR 1993 IPP(1)               UNTIL MATURITY OR PAYOUT(2)
 ---------------------          ------------------------------       ---------------------------------
 Lawrence A. Hough......        Three installments of $89,250.        Payable beginning January 1996.
 Timothy G. Greene......        Three installments of $50,150         Payable beginning January 1996.
 Denise B. McGlone(3)...        N/A                                   N/A
 Robert D. Friedhoff....        Three installments of $38,061.        Payable beginning January 1996.
 Lydia M. Marshall......        Three installments of $37,329.        Payable beginning January 1996.

-----------
(1) The 1993 IPP commenced January 1, 1993 and ended December 31, 1995. Awards for that IPP were determined by the Board of Directors in January 1996.

(2) The January 1996 payment for the 1993 IPP is included in the Summary Compensation Table under "LTIP Payout".

(3) Denise McGlone rejoined the Corporation in February 1994. Ms. McGlone is not eligible to receive awards until the 1994 IPP payout which commences in 1997.

DESCRIPTION OF CERTAIN PENSION PLANS

  Set forth below are current defined benefit pension plans of Sallie Mae.

                              PENSION PLAN TABLE
                     ANNUAL NORMAL RETIREMENT BENEFIT(1)

                                                          YEARS OF SERVICE AT NORMAL RETIREMENT DATE
                                        FINAL      -------------------------------------------------------
                                       AVERAGE
                                    COMPENSATION         15          20             25             30
                                    ------------   -----------   -----------    -----------    -----------
                                      $400,000     $129,671      $ 172,895      $ 216,119      $259,343
                                       450,000      146,171        194,895        243,619       292,343
                                       500,000      162,671        216,895        271,119       325,343
                                       550,000      179,171        238,895        298,619       358,343
                                       600,000      195,671        260,895        326,119       391,343
                                       650,000      212,171        282,895        353,619       424,343
                                       700,000      228,671        304,895        381,119       457,343
                                       750,000      245,171        326,895        408,619       490,343
                                       800,000      261,671        348,895        436,119       523,343
                                       850,000      278,171        370,895        463,619       556,343
                                       900,000      294,671        392,895        491,119       589,343

------------
(1)      Payable for life to employees retiring in 1996 at age 62.

  The credited years of service for the individuals named in the Summary Compensation Table are: Mr. Hough: 21 years, 10 months; Mr. Greene: 12 years, 5 months; Ms. McGlone: 9 years, 3 months; Mr. Friedhoff: 17 years, 11 months; and Ms. Marshall: 11 years, 6 months.

  The Student Loan Marketing Association Employees' Pension Plan (the "Pension Plan") provides monthly benefits upon retirement to employees who complete five years of service. Benefits are calculated according to a formula which is based on an employee's highest consecutive five-year average base salary and length of credited service, and are integrated with social security benefits. The maximum number of years for which a participant receives credit for service under the Pension Plan is 30 years, and normal retirement age is 62. The Pension Plan also provides early retirement benefits at age 55, as well as joint and survivor benefits. The Pension Plan is funded solely by corporate contributions. Annual contributions to the Pension Plan trust are determined on an actuarial basis.

  The Student Loan Marketing Association Supplemental Pension Plan (the "Supplemental Pension Plan") assures that designated participants receive the full amount of benefits to which they would have been entitled under the Pension Plan but for limits on compensation and benefit levels imposed by the Internal Revenue Code. The portions of compensation that are considered covered compensation for the Supplemental Pension Plan for each named executive officer are the salary and annual bonus amounts, up to 35% of the prior year's salary, disclosed in the Summary Compensation Table.

  Benefit amounts under both the Pension Plan and the Supplemental Pension Plan are computed on an actuarial basis without individual allocation. The table above shows estimated annual benefits payable under the Pension Plan and the Supplemental Pension Plan to an employee for life upon retirement at age 62 in specified years-of-service and remuneration classes, using assumptions about compensation increases, under a straight life annuity option. The benefit amounts shown in the table are not subject to any deduction for social security or other offset amount.

                         OWNERSHIP OF THE COMMON STOCK

BOARD AND MANAGEMENT OWNERSHIP OF THE COMPANY

  The following table provides information regarding shares of the Common Stock owned by the Company's management and Sallie Mae directors as of August 31, 1997, unless otherwise indicated. None of such persons nor such persons as a group were the beneficial owner of more than 1 percent of the outstanding shares of the Common Stock as of August 31, 1997.

                                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                 ---------------------------------------------------------------------------
                                                                               CREDITED TO         MAY BE ACQUIRED WITHIN
                                                                               ------------        ----------------------
                  COMPANY DIRECTORS                   OWNED(1)                 BENEFIT PLAN               60 DAYS
                  -----------------                   -----                    ------------               -------
                                                                                ACCOUNT(2)
                                                                                -------
             James E. Brandon............              1,852                       902                     4,000
             Charles L. Daley............              5,077                       264                     4,000
             Edward A. Fox..............               54,000                       0                        0
             Thomas J. Fitzpatrick.......               200                         0                        0
             Dianne Suitt Gilleland......               770                        716                     3,650
             Ann Torre Grant.............               400                         0                        0
             Ronald F. Hunt..............              6,108                      1,080                    1,000
             Benjamin J. Lambert, III....               577                        474                     1,000
             Albert L. Lord..............              39,679                      507                     1,000
             Marie V. McDemmond..........                0                          0                        0
             Barry A. Munitz.............              4,000                        0                        0
             A. Alexander Porter.........              21,532                      264                     4,000
             Wolfgang Schoellkopf........              1,000                        0                        0
             Steven L. Shapiro...........              1,577                       711                     4,000
             Randolph Hearst Waterfield..               550                        607                     4,000

                    COMPANY NAMED
                  EXECUTIVE OFFICERS
                  ------------------

             Albert L. Lord.............               39,679                      507                     1,000
             J. Paul Carey..............                4,568                       0                        0
             Mark G. Overend............                4,882                     1,356                      0
             Robert R. Levine...........                5,295                     1,074                      0
             Marianne M. Keler..........                5,844                     1,916                      0

             COMPANY DIRECTORS AND NAMED
               EXECUTIVE OFFICERS AS A
                        GROUP
                        -----

                                                      157,911                     9,871                    26,650
                                                 =================           ===============          ================

--------------------
(1) Consists of shares held, directly or indirectly, by the individual or a related party, including restricted shares.

(2) Consists of shares credited under the Company's Directors' Deferred Compensation Plan, the Supplemental Employees' Thrift and Savings Plan, and the Deferred Compensation Plan for Key Employees.

PRINCIPAL HOLDERS

  The Company believes that the following institutions were beneficial owners of five percent or more of the outstanding shares of the GSE's common stock at June 30, 1997 based upon information from such institutions and the Company's records.

                                                                                 OWNERSHIP PERCENTAGE AT
                                 PRINCIPAL HOLDERS                SHARES              JUNE 30, 1997
                         --------------------------------         ------         ----------------------
                         The Capital Group Companies,
                           Inc.(1) . . . . . . . . . .           5,832,100                 10.11%
                         FMR Corporation . . . . . . .           5,228,900                  9.06%
                         Chancellor Capital  . . . . .           4,109,001                  7.12%
                         Scudder Stevens & Clark . . .           3,225,989                  5.59%

----------
(1) Certain operating subsidiaries of the Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held, as of June 30, 1997, 5,832,100 shares of the issue (10.11% of the outstanding shares of the class). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 2,000,100 of said shares. Capital Research and Management Company, a registered investment adviser had investment discretion with respect to 3,832,000 shares of the above shares.

                                 LEGAL MATTERS

  Certain legal matters relating to the Shares will be passed upon for the Company by Marianne M. Keler, Esq., General Counsel of the Company.

                                    EXPERTS

         The consolidated financial statements of SLM Holding Corporation as of December 31, 1996 and 1995, and for each of the three years in the period ending December 31, 1996 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority such firm as experts in accounting and auditing.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                      INDEX

                                                                      PAGE
                                                                      ----
Report of Independent Auditors ......................................  F-2
Consolidated Balance Sheets .........................................  F-3
Consolidated Statements of Income ...................................  F-4
Consolidated Statements of Changes in Stockholders' Equity ..........  F-5
Consolidated Statements of Cash Flows ...............................  F-6
Notes to Consolidated Financial Statements ..........................  F-7

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SLM HOLDING CORPORATION

     We have audited the accompanying consolidated balance sheets of the SLM Holding Corporation at December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the SLM Holding Corporation at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 2, the Company's financial statements for 1995 and 1994 have been restated to reflect a change in its method of accounting for student loan income. In addition, as discussed in Note 2, in 1994 the Company changed its method of accounting for certain investments in debt and equity securities.

Washington, D.C.
Ernst & Young LLP
January 13, 1997, except as to the
third and fourth paragraphs of Note 2,
which is as of April 7, 1997

                             SLM HOLDING CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            DECEMBER 31,
                                                       JUNE 30,      --------------------------
                                                         1997            1996           1995
                                                     -----------     -----------    -----------
                                                     (UNAUDITED)
ASSETS
Insured student loans purchased ..................   $29,568,713     $32,307,930    $34,336,211
Student loan participations ......................     1,918,871       1,445,596             --
                                                     -----------     -----------    -----------
Insured student loans ............................    31,487,584      33,753,526     34,336,211
Warehousing advances .............................     2,495,178       2,789,485      3,865,093
Academic facilities financings
  Bonds-- available-for-sale .....................       827,235         934,481        710,112
  Loans ..........................................       526,276         538,850        602,122
                                                     -----------     -----------    -----------
Total academic facilities financings .............     1,353,511       1,473,331      1,312,234
Investments
  Available-for-sale .............................     7,785,047       6,833,695      6,988,199
  Held-to-maturity ...............................       584,576         601,887        625,856
                                                     -----------     -----------    -----------
Total investments ................................     8,369,623       7,435,582      7,614,055
Cash and cash equivalents ........................     2,223,439         270,887      1,252,920
Other assets, principally accrued interest
  receivable .....................................     1,969,583       1,907,079      1,621,222
                                                     -----------     -----------    -----------
Total assets .....................................   $47,898,918     $47,629,890    $50,001,735
                                                     ===========     ===========    ===========

LIABILITIES
Short-term borrowings ............................   $25,850,071     $22,517,627    $17,447,000
Long-term notes ..................................    19,488,810      22,606,226     30,082,615
Other liabilities ................................     1,503,568       1,458,207      1,390,915
                                                     -----------     -----------    -----------
Total liabilities ................................    46,842,449      46,582,060     48,920,530
                                                     -----------     -----------    -----------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN SUBSIDIARY ..................       213,883         213,883        213,883

STOCKHOLDERS EQUITY

Common stock, par value $.20 per share, 250,000,000
  shares authorized: 66,158,095; 65,695,571 and
  124,121,770 shares issued, respectively ........        13,231          13,139         24,824
Additional paid-in capital .......................        28,218              --        537,818
Unrealized gains on investments (net of tax of
  $185,569; $188,050 and $199,686, respectively) .       344,628         349,235        370,846
Retained earnings ................................     1,194,769       1,008,737      2,728,383
                                                     -----------     -----------    -----------
Stockholders' equity before treasury stock .......     1,580,846       1,371,111      3,661,871
Common stock held in treasury at cost:
  13,823,562; 12,004,976 and 66,415,524 shares,
  respectively ...................................       738,260         537,164      2,794,549
                                                     -----------     -----------    -----------

Total stockholders' equity .......................       842,586         833,947        867,322
                                                     -----------     -----------    -----------
Total liabilities and stockholders' equity .......   $47,898,918     $47,629,890    $50,001,735
                                                     ===========     ===========    ===========

          See accompanying notes to consolidated financial statements.

                             SLM HOLDING CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              SIX MONTHS ENDED
                                                   JUNE 30,                        YEARS ENDED DECEMBER 31,
                                          --------------------------      -----------------------------------------
                                             1997            1996            1996           1995            1994
                                          ----------      ----------      ----------     ----------      ----------
                                          (UNAUDITED)    (UNAUDITED)
Interest income:
  Insured student loans purchased ......  $1,220,530      $1,323,266      $2,586,035     $2,708,079      $2,188,971
  Student loan participations ..........      53,044              --          20,625             --              --
                                          ----------      ----------      ----------     ----------      ----------
  Insured student loans ................   1,273,574       1,323,266       2,606,660      2,708,079       2,188,971
  Warehousing advances .................      78,203         106,920         193,654        407,866         334,012
  Academic facilities financings:
    Taxable ............................      24,531          26,571          52,163         54,862          52,079
    Tax-exempt .........................      23,287          22,019          48,262         52,859          49,576
                                          ----------      ----------      ----------     ----------      ----------
  Total academic facilities
    financings .........................      47,818          48,590         100,425        107,721         101,655
  Investments ..........................     312,466         270,008         548,582        697,724         499,443
                                          ----------      ----------      ----------     ----------      ----------
Total interest income ..................   1,712,061       1,748,784       3,449,321      3,921,390       3,124,081
Interest expense:
  Short-term debt ......................     738,764         520,676       1,138,272        905,933         737,798
  Long-term debt .......................     566,810         775,868       1,444,613      2,114,716       1,404,697
                                          ----------      ----------      ----------     ----------      ----------
Total interest expense .................   1,305,574       1,296,544       2,582,885      3,020,649       2,142,495
                                          ----------      ----------      ----------     ----------      ----------
NET INTEREST INCOME ....................     406,487         452,240         866,436        900,741         981,586
Other income:
  Gain on sale of student loans ........      64,630          19,403          48,981             --              --
  Servicing and securitization
    revenue ............................      57,191          15,668          57,736          1,423              --
  Gains/(losses) on sales of
    securities .........................       7,382           3,054          11,898         24,032           (100)
  Other ................................      24,792          11,528          28,301         24,958          13,903
                                          ----------      ----------      ----------     ----------      ----------
Total other income .....................     153,995          49,653         146,916         50,413          13,803
                                          ----------      ----------      ----------     ----------      ----------
Operating expenses:
  Salaries and benefits ................     102,781         102,096         206,347        211,787         196,022
  Other ................................     114,061          96,822         199,305        226,914         193,920
                                          ----------      ----------      ----------     ----------      ----------
Total operating expenses ...............     216,842         198,918         405,652        438,701         389,942
                                          ----------      ----------      ----------     ----------      ----------
Income before federal income taxes
  and premiums on debt extinguished and
  minority interest in net earnings
  of subsidiary ........................     343,640         302,975         607,700        512,453         605,447
Federal income taxes:                     ----------      ----------      ----------     ----------      ----------
  Current ..............................     118,121         112,686         207,437        141,803         178,812
  Deferred .............................    (12,482)        (20,378)        (23,939)          (540)         (2,897)
                                          ----------      ----------      ----------     ----------      ----------
Total federal income taxes .............     105,639          92,308         183,498        141,263         175,915
Minority interest in net earnings
  of subsidiary ........................       5,347           5,347          10,694         10,694          10,694
                                          ----------      ----------      ----------     ----------      ----------
Income before premiums on debt
  extinguished .........................     232,654         205,320         413,508        360,496         418,838
Premiums on debt extinguished, net
  of tax ...............................          --         (4,792)         (4,792)        (4,911)         (9,329)
                                          ----------      ----------      ----------     ----------      ----------
NET INCOME .............................  $  232,654      $  200,528      $  408,716     $  355,585      $  409,509
                                          ==========      ==========      ==========     ==========      ==========
Earnings per common share before
  premiums on debt extinguished ........  $     4.36      $     3.62      $     7.41     $     5.34      $     5.25
                                          ==========      ==========      ==========     ==========      ==========
EARNINGS PER COMMON SHARE ..............  $     4.36      $     3.53      $     7.32     $     5.27      $     5.13
                                          ==========      ==========      ==========     ==========      ==========

          See accompanying notes to consolidated financial statements.

                             SLM HOLDING CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 SIX MONTHS ENDED JUNE
                                                          30,                         YEARS ENDED DECEMBER 31,
                                              -------------------------      -----------------------------------------
                                                 1997            1996           1996            1995            1994
                                              ---------       ---------      ---------       ---------       ---------
                                             (UNAUDITED)     (UNAUDITED)
COMMON STOCK:
  Balance, beginning of period ..............    13,139          24,824         24,824          24,769          24,766
    Issuance of common shares ...............        92              87            115              55               3
    Retirement of common shares .............        --              --        (11,800)             --              --
                                              ---------       ---------      ---------       ---------      ----------
  Balance, end of period ....................    13,231          24,911         13,139          24,824          24,769
                                              ---------       ---------      ---------       ---------      ----------
ADDITIONAL PAID-IN CAPITAL:
  Balance, beginning of period ..............        --         537,818        537,818         524,511         523,935
    Proceeds in excess of par value from
      issuance of common stock ..............    28,218          17,751         22,920          11,673             514
    Tax benefit related to employee stock
      option and purchase plans .............        --              --          7,393           1,634              62
    Retirement of common shares .............        --              --       (568,131)             --              --
                                              ---------       ---------      ---------       ---------      ----------
  Balance, end of period ....................    28,218         555,569             --         537,818         524,511
                                              ---------       ---------      ---------       ---------      ----------
UNREALIZED GAINS ON INVESTMENTS, NET OF
  TAX:
  Balance, beginning of period ..............   349,235         370,846        370,846         299,558              --
    Unrealized gains as of January 1,
      1994 ..................................        --              --             --              --         304,851
    Change in unrealized gains ..............    (4,607)        (35,226)       (21,611)         71,288          (5,293)
                                              ---------       ---------      ---------       ---------      ----------
  Balance, end of period ....................   344,628         335,620        349,235         370,846         299,558
                                              ---------       ---------      ---------       ---------      ----------
RETAINED EARNINGS:
  Balance, beginning of period (as
    restated, see note 2) ................... 1,008,737       2,728,383      2,728,383       2,473,048       2,176,485
    Net income ..............................   232,654         200,528        408,716         355,585         409,509
    Retirement of common shares .............        --              --     (2,037,368)             --              --
    Cash dividends:
      Common stock ($.88, $.80, $1.64,
         $1.51 and $1.42 per share,
         respectively) ......................   (46,622)        (45,229)       (90,994)       (100,250)       (112,946)
                                              ---------       ---------      ---------       ---------      ----------
  Balance, end of period .................... 1,194,769       2,883,682      1,008,737       2,728,383       2,473,048
                                              ---------       ---------      ---------       ---------      ----------
COMMON STOCK HELD IN TREASURY AT
  COST:
  Balance, beginning of period ..............   537,164       2,794,549      2,794,549       1,934,377       1,546,272
    Repurchase of 1,818,586; 2,638,949;
      4,589,452; 16,094,701 and 10,542,791
      common shares, respectively ...........   201,096         201,942        359,914         860,172         388,105
    Retirement of 59,000,000 common
      shares ................................        --              --     (2,617,299)             --              --
                                              ---------       ---------      ---------       ---------      ----------
  Balance, end of period ....................   738,260       2,996,491        537,164       2,794,549       1,934,377
                                              ---------       ---------      ---------       ---------      ----------
TOTAL STOCKHOLDERS' EQUITY ..................  $842,586        $803,291       $833,947        $867,322      $1,387,509
                                              =========       =========      =========       =========      ==========

          See accompanying notes to consolidated financial statements.

                             SLM HOLDING CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                           YEARS ENDED DECEMBER 31,
                                                -----------------------------     ------------------------------------------------
                                                     1997            1996             1996              1995              1994
                                                -------------   -------------     -------------     -------------    -------------
                                                 (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
  Net income ...............................    $     232,654   $     200,528     $     408,716     $     355,585    $     409,509
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    (Increase) decrease in accrued interest
      receivable ...........................          (13,088)         10,141           (11,286)         (179,505)        (184,021)
    Increase (decrease) in accrued interest
      payable ..............................           28,526           6,560          (109,214)          112,133          114,310
    (Increase) in other assets .............          (48,179)       (124,146)         (274,572)         (128,799)         (86,959)
    Increase in other liabilities ..........           19,316          62,235           188,142            15,804          203,630
                                                -------------   -------------     -------------     -------------    -------------
  Total adjustments ........................          (13,425)        (45,210)         (206,930)         (180,367)          46,960
                                                -------------   -------------     -------------     -------------    -------------
Net cash provided by operating
      activities ...........................          219,229         155,318           201,786           175,218          456,469
                                                -------------   -------------     -------------     -------------    -------------
INVESTING ACTIVITIES
  Insured student loans purchased ..........       (3,553,247)     (4,639,956)       (8,370,836)       (9,379,663)      (7,955,655)
  Reduction of insured
    student loans purchased:
    Installment payments ...................        1,131,175       1,667,232         3,094,937         3,452,985        3,220,233
    Claims and resales .....................          615,639         640,955         1,277,400         1,161,163        1,142,350
    Proceeds from securitization of
      student loans ........................        4,545,650       3,015,030         6,026,780         1,000,000               --
  Participations purchased .................         (590,436)             --        (1,498,868)               --               --
  Participation repayments .................          117,161              --            53,272                --               --
  Warehousing advances made ................         (285,857)       (734,810)       (1,391,590)       (2,250,077)      (3,377,494)
  Warehousing advance repayments ...........          580,164       1,628,086         2,467,198         5,416,890        3,379,484
  Academic facilities financings made ......          (53,720)       (301,569)         (465,596)         (122,813)        (292,966)
  Academic facilities financings
     reductions ............................          172,570          57,366           302,557           379,283          103,314
  Investments purchased ....................       (9,347,820)     (8,334,029)      (15,966,490)      (43,716,393)     (87,312,581)
  Proceeds from sale or maturity of
    investments ............................        8,406,424       8,758,590        16,113,659        46,627,289       86,495,100
                                                -------------   -------------     -------------     -------------    -------------
Net cash provided by (used
  in) investing activities .................        1,737,703       1,756,895         1,642,423         2,568,664       (4,598,215)
                                                -------------   -------------     -------------     -------------    -------------
FINANCING ACTIVITIES
  Short-term borrowings issued .............      375,929,647     101,760,944       267,525,285       163,805,115      118,724,135
  Short-term borrowings repaid .............     (370,477,376)   (101,656,582)     (262,491,657)     (166,764,320)    (113,946,559)
  Long-term notes issued ...................        2,260,125       3,670,249         8,304,988        12,350,217       16,317,375
  Long-term notes repaid ...................       (7,497,368)     (6,398,878)      (15,744,378)      (12,196,436)     (15,303,842)
  Common stock issued ......................           28,310          17,838            30,428            13,362              579
  Common stock repurchased .................         (201,096)       (201,942)         (359,914)         (860,172)        (388,105)
  Dividends paid ...........................          (46,622)        (45,229)          (90,994)         (100,250)        (112,946)
                                                -------------   -------------     -------------     -------------    -------------
Net cash provided by (used
  in) financing activities .................           (4,380)     (2,853,600)       (2,826,242)       (3,752,484)       5,290,637
                                                -------------   -------------     -------------     -------------    -------------
Net increase (decrease) in
  cash and cash equivalents ................        1,952,552        (941,387)         (982,033)       (1,008,602)       1,148,891
Cash and cash equivalents at
  beginning of period ......................          270,887       1,252,920         1,252,920         2,261,522        1,112,631
                                                -------------   -------------     -------------     -------------    -------------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD .........................    $   2,223,439   $     311,533     $     270,887     $   1,252,920    $   2,261,522
                                                =============   =============     =============     =============    =============

          See accompanying notes to consolidated financial statements.

''
                            SLM HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information at June 30, 1997 and for the six months ended
                      June 30, 1997 and 1996 is unaudited)
                (Dollars in thousands, except per share amounts)

1.  ORGANIZATION AND PRIVATIZATION

     On September 30, 1996, President Clinton signed into law the Student Loan Marketing Association Reorganization Act of 1996, Pub. L. 104-208 (the "Privatization Act"), authorizing the restructuring of the Student Loan Marketing Association, a government-sponsored enterprise (the "GSE"), as a fully private, state-chartered corporation. On July 31, 1997, at a Special Meeting of Shareholders convened pursuant to a combined Proxy Statement/Prospectus registered with the Securities and Exchange Commission, the GSE's shareholders voted to approve a reorganization (the "Reorganization") pursuant to which the GSE became a wholly-owned subsidiary of SLM Holding Corporation, a Delaware corporation ("SLM Holding" or the "Company"). The Reorganization was consummated on August 7, 1997 and each outstanding share of common stock, par value $.20 per share, of the GSE was converted into one share of common stock, par value $.20 per share of SLM Holding.

     Under the terms of the Reorganization the GSE will transfer certain assets, including stock in certain subsidiaries, to SLM Holding or one of its non-GSE subsidiaries. This transfer of the subsidiaries and assets and the related exchange of stock is being accounted for at historical cost similar to a pooling of interests and therefore all prior period financial statements and related disclosures presented have been restated as if the Reorganization took place at the beginning of such periods.

     The GSE is a stockholder-owned corporation chartered by Congress to provide liquidity for originators of student loans made under federally sponsored student loan programs and otherwise to support the credit needs of students and educational institutions. The GSE's charter is subject to legislative change from time to time. The GSE is predominantly engaged in the purchase of student loans insured under federally sponsored programs. The GSE also makes secured loans (warehousing advances) to providers of education credit, and provides financing to educational institutions for their physical plant and equipment (academic facilities financings).

Privatization

     The Privatization Act provides that the GSE will wind down its operations and dissolve on or before September 30, 2008. During such time, the GSE may continue to issue new debt obligations with maturities on or before September 30, 2008. Any GSE debt obligations outstanding at the date of such dissolution will be defeased through creation of a fully collateralized trust, consisting of U.S. government or agency obligations with cash flows matching the interest and principal obligations of the defeased debt. The Privitzation Act further provides that the legal status and attributes of the GSE's debt obligations, including Securities and Exchange Commission ("SEC") and state tax exemptions, are fully preserved until their respective maturities. Such debt obligations will remain GSE debt obligations, whether such obligations were outstanding at the time of, or issued subsequent to, the Reorganization. The obligations of SLM Holding will not have GSE status. The Privatization Act also requires that the GSE's outstanding adjustable rate cumulative preferred stock be redeemed on September 30, 2008 or at such earlier time as the GSE is dissolved.

     The Privatization Act imposes certain restrictions on intercompany relations between the GSE and its affiliates during the wind-down period. In particular, the GSE must not extend credit to, nor guarantee any debt obligations, of SLM Holding or the SLM Holding's non-GSE subsidiaries. Furthermore, the Privatization Act mandates that transactions between the GSE and SLM Holding, including any loan servicing arrangements, shall be on terms no less favorable to the GSE than the GSE could obtain from an unrelated third party. While the GSE may not finance the activities of its non-GSE affiliates, it may, subject to its minimum capital requirements, dividend retained earnings and surplus capital to the SLM Holding, which in turn may use such amounts to support its non-GSE subsidiaries. The GSE's charter requires that the GSE maintain a minimum capital ratio of at least 2.0 percent until 2000 and 2.25 percent thereafter. The Privatization Act further directs that under no circumstances shall the assets of the GSE be available or used to pay claims or debts of, or incurred by, SLM Holding.

     Prior to the GSE's dissolution, the GSE will be restricted in the new business activities it may undertake and may continue to purchase student loans only through September 30, 2007. Warehousing advances, letters of credit and standby bond purchase activity by the GSE will be limited to takedowns on contractual financing and guarantee commitments in place as of the Reorganization's effective date, and to finance these activities the GSE will continue to issue debt in the government agency market. SLM Holding generally may begin to purchase student loans only after the GSE discontinues such activity. At June 30, 1997 and December 31, 1996, the GSE had $379 million and $372 million, respectively, in carrying value of outstanding debt with maturities after September 30, 2008. Such debt will be transferred into a defeasance trust on the dissolution date.

     After the merger, SLM Holding paid $5 million to the District of Columbia Financial Responsibility and Management Assistance Authority (the "Control Board") for use of the name "Sallie Mae." In addition, SLM Holding issued to the D.C. Financial Control Board warrants to purchase 555,015 shares of SLM Holding Common Stock at $72.43 per share. The Control Board subsequently transferred the warrants on September 2, 1997 for $37 million.

     Beginning in fiscal 1997, and until the GSE is dissolved, the GSE also must reimburse the U.S. Treasury Department up to $800,000 annually (subject to adjustment based on the Consumer Price Index) for its reasonable costs and expenses of carrying out its supervisory duties under the Privatization Act. Operations performed outside the GSE after the Reorganization will be subject to state and local taxes.


2.  SIGNIFICANT ACCOUNTING POLICIES

Loans

     Loans, consisting of insured student loans purchased (student loans), student loan participations, warehousing advances, and academic facilities financings are carried at their unpaid principal balances which, for student loans, are adjusted for unamortized premiums and unearned purchase discounts.

Student Loan Income

     The Company recognizes student loan income as earned, including adjustments for the amortization of premiums and accretion of discounts. Interest income earned on student loan participations is recognized in accordance with the terms of the joint venture agreement with The Chase Manhattan Bank which effectively reflects the underlying interest income earned on the student loans less servicing costs and the general and administrative expenses of the joint venture.

Restatement of Previously Issued Financial Statements

     Student loan servicing costs are generally incurred in a fixed amount per borrower and thus increase in proportion to principal balances outstanding as loans are repaid. Prior to 1995, to achieve a level yield to maturity, interest income was deferred during the early years of the loans, then recognized during the later years to offset the aforementioned proportional servicing cost increases. Changes in the estimates of future loan servicing costs were reflected in student loan income over the estimated remaining terms of the loans. In the fourth quarter of 1995, the Company discontinued its accounting method of deferring income on student loans which resulted in an increase in 1995 net income and income before premiums on debt extinguished of $21 million ($.30 per common share).

     After discussions with the Securities and Exchange Commission, management determined that the Company's method for recognizing student loan income as discussed in the second preceding paragraph should be used for all periods presented. Accordingly, the previously reported financial statements for the years ended December 31, 1995 and 1994 have been restated. For 1995, the cumulative effect of the change in accounting method of $130 million ($1.93 per common share) has been eliminated, thereby, decreasing net income and increasing the beginning balance of retained earnings by $130 million. For 1994, net income and income before premiums on debt extinguished increased by $17 million ($.22 per common share) and the beginning balance of retained earnings increased by $113 million.

Securitizations

     During 1997, the Company adopted the requirements of FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes the accounting for certain financial asset transfers including securitization transactions. The effect of implementing this standard was not material on the Company's financial statements. Management also believes that this standard will not have a material effect on the financial statements in the future.

     The GSE securitizes student loans by selling selected portfolios of such loans to trusts. Upon the sale of the loans to the trusts, the GSE continues to carry the retained interests in those loans on its Balance Sheet. A gain is recorded on a present value basis which takes into account principal, interest and special allowance receipts on the student loans less principal and interest payments on the notes and certificates financing the student loans, a normal servicing fee, borrower benefit programs, losses from defaulted student loans (which includes risk-sharing, claim interest penalties and reject costs), transaction costs, offset fees and the current carrying value of the loans including any premiums paid.

     In addition to the initial gain on sale, the GSE is entitled to the residual cash flows from the trusts. Also, the Company continues to service the loans sold for a fee. These amounts are reflected as servicing and securitization revenues in the Consolidated Statements of Income.

Student Loan Loss Reserves

     The Company has established reserves for potential losses on its student loan portfolio that can result from defective servicing, risk-sharing on claim payments and on privately insured loans. The reserve is based on periodic evaluations of its loan portfolios considering past experience, changes to federally funded programs, current economic conditions and other relevant factors. The reserve is maintained at a level that management believes is adequate to absorb estimated potential credit losses. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant changes.

Cash and Cash Equivalents

     Cash and cash equivalents excludes term federal funds and bank deposits with terms to maturity exceeding three months.

Investments

     Investments are held to provide liquidity, to hedge certain financing activities and to serve as a source of short-term income. Investments are segregated into three categories as required under Statement of Financial Accounting Standards ("FAS") No. 115. Securities that are actively traded are accounted for at fair market value with unrealized gains and losses included in investment income. Securities that are intended to be held to maturity are accounted for at amortized cost. Securities that fall outside of the two previous categories are considered as available-for-sale. Such securities are carried at market value, with the after-tax unrealized gain or loss, along with after-tax unrealized gain or loss on instruments which hedge such securities, carried as a separate component of equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts.

Interest Expense

     Interest expense is based upon contractual interest rates adjusted for net payments under derivative financial instruments with off-balance sheet risks, which include interest rate swaps and foreign currency exchange agreements and the amortization of debt issuance costs and deferred gains and losses on hedge transactions entered into to reduce interest rate risk.

Interest Rate Swaps

     The Company utilizes interest rate swap agreements ("swaps") principally for hedging purposes to alter the interest rate characteristics of its debt in order to manage interest rates. This enables the Company to match the interest rate characteristics of borrowings to specific assets in order to lock-in spreads. The Company generally does not hold or issue swaps for trading purposes.

     Amounts paid or received under swaps that are used to alter the interest rate characteristics of its interest-sensitive liabilities are accrued and recognized as an adjustment of the interest expense on the related borrowing. The related net receivable or payable from counterparties is included in other assets or other liabilities. Gains and losses associated with the termination of swaps for designated positions are deferred and amortized over the remaining life of the designated instrument as an adjustment to interest expense.

     The Company's credit exposure on swaps is limited to the value of the swaps that have become favorable to the Company in the event of nonperformance by the counterparties. The Company manages the credit risk associated with these instruments by performing credit reviews of counterparties and monitoring market conditions to establish counterparty, sovereign and instrument-type credit lines and, when appropriate, requiring collateral.

Foreign Currency Derivatives

     The Company enters into various foreign currency swaps, forward currency exchange agreements and options on forward currency exchange agreements to hedge its foreign currency linked debt agreements. These contracts mature concurrently with the maturities of the debt and are subject to the same credit standards as interest rate swaps. Foreign currency derivatives and the related foreign currency borrowings are translated at the market rates of exchange as of the balance sheet date. Gains and losses on foreign currency transactions that are designated hedges are deferred and included in the basis of the designated instrument.

Federal Income Taxes

     Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Earnings per Common Share

     Earnings per common share are computed using the weighted average of common and common equivalent shares outstanding for the period. Common equivalent shares include shares issuable upon exercise of incentive stock options.

Consolidation

     The consolidated financial statements include the accounts of SLM Holding and its subsidiaries, after eliminating significant intercompany accounts and transactions.

Reclassification

     Certain prior year amounts in the Consolidated Statements of Income for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994 have been reclassified to conform with the 1996 year-end presentation.

Basis of Presentation

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results for the year ending December 31, 1997.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, reported amounts of revenues and expenses and other disclosures. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 128, "Earnings Per Share," which is required to be adopted on December 15, 1997. At that time, the Company will be required to change the method used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The adoption is expected to have no material impact on SLM Holding's reported earnings per share.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income", which is effective for periods after December 15, 1997. FAS 130 establishes standards for reporting and display of comprehensive income in a full set of general purpose financial statements. The Company is currently evaluating the effect of this pronouncement on its financial statement presentation and disclosure.

3.  STUDENT LOANS

     The GSE purchases student loans from originating lenders, typically just before the student leaves school and is required to begin repayment of the loan. The GSE's portfolio consists principally of loans originated under two federally sponsored programs the Federal Family Education Loan Program ("FFELP") and the Health Education Assistance Loan Program ("HEAL"). The GSE also purchases privately insured loans from time to time, principally those insured by a wholly-owned subsidiary.

     There are four principal categories of FFELP loans: Stafford loans, PLUS loans, SLS loans and consolidation loans. Generally, these loans have repayment periods of between five and ten years, with the exception of consolidation loans, and obligate the borrower to pay interest at a stated fixed rate or an annually reset variable rate that has a cap. However, the yield to holders is subsidized on the borrowers' behalf by the federal government to provide a market rate of return. The formula through which the subsidy is determined is referred to as the special allowance formula. Special allowance is paid whenever the average of all of the 91-day Treasury bill auctions in a calendar quarter, plus a spread of between 2.50 and 3.50 percentage points depending on the loan status and when it was originated, exceeds the rate of interest which the borrower is obligated to pay.

     In low interest rate environments the rate which the borrower is obligated to pay may exceed the rate determined by the special allowance formula. In those instances the rate paid by the borrower becomes a floor on an otherwise variable rate asset. In 1996, the Company entered into contracts with third parties under which it agreed to pay the future floor revenues received on student loans with a principal balance of $13 billion in exchange for upfront payments of $128 million. The upfront payments, which are recorded in other liabilities are being amortized over the average life of these contracts, which is approximately 2 years. For the six months ended June 30, 1997 and 1996 and for the year ended December 31, 1996, the amortization of the upfront payments increased student loan income by $21 million, $8 million, and $23 million, respectively. For the six months ended June 30, 1997 and 1996 and for the year ended December 31, 1996, payments under the contracts totaled $10 million, $4 million, and $12 million, respectively.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA"), enacted on August 10, 1993, made significant changes to the student loan delivery system and created a program of direct lending to students by the federal government. Management estimates that the Federal Direct Student Loan Program ("FDSLP") replaced approximately 7 percent of the FFELP originations in the 1994-1995 academic year and 31 percent in the 1995-1996 academic year. The FDSLP has a legislated market share goal of 50 percent for the 1996-1997 academic year. Management believes these changes to the student loan delivery system along with the FDSLP, which reduce the pool of loans originated by the bank-based FFELP, will have an increasing material adverse effect on the Company's long-term earning prospects as a higher percentage of loans subject to OBRA will be available to the Company and the full effects of direct lending originations are factored in. OBRA also required the GSE to pay an annual 30 basis point "offset fee" on FFELP student loans purchased and held on or after August 10, 1993.

     The estimated average remaining term of student loans in the Company's portfolio, including student loan participations, was approximately 6.0 years at June 30, 1997, December 31, 1996 and 1995. The following table reflects the distribution of the Company's loan portfolio by program.

                                                       DECEMBER 31,
                                     JUNE 30,     ---------------------------
                                      1997           1996             1995
                                   -----------    -----------     -----------
  FFELP-- Stafford..............   $14,323,238    $17,292,273     $20,210,325
  FFELP-- PLUS/SLS..............     2,940,619      3,580,803       4,514,976
  FFELP-- Consolidation loans...     8,359,899      7,658,035       5,960,091
  HEAL..........................     2,708,339      2,758,860       2,764,244
  Privately insured.............     1,236,618      1,017,959         886,575
                                   -----------    -----------     -----------
  Insured student loans
  purchased.....................    29,568,713     32,307,930      34,336,211
  Student loan participations...     1,918,871      1,445,596              --
                                   -----------    -----------     -----------
  Total student loans...........   $31,487,584    $33,753,526     $34,336,211
                                   ===========    ===========     ===========


     As of June 30, 1997 and December 31, 1996 and 1995, 82 percent, 84 percent and 84 percent, respectively, of the Company's on-balance sheet student loan portfolio was in repayment.

     Holders of FFELP loans are insured against the borrower's default, death, disability, or bankruptcy. Insurance on FFELP loans is provided by certain state or non-profit guarantee agencies, which are reinsured by the federal government. FFELP loans originated after October 1, 1993, of which the Company owned $14.3 billion at June 30, 1997, $14.5 billion at December 31, 1996 and $9.1 billion at December 31, 1995, are insured for 98 percent of their unpaid balance resulting in 2 percent risk-sharing for holders of these loans. HEAL loans are directly insured by the federal government. Both FFELP and HEAL loans are subject to regulatory requirements relating to servicing. In the event of default on a student loan or the borrower's death, disability, or bankruptcy, the Company files a claim with the insurer or guarantor of the loan, who, provided the loan has been properly originated and serviced, and in the case of HEAL, litigated, pays the Company the unpaid principal balance and accrued interest on the loan less risk-sharing, where applicable.

     Claims not immediately honored by the guarantor because of servicing or origination defects are returned for remedial servicing, during which period income is not recognized. On certain paid claims, guarantors assess a penalty for minor servicing defects. Costs associated with claims on defaulted student loans, which include such penalties, reduced interest income on student loans by $5.7 million, $6.8 million, $12.8 million, $15.8 million, and $16.8 million for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively.

     The following table summarizes the reserves that the Company has recorded for estimated losses due to risk-sharing, unpaid guarantee claims and defaults on privately insured loans.

                                     SIX MONTHS ENDED
                                         JUNE 30,        YEARS ENDED DECEMBER 31,
                                    ----------------  ----------------------------
                                      1997     1996      1996      1995      1994
                                    -------  -------   -------   -------   -------
  BALANCE AT BEGINNING OF
  PERIOD..........................  $84,063  $60,337   $60,337   $64,928   $66,814
  Additions
    Provisions for loan losses....    5,983    9,167    29,749       800       202
    Recoveries....................    4,470    3,739     7,235     6,096     5,998
  Deductions
    Reductions for sales on
      student loans...............   (4,328)  (1,601)   (3,188)       --        --
    Losses on loans...............   (7,725)  (7,377)  (10,070)  (11,487)   (8,086)
                                    -------  -------   -------   -------   -------
  BALANCE AT END OF PERIOD........  $82,463  $64,265   $84,063   $60,337   $64,928
                                    =======  =======   =======   =======   =======


4.  WAREHOUSING ADVANCES

     Warehousing advances are secured loans made, generally, to finance student loans and other education-related loans at certain financial and educational institutions and public sector agencies. Such advances are collateralized by student loans, obligations of the United States government or instrumentalities thereof, or by other collateral, such as residential first mortgages and mortgage-backed securities. As of June 30, 1997, approximately 98 percent were collateralized by student loans, 1 percent by U.S. government securities and 1 percent by other collateral. As of December 31, 1996, approximately 97 percent were collateralized by student loans, 1 percent by U.S. government securities and 2 percent by other collateral. A summary of warehousing advances by industry concentration follows:

                                                          DECEMBER 31,
                                      JUNE 30,       --------------------------
                                        1997            1996            1995
                                     ----------      ----------      ----------
           Commercial banks......    $1,284,049      $1,547,193      $2,612,125
           Public sector
             agencies............     1,150,800       1,126,095         985,182
           Educational
             institutions........        60,329         116,197         167,786
           Thrift institutions...            --              --         100,000
                                     ----------      ----------      ----------
                                     $2,495,178      $2,789,485      $3,865,093
                                     ==========      ==========      ==========


     Warehousing advances have specific maturities and generally bear rates of interest which vary with the 91-day Treasury bill rate, or the London Interbank Offered Rate ("LIBOR"), or which are fixed for the term of the advance. A summary of warehousing advance interest rate characteristics follows:

                                                          DECEMBER 31,
                                      JUNE 30,       --------------------------
                                        1997            1996           1995
                                     -----------     -----------     ----------
                   Variable rate:
                    Treasury bill...  $1,798,656      $1,723,588     $2,138,929
                    LIBOR...........     677,496       1,046,086      1,623,028
                   Fixed rate.......      19,026          19,811        103,136
                                      ----------      ----------     ----------
                                      $2,495,178      $2,789,485     $3,865,093
                                      ==========      ==========     ==========


     The average remaining term to maturity of warehousing advances was 3.5 years as of June 30, 1997 and 1.0 year as of December 31, 1996.

     The following table summarizes the maturities of warehousing advances at June 30, 1997 and December 31, 1996.

               YEAR OF MATURITY   JUNE 30, 1997   DECEMBER 31, 1996
               ----------------   -------------   -----------------
               1997............     $   119,628       $ 1,221,148
               1998............       1,190,496         1,232,186
               1999............           1,000           175,391
               2000............         624,335           127,863
               2001............              --                --
               After 2001......         559,719            32,897
                                    -----------       -----------
                                    $ 2,495,178       $ 2,789,485
                                    ===========       ===========


5.  ACADEMIC FACILITIES FINANCINGS

     Academic facilities financings are comprised of bonds issued by and loans to educational institutions to finance their physical plant and equipment.

     At December 31, 1994, academic facilities bonds were classified as held-to-maturity securities and carried at amortized cost. In December 1995, as a result of the one-time reclassification permitted in connection with the issuance of a special report issued by the FASB staff, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" ("FASB No. 115 Q&A"), academic facilities bonds were transferred from held-to-maturity to available-for-sale securities. The academic facilities bonds transferred had a fair market value of approximately $710 million with an amortized cost of $690 million.

     The following tables summarize the academic facilities bonds at June 30, 1997 and December 31, 1996 and 1995.

                                                  JUNE 30, 1997
                               -------------------------------------------------------
                                                GROSS          GROSS
                               AMORTIZED      UNREALIZED      UNREALIZED        MARKET
BONDS -- AVAILABLE-FOR-SALE      COST           GAINS          LOSSES           VALUE
---------------------------    ---------      ----------      ----------      --------
  Fixed....................    $ 758,643       $ 18,053        $ (360)        $ 776,336
  Variable.................       51,193              6          (300)           50,899
                               ---------       --------        ------         ---------
Total academic facilities
  bonds....................    $ 809,836       $ 18,059        $ (660)        $ 827,235
                               =========       ========         =====         =========

                                                        DECEMBER 31, 1996
                                  -------------------------------------------------------
                                                    GROSS          GROSS
                                  AMORTIZED       UNREALIZED     UNREALIZED       MARKET
   BONDS -- AVAILABLE-FOR-SALE      COST            GAINS          LOSSES         VALUE
-------------------------------   ----------      ----------     ----------     ---------
     Fixed.....................   $831,711         $19,794       $  (978)        $850,527
     Variable..................     84,401              10          (457)          83,954
                                  --------         -------       -------         --------
   Total academic facilities
     bonds.....................   $916,112         $19,804       $(1,435)        $934,481
                                  ========         =======       =======         ========

                                                        DECEMBER 31, 1995
                                  -------------------------------------------------------
                                                    GROSS          GROSS
                                  AMORTIZED       UNREALIZED     UNREALIZED      MARKET
   BONDS -- AVAILABLE-FOR-SALE      COST            GAINS          LOSSES         VALUE
  ----------------------------    ---------       ----------     ----------      --------
     Fixed....................    $591,407         $23,628       $(1,692)        $613,343
     Variable.................      98,394              48        (1,673)          96,769
                                  --------         -------       -------         --------
   Total academic facilities
     bonds....................    $689,801         $23,676       $(3,365)        $710,112
                                  ========         =======       =======         ========


     The following table summarizes academic facilities loans at June 30, 1997 and at December 31, 1996 and 1995.

                                                              DECEMBER 31,
                                          JUNE 30,       ------------------------
      LOANS                                1997            1996           1995
                                         ---------       ---------      ---------
        Fixed rate..................     $ 465,657       $ 474,659      $ 489,913
        Variable rate...............        60,619          64,191        112,209
                                         ---------       ---------      ---------
       Total academic facilities
         loans......................     $ 526,276       $ 538,850      $ 602,122
                                         =========       =========      =========


     The average remaining term to maturity of academic facilities financings was 8.0 years at both June 30, 1997 and December 31, 1996. The stated maturities and maturities if accelerated to the put or call dates for academic facilities bonds and loans at June 30, 1997 and December 31, 1996 are shown in the following table:

                                 JUNE 30, 1997                   DECEMBER 31, 1996
                        -------------------------------  -------------------------------
                               BONDS             LOANS          BONDS             LOANS
                        -------------------    --------  -------------------   ---------
                                   MATURITY                         MATURITY
                                      TO                               TO
                         STATED     PUT OR      STATED    STATED     PUT OR      STATED
  YEAR OF MATURITY      MATURITY  CALL DATE    MATURITY  MATURITY  CALL DATE    MATURITY
  ----------------      --------  ---------  ---------- ---------  ---------   ---------
  1997............     $  19,459  $  48,447  $   2,048  $  44,078  $  97,657   $   8,325
  1998............        46,218    104,666      8,917     77,409    127,774      14,065
  1999............        42,663     58,312     47,776     43,638     57,366      45,115
  2000............        73,936    101,145     16,270     78,588     98,515      17,368
  2001............       108,676    127,130     23,070     87,197    107,464      22,673
  2002-2006.......       422,708    350,194    102,530    486,168    410,945     104,872
  after 2006......       113,575     37,341    325,665    117,403     34,760     326,432
                       ---------  ---------  ---------  ---------  ---------   ---------
                       $ 827,235  $ 827,235  $ 526,276  $ 934,481  $ 934,481   $ 538,850
                       =========  =========  =========  =========  =========   =========



6.  INVESTMENTS

     At June 30, 1997 and December 31, 1996 and 1995, all investments with the exception of other investments are classified as available-for-sale securities under FAS No. 115 and carried at fair market values. The fair market value for all available-for-sale securities, except for U.S. Treasury securities, approximates amortized cost. The fair market value of U.S. Treasury securities is adjusted for unrealized gains and losses on interest rate swaps, which are held to reduce interest rate risk related to these securities ($29.2 million and $19.5 million of unrealized gains at June 30, 1997 and December 31, 1996, respectively, and $56.6 million of unrealized losses at December 31, 1995). During 1995, as a result of the one-time reclassification permitted in connection with the issuance of the FASB No. 115 Q&A, asset-backed securities, variable corporate bonds, federal funds and bank deposits, student loan revenue bonds and commercial paper were transferred from held-to-maturity securities to available-for-sale securities at fair market values which approximated amortized cost. A summary of investments at June 30, 1997 and at December 31, 1996 and 1995 follows:

                                                                        JUNE 30, 1997
                                                 ----------------------------------------------------------
                                                                   GROSS           GROSS
                                                  AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                                    COST           GAINS           LOSSES          VALUE
                                                 ----------      ----------      ----------     -----------
   AVAILABLE-FOR-SALE
    U.S. Treasury and other U.S. government
     agencies obligations
        U.S. Treasury securities..............   $  955,529      $  499,840          $ (141)     $ 1,455,228
    State and political subdivisions of
     the United States
        Student loan revenue bonds............      184,614           5,455            (299)         189,770
     Asset-backed and other securities
        Asset-backed securities...............    5,112,738           6,313             (68)       5,118,983
        Variable corporate bonds..............      521,974             462              --          522,436
        Commercial paper......................       58,030              --              --           58,030
        Federal funds & bank deposits.........      425,000              --              --          425,000
        Other securities......................       15,600              --              --           15,600
                                                 ----------      ----------          ------      -----------
      Total available-for-sale investment
        securities............................   $7,273,485      $  512,070          $ (508)     $ 7,785,047
                                                 ==========      ==========          ======      ===========
   HELD-TO-MATURITY
     Other....................................   $  584,576      $       86          $ (236)     $   584,426
                                                 ==========      ==========          ======      ===========

                                                                     DECEMBER 31, 1996
                                                 ----------------------------------------------------------
                                                                   GROSS           GROSS
                                                  AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                                    COST           GAINS           LOSSES          VALUE
                                                 -----------     ----------      ----------     -----------
  AVAILABLE-FOR-SALE
    U.S. Treasury and other U.S. government
     agencies obligations
        U.S. Treasury securities..............   $   809,164      $ 508,758         $  (41)     $ 1,317,881
    State and political subdivisions of
     the United States
        Student loan revenue bonds............       201,248          5,563           (431)         206,380
    Asset-backed and other securities
        Asset-backed securities...............     4,645,046          4,746           (167)       4,649,625
        Variable corporate bonds..............       634,925            489             --          635,414
        Commercial paper......................        24,395             --             --           24,395
                                                 -----------      ---------         ------      -----------
      Total available-for-sale investment
       securities.............................   $ 6,314,778      $ 519,556         $ (639)     $ 6,833,695
                                                 ===========      =========         ======      ===========
  HELD-TO-MATURITY
    Other.....................................   $   601,887      $     125         $ (267)     $   601,745
                                                 ===========      =========         ======      ===========

                                                                     DECEMBER 31, 1995
                                                 ----------------------------------------------------------
                                                                    GROSS           GROSS
                                                  AMORTIZED        UNREALIZED      UNREALIZED        MARKET
                                                    COST             GAINS          LOSSES          VALUE
                                                 ----------        ----------    ----------     -----------
  AVAILABLE-FOR-SALE
    U.S. Treasury and other U.S. government
     agencies obligations
       U.S. Treasury securities..............   $   728,584        $  596,577    $ (56,661)     $ 1,268,500
    State and political subdivisions of
     the United States
       Student loan revenue bonds............       271,514             9,152           (4)         280,662
    Asset-backed and other securities
       Asset-backed securities...............     4,305,127             1,180         (334)       4,305,973
       Variable corporate bonds..............       611,344               312           (2)         611,654
       Commercial paper......................       121,410                --           --          121,410
       Federal funds and bank deposits.......       400,000                --           --          400,000
                                                -----------        ----------    ---------      -----------
       Total available-for-sale investment
         securities..........................   $ 6,437,979        $  607,221    $ (57,001)     $ 6,988,199
                                                ===========        ==========    =========      ===========
  HELD-TO-MATURITY
    Other....................................   $   625,856        $      928    $     (97)     $   626,687
                                                ===========        ==========    =========      ===========


     The Company sold available-for-sale securities with a carrying value of $1.4 billion, $2.6 billion, $4.6 billion and $6.6 billion for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995, respectively. There were no sales of available-for-sale securities in 1994.

     As of June 30, 1997 and December 31, 1996, stated maturities and maturities if accelerated to the put or call dates for investments are shown in the following table:

                                    JUNE 30, 1997                                   DECEMBER 31, 1996
                    ---------------------------------------------     ----------------------------------------------
                    HELD-TO-MATURITY        AVAILABLE-FOR-SALE        HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                    ----------------  ---------------------------     ----------------   ---------------------------

                                                      MATURITY TO                                        MATURITY TO
                         STATED          STATED         PUT OR             STATED           STATED          PUT OR
YEAR OF MATURITY        MATURITY        MATURITY       CALL DATE          MATURITY         MATURITY       CALL DATE
----------------    -------------    ------------    ------------     ----------------   -----------     -----------
1997............       $   82,171     $   571,292    $   571,292          $ 106,823      $   216,807     $   275,955
1998............           13,678         342,283        392,614             12,493          278,153         278,528
1999............           10,073         531,107        490,166              9,229          532,975         488,182
2000............          103,564         301,554        311,621            102,879          142,401         150,981
2001............            5,357         950,096        965,088              4,721        1,059,148       1,073,776
2002-2006.......           45,100       2,352,269      2,336,199             46,058        2,534,058       2,514,787
After 2006......          324,633       2,736,446      2,718,067            319,684        2,070,153       2,051,486
                       ----------     -----------    -----------          ---------      -----------     -----------
                       $  584,576     $ 7,785,047    $ 7,785,047          $ 601,887      $ 6,833,695     $ 6,833,695
                       ==========     ===========    ===========          =========      ===========     ===========

7.  SHORT-TERM BORROWINGS

     Short-term borrowings have an original or remaining term to maturity of one year or less. The following tables summarize outstanding short-term notes at June 30, 1997, and December 31, 1996, 1995 and 1994, the weighted average interest rates at the end of each period, and the related average balances, weighted average interest rates and weighted average effective interest rates, which include the effects of related off-balance sheet financial instruments (see Note 10) during the periods.

                                                   AT JUNE 30, 1997                SIX MONTHS ENDED JUNE 30, 1997
                                              --------------------------  ----------------------------------------------
                                                                                                              WEIGHTED
                                                               WEIGHTED                        WEIGHTED        AVERAGE
                                                               AVERAGE                         AVERAGE        EFFECTIVE
                                                 ENDING        INTEREST       AVERAGE          INTEREST       INTEREST
                                                 BALANCE         RATE         BALANCE            RATE           RATE
                                              ------------   -----------  --------------     ------------   ------------
   Six month floating rate notes.........     $  2,749,528        5.34%     $  2,952,202          5.37%          5.46%
   Other floating rate notes.............        2,800,789        5.36         2,522,616          5.35           5.37
   Discount notes........................        4,237,503        5.76         6,046,055          5.38           5.43
   Fixed rate notes......................        6,820,497        5.94         5,033,317          5.98           5.54
   Securities sold -- not yet purchased
     and repurchase agreements...........           74,906        5.95           331,528          5.37           5.37
   Short-term portion of long-term
     notes...............................        9,166,848        5.57        10,309,073          5.67           5.51
                                              ------------        ----      ------------          ----           ----
   Total short-term notes................     $ 25,850,071        5.65%     $ 27,194,791          5.60%          5.48%
                                              ============        ====      ============          ====           ====
   Maximum outstanding at any month
   end...................................     $ 29,084,281
                                              ============

                                                  AT DECEMBER 31, 1996               YEAR ENDED DECEMBER 31, 1996
                                              ---------------------------  ----------------------------------------------
                                                                                                               WEIGHTED
                                                                WEIGHTED                        WEIGHTED        AVERAGE
                                                                 AVERAGE                        AVERAGE        EFFECTIVE
                                                  ENDING        INTEREST      AVERAGE           INTEREST        INTEREST
                                                 BALANCE          RATE        BALANCE             RATE            RATE
                                              ------------    -----------  ------------       ----------      -----------
   Six month floating rate notes..........    $  2,699,477        5.23%     $ 2,485,322           5.32%           5.42%
   Other floating rate notes..............       2,188,722        5.25        2,088,347           5.43            5.35
   Discount notes.........................       2,377,976        6.43        3,072,019           5.31            5.36
   Fixed rate notes.......................       3,964,777        6.01        1,211,197           6.07            5.53
   Securities sold -- not yet purchased
     and repurchase agreements............              --          --          165,792           4.93            4.93
   Short-term portion of long-term
     notes................................      11,286,675        5.55       11,956,008           5.75            5.45
                                              ------------        ----     ------------           ----            ----
   Total short-term notes.................    $ 22,517,627        5.66%    $ 20,978,685           5.61%           5.43%
                                              ============        ====     ============           ====            ====
   Maximum outstanding at any month
   end....................................    $ 25,271,494
                                              ============


                                                AT DECEMBER 31, 1995                      YEAR ENDED DECEMBER 31, 1995
                                             ---------------------------    --------------------------------------------
                                                                                                              WEIGHTED
                                                            WEIGHTED                           WEIGHTED        AVERAGE
                                                             AVERAGE                           AVERAGE        EFFECTIVE
                                              ENDING        INTEREST          AVERAGE          INTEREST        INTEREST
                                             BALANCE          RATE            BALANCE            RATE            RATE
                                             -----------    ------------    -----------   ---------------   ------------
     Six month floating rate notes........   $ 2,699,595           5.64%    $ 3,608,930            5.78%           5.86%
     Other floating rate notes............     1,942,360           5.82       1,221,480            5.60            5.78
     Discount notes.......................     1,074,257           5.58       1,427,363            5.81            5.86
     Fixed rate notes.....................       350,000           6.97         903,670            7.99            5.82
     Securities sold -- not yet purchased
       and repurchase agreements..........       131,112           6.38         311,797            6.10            6.10
     Short-term portion of long-term
       notes..............................    11,249,676           5.79       7,937,658            5.83            5.90
                                              ----------           ----     -----------            ----            ----
     Total short-term notes...............   $17,447,000           5.79%    $15,410,898            5.93%           5.88%
                                             ===========           ====     ===========            ====            ====
     Maximum outstanding at any month
     end..................................   $18,046,974
                                             ===========

                                               AT DECEMBER 31, 1994                 YEAR ENDED DECEMBER 31, 1994
                                            ----------------------------    --------------------------------------------
                                                                                                               WEIGHTED
                                                               WEIGHTED                        WEIGHTED        AVERAGE
                                                               AVERAGE                         AVERAGE        EFFECTIVE
                                                ENDING         INTEREST        AVERAGE         INTEREST        INTEREST
                                                BALANCE          RATE          BALANCE           RATE            RATE
                                            ------------      ----------    ------------    -------------   ------------
     Six month floating rate notes........  $  3,849,125          5.39%     $ 3,410,090           4.40%           4.52%
     Other floating rate notes............       811,550          5.75          596,894           3.96            4.43
     Discount notes.......................     2,696,122          5.89        3,244,158           4.28            4.45
     Fixed rate notes.....................     1,397,717          9.04          836,816           9.27            4.95
     Securities sold -- not yet purchased
       and repurchase agreements..........       402,015          6.29          245,169           5.36            5.36
     Short-term portion of long-term
       notes..............................     6,859,065          5.90        8,243,360           5.75            4.35
                                            ------------          ----     ------------           ----            ----
     Total short-term notes...............  $ 16,015,594          6.05%    $ 16,576,487           5.29%           4.45%
                                            ============          ====     ============           ====            ====
     Maximum outstanding at any month
     end..................................  $ 19,030,670
                                            ============

     At December 31, 1996, the short-term portion of long-term notes included issues totaling $80 million repayable in U.S. dollars, with principal repayment obligations tied to foreign currency exchange rates. At June 30, 1997 and December 31, 1996, the short-term portion of long-term notes also included issues totaling $778 million and $771 million, respectively, which require the payment of interest and principal in foreign currencies. To eliminate its exposure to the effect of currency fluctuations on these contractual obligations, the Company has entered into various foreign currency agreements with independent parties (see Note 10).

     To match the interest rate characteristics on short-term notes with the rate characteristics of its assets, the Company enters into interest rate swaps with independent parties. Under these agreements, the Company makes periodic payments, indexed to the related asset rates, in exchange for periodic payments which generally match the Company's interest obligations on fixed or variable rate notes (see Note 10).

8.  LONG-TERM NOTES

     The following tables summarize outstanding long-term notes at June 30, 1997, and December 31, 1996 and 1995, the weighted average interest rates and related notional amount of derivatives at the end of the periods, and the related average balances and weighted average effective interest rates, which include the effects of related off-balance sheet financial instruments (see Note
10), during the periods.

                                                                                                 SIX MONTHS ENDED
                                                             AT JUNE 30, 1997                      JUNE 30, 1997
                                                   ---------------------------- ----------------------------------------
                                                                                                              WEIGHTED
                                                                     WEIGHTED                                  AVERAGE
                                                                      AVERAGE      NOTIONAL                   EFFECTIVE
                                                      ENDING         INTEREST       AMOUNT      AVERAGE       INTEREST
                                                      BALANCE          RATE     OF DERIVATIVES   BALANCE        RATE
                                                    ------------    ---------   -------------- ----------    ----------
            Floating rate notes:
              U.S. dollar denominated:
                 Interest bearing, due
                   1998-2003 .................      $ 7,158,424        5.33%    $  1,554,023   $  7,472,062    5.46%
                                                    -----------        ----     ------------   ------------    ----
            Fixed rate notes:
              U.S. dollar denominated:
                 Interest bearing, due
                   1998-2018..................       11,481,801        6.17       18,646,147     12,131,991     5.60
                 Zero coupon, due 1998-2022...          339,998        8.28          362,772        333,417     7.64
              Dual currency, due 1998.........          251,487        7.63          272,000        249,958     6.73
              Foreign currency:
                 Interest bearing, due
                   1999-2000..................          257,100        5.57          496,209        257,100     5.43
                                                    -----------        ----      -----------    -----------     ----
            Total fixed rate notes............       12,330,386        6.25       19,777,128     12,972,466     5.67
                                                    -----------        ----      -----------    -----------     ----
            Total long-term notes.............      $19,488,810        5.91%     $21,331,151    $20,444,528     5.59%
                                                    ===========        ====      ===========    ===========     ====


                                                                                                     YEAR ENDED
                                                           AT DECEMBER 31, 1996                  DECEMBER 31, 1996
                                                           --------------------                  -----------------
                                                                                                                   WEIGHTED
                                                                   WEIGHTED                                        AVERAGE
                                                                    AVERAGE        NOTIONAL                       EFFECTIVE
                                                     ENDING        INTEREST         AMOUNT         AVERAGE         INTEREST
                                                    BALANCE          RATE       OF DERIVATIVES     BALANCE           RATE
                                                  ------------    -----------   ----------------   ----------    ------------
            Floating rate notes:
                U.S. dollar denominated:
                   Interest bearing, due
                     1998-2003..................    $ 8,844,825      5.27%        $ 2,022,044     $12,740,190        5.46%
                                                    -----------      ----         -----------     -----------        ----
              Fixed rate notes:
                U.S. dollar denominated:
                   Interest bearing, due
                     1998-2018..................     12,928,983      6.35          21,676,042      11,971,640        5.59
                   Zero coupon, due                     326,875      8.25             358,071         304,990        7.68
                     1998-2022..................
                Dual currency, due 1998.........        248,443      7.63             272,000         245,569        6.65
                Foreign currency:
                   Interest bearing, due
                     1999-2000..................        257,100      5.34             495,785         577,592        5.31
                   Zero coupon, due 1997........             --        --                  --         183,647        5.42
                                                    -----------      ----         -----------     -----------        ----
              Total fixed rate notes............     13,761,401      6.40          22,801,898      13,283,438        5.64
                                                    -----------      ----         -----------     -----------        ----
              Total long-term notes.............    $22,606,226      5.96%        $24,823,942     $26,023,628        5.55%
                                                    ===========      ====         ===========     ===========        ====

                                                                                                         YEAR ENDED
                                                           AT DECEMBER 31, 1995                       DECEMBER 31, 1995
                                                 ---------------------------------------------   ---------------------------
                                                                                                                   WEIGHTED
                                                                   WEIGHTED                                        AVERAGE
                                                                    AVERAGE        NOTIONAL                       EFFECTIVE
                                                     ENDING        INTEREST         AMOUNT           AVERAGE       INTEREST
                                                    BALANCE          RATE       OF DERIVATIVES       BALANCE        RATE
                                                  ------------    -----------   ----------------   ----------  --------------
                 Floating rate notes:
                    U.S. dollar denominated:
                       Interest bearing, due
                         1997-2002.............     $16,995,853       5.58%      $ 5,053,732      $ 21,998,541       5.95%
                                                    -----------       ----       -----------      ------------       ----
                  Fixed rate notes:
                    U.S. dollar denominated:
                       Interest bearing, due
                         1997-2018.............      11,430,127       6.70        17,050,772        12,035,074      5.99
                       Zero coupon, due
                         1997-2022.............         400,023       8.27           435,001           283,282      7.99
                    Dual currency, due 1998....         242,775       7.63           206,000           240,182      7.02
                    Foreign currency:
                       Interest bearing, due
                         1997-2000.............         767,100       4.01         1,486,130           627,900      5.78
                       Zero coupon, due 1997...         246,737       5.79           253,626           188,399      5.85
                                                    -----------       ----      ------------      ------------      ----
                  Total fixed rate notes.......      13,086,762       6.59        19,431,529        13,374,837      6.02
                                                    -----------       ----      ------------      ------------      ----
                  Total long-term notes........     $30,082,615       6.02%     $ 24,485,261      $ 35,373,378      5.98%
                                                    ===========       ====      ============      ============      ====


     At June 30, 1997 and December 31, 1996, the Company had outstanding long-term debt issues with call features totaling $13.8 billion and $14.1 billion, respectively. As of June 30, 1997 and December 31, 1996, the stated maturities and maturities if accelerated to the call dates for long-term notes are shown in the following table:

                                       JUNE 30, 1997               DECEMBER 31, 1996
                              ---------------------------    ----------------------------
                               STATED       MATURITY TO        STATED       MATURITY TO
         YEAR OF MATURITY     MATURITY       CALL DATE        MATURITY       CALL DATE
         ----------------     -----------     -----------     ----------    -------------
         1997............     $        --    $ 10,980,927     $        --    $ 12,794,908
         1998............       4,010,521       3,824,302       7,466,131       5,510,293
         1999............       7,952,279       2,361,092       7,676,221       2,185,610
         2000............       4,206,943       1,683,893       4,077,772       1,483,972
         2001............       2,366,570          79,200       2,465,758          79,200
         2002-2022.......         952,497         559,396         920,344         552,243
                              -----------     -----------     -----------    ------------
                              $19,488,810     $19,488,810     $22,606,226    $ 22,606,226
                              ===========     ===========     ===========    ============


     For the years ended December 31, 1996, 1995 and 1994, the Company repurchased certain long-term notes prior to their scheduled maturity to lower future years' interest expense. The following table summarizes these transactions (dollars in millions):

                                     YEARS ENDED DECEMBER
                                             31,
                              ------------------------------------
                              1996            1995             1994
                              ----            ----            -----
          Maturity value..... $ 90            $ 62            $ 138
                              ====            ====            =====
          Carrying value..... $  8            $  8            $  21
                              ====            ====            =====
          Premiums........... $  7            $  8            $  14
                              ====            ====            =====

     The Company issues debt with interest and/or principal payment characteristics tied to foreign currency indices to attempt to minimize its cost of funds. At June 30, 1997 and December 31, 1996 and 1995, the Company had outstanding long-term foreign currency notes which require the payment of principal and interest in foreign currencies, and dual currency notes which require the payment of interest in foreign currencies. To eliminate the corporation's exposure to the effect of currency fluctuations on these contractual obligations, the Company has entered into various foreign currency agreements with independent parties (see Note 10).

     To match the interest rate characteristics on its long-term borrowings with the interest rate characteristics of its assets, the Company enters into interest rate swaps with independent parties. Under these agreements, the Company makes periodic payments, indexed to the related asset rates, in exchange for periodic payments which generally match the Company's interest obligations on fixed or variable rate borrowings (see Note 10).

9.  STUDENT LOAN SECURITIZATION

     For the first six months of 1997 and 1996 and for the year ended December 31, 1996 and in October 1995, SLM Funding Corporation, a wholly-owned special purpose finance subsidiary, purchased from the GSE and sold $4.5 billion, $3 billion, $6 billion and $1 billion, respectively, of student loans to trusts which issued floating rate student loan asset-backed securities in underwritten public offerings. At June 30, 1997 and December 31, 1996, securitized student loans outstanding totaled $10.0 billion and $6.3 billion, respectively.

     On July 23, 1997, the U.S. Department of Education decided that the 30 basis point annual offset fee which the GSE is required to pay on student loans which it owns does not apply to student loans that the GSE has securitized. The Department of Education was under a court order since January 10, 1997 to announce its final position on the application of the offset fee on securitized loans by July 31, 1997. The GSE initially filed suit in the U.S. District Court for the District of Columbia in April 1995 challenging the Secretary of Education's attempt to apply the offset fee to securitized loans. The GSE prevailed, and the Court of Appeals ruled that the fee applies only to loans that the GSE owns and remanded the case to the District Court with instructions to remand the matter to the Secretary of Education. In addition, the Court of Appeals upheld the constitutionality of the offset fee, which applies annually with respect to the principal amount of student loans that the GSE holds on balance sheet and that were acquired on or after August 10, 1993.

     Based upon the favorable final ruling in this matter, the contingent gain of approximately $97 million pre-tax that had not been recognized in income through June 30, 1997 will now be released and recognized in income in the third quarter. All future securitization gains will be calculated without consideration of the offset fee.

     In October of 1997, the U.S. Supreme Court rejected the GSE's appeal of a U.S. Court of Appeals ruling that upheld the constitutionality of the offset fee on loans owned by the GSE.

10.  DERIVATIVE FINANCIAL INSTRUMENTS

Derivative Financial Instruments Held or Issued for Purposes Other than Trading

     The Company enters into various financial instruments with off-balance sheet risk in the normal course of business primarily to reduce interest rate risk and foreign currency exposure on certain borrowings. These financial instruments include interest rate swaps, interest rate cap and collar agreements, foreign currency swaps, forward currency exchange agreements, options on currency exchange agreements, options on securities and financial futures contracts.

     The Company enters into three general types of interest rate swaps under which it pays the following: 1) a floating rate in exchange for a fixed rate (standard swaps); 2) a fixed rate in exchange for a floating rate (reverse swaps); and 3) a floating rate in exchange for another floating rate, based upon different market indices (basis/reverse basis swaps). At June 30, 1997, the Company had outstanding $19.3 billion, $1.1 billion, and $16.4 billion of notional principal amount of standard swaps, reverse swaps, and basis/reverse basis swaps, respectively. Of the Company's $36.8 billion of interest rate swaps outstanding at June 30, 1997, $35.7 billion was related to debt and $1.1 billion was related to assets. At December 31, 1996, the Company had outstanding $18.2 billion, $1.1 billion, and $17.8 billion of notional principal amount of standard swaps, reverse swaps, and basis/reverse basis swaps, respectively. Of the Company's $37.1 billion of interest rate swaps outstanding at December 31, 1996, $36 billion was related to debt and $1.1 billion was related to assets.

     The following tables summarize the ending balances of the borrowings that have been matched with interest rate swaps and foreign currency agreements at June 30, 1997, and December 31, 1996 and 1995 (dollars in billions).


                                                                           AT JUNE 30, 1997
                                      ------------------------------------------------------------------------------------------
                                                                        SWAPS
                                                      -------------------------------------------
                                                                                                     FOREIGN
                                                                                       BASIS/        CURRENCY         TOTAL
                                      BORROWINGS       STANDARD        REVERSE      REVERSE BASIS    AGREEMENTS     DERIVATIVES
                                     ----------       --------        -------      -------------    ----------     ------------
SHORT-TERM NOTES
Six month floating rate notes.......    $  --           $  --           $  --          $   --          $  --          $   --
Other floating rate notes...........       .3              --              --              .5             --              .5
Discount notes......................       --              --              --              --             --              --
Fixed rate notes....................      6.0             6.0              --             3.7             --             9.7
Securities sold-- not yet
  purchased and repurchase
  agreements........................       --              --              --              --             --              --
Short-term portion of long-term
  notes.............................      3.6             1.7              --             2.7             .7             5.1
                                        -----           -----           -----          ------          -----          ------
     Total short-term notes.........      9.9             7.7              --             6.9             .7            15.3
                                        -----           -----           -----          ------          -----          ------

LONG-TERM NOTES
Floating rate notes:
  U.S. dollar denominated:
     Interest bearing...............      1.0              .3              --             1.3             --             1.6
Fixed rate notes:
  U.S. dollar denominated:
     Interest bearing...............     10.9            10.9              --             7.7             --            18.6
     Zero coupon....................       .2              .2              --              .2             --              .4
  Dual currency.....................       .2              .2              --              .1             --              .3
  Foreign currency:
     Interest bearing...............       .3              --              --              .2             .3              .5
                                        -----           -----           -----          ------          -----          ------
       Total long-term notes........     12.6            11.6              --             9.5             .3            21.4
                                        -----           -----           -----          ------          -----          ------
       Total notes..................    $22.5           $19.3           $  --          $ 16.4          $ 1.0          $ 36.7
                                        =====           =====           =====          ======          =====          ======


                                                                                AT DECEMBER 31, 1996
                                          ------------------------------------------------------------------------------------------
                                                                           SWAPS
                                                          ------------------------------------------
                                                                                                          FOREIGN
                                                                                           BASIS/        CURRENCY         TOTAL
                                         BORROWINGS       STANDARD        REVERSE      REVERSE BASIS    AGREEMENTS     DERIVATIVES
                                         ----------       --------        -------      -------------    ----------     ------------
SHORT-TERM NOTES
Six month floating rate notes.......      $  .3           $  --           $  --           $  .3          $  --           $  .3
Other floating rate notes...........         .3              --              --              .6             --              .6
Discount notes......................         --              --              --              --             --              --
Fixed rate notes....................        3.4             3.4              --             2.2             --             5.6
Securities sold-- not yet
  purchased and repurchase
  agreements........................         --              --              --              --             --              --
Short-term portion of long-term
  notes.............................        4.5             1.8              --             3.2             .9             5.9
                                          -----           -----           -----           -----          -----           -----
      Total short-term notes........        8.5             5.2              --             6.3             .9            12.4
                                          -----           -----           -----           -----          -----           -----
LONG-TERM NOTES
Floating rate notes:................
  U.S. dollar denominated:
     Interest bearing...............        1.4              .3              --             1.8             --             2.1
Fixed rate notes:...................
  U.S. dollar denominated:
     Interest bearing...............       12.3            12.3              --             9.3             --            21.6
     Zero coupon....................         .2              .2              --              .1             --              .3
  Dual currency.....................         .2              .2              --              .1             --              .3
  Foreign currency:
     Interest bearing...............         .3              --              --              .2             .3              .5
     Zero coupon....................         --              --              --              --             --              --
                                          -----           -----           -----           -----          -----           -----
       Total long-term notes........       14.4            13.0              --            11.5             .3            24.8
                                          -----           -----           -----           -----          -----           -----
       Total notes..................      $22.9           $18.2           $  --           $17.8          $ 1.2           $37.2
                                          =====           =====           =====           =====          =====           =====




                                                                        AT DECEMBER 31, 1995
                                      ------------------------------------------------------------------------------------------
                                                                        SWAPS
                                                       ------------------------------------------
                                                                                                      FOREIGN
                                                                                       BASIS/         CURRENCY         TOTAL
                                      BORROWINGS       STANDARD        REVERSE      REVERSE BASIS    AGREEMENTS     DERIVATIVES
                                      ----------       --------        -------      -------------    ----------     ------------
SHORT-TERM NOTES
Six month floating rate notes.......    $  --           $  --            $ --           $  --           $ --           $  --
Other floating rate notes...........      1.5              --              --             2.8             --             2.8
Discount notes......................       --              --              --              --             --              --
Fixed rate notes....................       .3              .3              --              --             --              .3
Securities sold-- not yet
  purchased and repurchase
  agreements........................       --              --              --              --             --              --
Short-term portion of long-term
  notes.............................      5.7             1.4              .3             6.7             .3             8.7
                                        -----            ----            ----           -----           ----           -----
     Total short-term notes.........      7.5             1.7              .3             9.5             .3            11.8
                                        -----            ----            ----           -----           ----           -----

LONG-TERM NOTES
Floating rate notes:
  U.S. dollar denominated:
     Interest bearing...............      3.9              .9              --             4.1             --             5.0
Fixed rate notes:
  U.S. dollar denominated:
     Interest bearing...............     10.8            10.8              --             6.1             .2            17.1
     Zero coupon....................       .3              .3              --              .2             --              .5
  Dual currency.....................       .2              .2              --              --             --              .2
  Foreign currency:
     Interest bearing...............       .8              --              --              .7             .8             1.5
     Zero coupon                           .2              --              --              --             .2              .2
                                        -----           -----            ----           -----           ----           -----
       Total long-term notes........     16.2            12.2              --            11.1            1.2            24.5
                                        -----           -----            ----           -----           ----           -----
       Total notes..................    $23.7           $13.9            $ .3           $20.6           $1.5           $36.3
                                        =====           =====            ====           =====           ====           =====




     The following table summarizes the activity for the Company's interest rate swaps, foreign currency agreements and futures contracts held or issued for purposes other than trading for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 (dollars in millions).


                                        NOTIONAL PRINCIPAL
                                    -----------------------------
                                                        FOREIGN        FUTURES
                                     INTEREST RATE      CURRENCY       CONTRACT
                                         SWAPS        AGREEMENTS       AMOUNTS
                                    --------------    -----------     ----------
 Balance, December 31, 1993.....       $ 23,253        $  1,500        $  1,805
   Issuances/Opens .............         15,402             510           4,437
   Maturities/Expirations ......         (9,518)           (575)         (3,088)
   Terminations/Closes .........            (99)            (37)         (2,598)
                                       --------        --------        --------
 Balance, December 31, 1994.....         29,038           1,398             556
   Issuances/Opens .............         19,549             466           2,370
   Maturities/Expirations ......        (10,634)           (380)           (535)
   Terminations/Closes .........         (1,773)             --          (2,211)
                                       --------        --------        --------
 Balance, December 31, 1995.....         36,180           1,484             180
   Issuances/Opens .............         14,571              14           2,631
   Maturities/Expirations ......        (13,369)           (310)           (708)
   Terminations/Closes .........           (300)             --          (1,925)
                                       --------        --------        --------
 Balance, December 31, 1996.....         37,082           1,188             178
   Issuances/Opens .............          4,840               7           1,958
   Maturities/Expirations ......         (5,094)           (160)           (510)
   Terminations/Closes .........             --              --            (625)
                                       --------        --------        --------
 Balance, June 30, 1997 ........       $ 36,828        $  1,035        $  1,001
                                       ========        ========        ========

Interest Rate Swaps

     Net payments related to the debt-related swaps are recorded in interest expense. For the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, the Company received net payments on all debt-related swaps reducing interest expense by $66 million, $89 million, $165 million, $94 million and $262 million, respectively.

     As of June 30, 1997 and December 31, 1996, stated maturities of interest rate swaps and maturities if accelerated to the put dates, are shown in the following table (dollars in millions). The maturities of interest rate swaps generally coincide with the maturities of the associated assets or borrowings.


                                        JUNE 30, 1997                 DECEMBER 31, 1996
                                 ---------------------------     ----------------------------
                                  STATED       MATURITY TO         STATED       MATURITY TO
           YEAR OF MATURITY      MATURITY        PUT DATE         MATURITY        PUT DATE
           ----------------      --------      -------------     ----------     -------------
           1997............       $ 4,671         $10,949        $ 7,599         $15,161
           1998............         9,986          10,550          7,102           7,001
           1999............        10,816           8,100         10,541           7,925
           2000............         6,781           4,760          7,225           4,560
           2001............         3,135           1,350          3,235           1,350
           2002-2008.......         1,439           1,119          1,380           1,085
                                  -------         -------        -------         -------
                                  $36,828         $36,828        $37,082         $37,082
                                  =======         =======        =======         =======

Foreign Currency Agreements

     At December 31, 1996 and 1995, the Company had borrowings repayable in U.S. dollars, with principal repayment obligations tied to foreign currency exchange rates of $80 million and $235 million, respectively. At June 30,1997 and December 31, 1996 and 1995, the Company also had borrowings with principal repayable in foreign currencies of $1.0 billion. Such debt issuances were hedged by forward currency exchange agreements, foreign currency swaps, and options on currency exchange agreements. Such agreements typically mature concurrently with the maturities of the debt. At both June 30, 1997 and December 31, 1996, the Company also had outstanding $1.0 billion of notional principal in foreign currency swaps. Also, at December 31, 1996, the Company had outstanding $80 million of notional principal in foreign currency exchange agreements and in foreign currency options. The following table summarizes the outstanding amount of these borrowings and their currency translation values at June 30, 1997 and December 31, 1996 and 1995, using spot rates at the respective dates (dollars in millions).


                                                                                   DECEMBER 31,
                                                            JUNE 30,        ------------------------
                                                              1997            1996            1995
                                                            --------        ---------        -------
     Carrying value of outstanding foreign currency debt...  $1,035          $1,108          $1,249
     Currency translation value of outstanding foreign
      currency debt........................................     949           1,002           1,149

Futures Contracts

     The Company enters into financial futures contracts to hedge the risk of future interest rate changes. The contracts are typically anticipatory hedges of debt to be issued to fund the Company's assets, mainly the portfolio of student loans in the PLUS program. These student loans pay interest that are indexed to the one-year Treasury bill, reset annually on the final auction prior to June 1. The gains and losses on these hedging transactions are deferred and included in other assets and will be recognized as an adjustment of interest expense. At June 30, 1997 and December 31, 1996 and 1995, the futures contracts sold by the Company hedged approximately $1 billion, $178 million and $180 million, respectively, of anticipated funding. Approximately $1 million and $2 million of realized losses have been deferred and are being amortized over the life of the underlying debt at June 30, 1997 and December 31, 1996, respectively, related to futures contracts. At December 31, 1995, approximately $493,000 of realized gains related to futures contracts was deferred.

Derivative Financial Instruments Held or Issued for Trading Purposes

     From time to time the Company maintains a small number of active trading positions in derivative financial instruments which are designed to generate additional income based on market conditions. Trading results for these positions were immaterial to the Company's financial statements for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. During December 1995, the Company entered into a derivative contract of $1.5 billion notional amount whose value is determined by both the market value and the yield of certain AAA rated variable rate asset-backed securities. The contract, which had an original maturity date of January 1997, was extended to January 1998. The mark-to-market gain on this contract, which is included in gains/(losses) on sales of securities in the Consolidated Statements of Income, was $3 million, $2 million, $4 million and immaterial for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995, respectively.

11.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     FAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires estimation of the fair values of financial instruments. The following is a summary of the assumptions and methods used to estimate those values.

Student Loans

     Fair value was determined by analyzing amounts which the Company has paid recently to acquire similar loans in the secondary market.

Warehousing Advances and Academic Facilities Financings

     The fair values of both warehousing advances and academic facilities financings were determined through standard bond pricing formulas using current interest rates and credit spreads.

Cash and Investments

     For investments with remaining maturities of three months or less, carrying value approximated fair value. Investments in U.S. Treasury securities were valued at market quotations. All other investments were valued through standard bond pricing formulas using current interest rates and credit spreads.

Short-term Borrowings and Long-term Notes

     For borrowings with remaining maturities of three months or less, carrying value approximated fair value. Where available the fair value of financial liabilities was determined from market quotations. If market quotations were unavailable standard bond pricing formulas were applied using current interest rates and credit spreads.

Off-balance Sheet Financial Instruments

     The fair values of off-balance sheet financial instruments, including interest rate swaps, interest rate cap and collar agreements, foreign currency swaps, forward exchange agreements and financial futures contracts, were estimated at the amount that would be required to terminate such agreements, taking into account current interest rates and credit spreads.

     The following table summarizes the fair values of the Company's financial assets and liabilities, including off-balance sheet financial instruments (dollars in millions):

                                                                                                DECEMBER 31,
                                                                ---------------------------------------------------------------
                                           JUNE 30, 1997                    1996                            1995
                            ---------------------------------   ------------------------------ --------------------------------
                              FAIR       CARRYING               FAIR      CARRYING              FAIR      CARRYING
                              VALUE       VALUE    DIFFERENCE   VALUE      VALUE   DIFFERENCE   VALUE      VALUE    DIFFERENCE
                             -------     --------  ----------   -----      -----   ---------- ---------- ---------  ----------
EARNING ASSETS
   Student loans ...........  $ 31,779   $ 31,488   $   291   $ 34,005   $ 33,754  $    251   $ 34,551   $ 34,336   $   215
   Warehousing advances ....     2,488      2,495        (7)     2,793      2,790         3      3,878      3,865        13
   Academic facilities
     financings ............     1,358      1,353         5      1,473      1,473        --      1,347      1,313        34
   Cash and investments ....    10,593     10,593        --      7,706      7,706        --      8,868      8,867         1
                               -------    -------   -------    -------    -------   -------    -------    -------   -------
   Total earning assets ....    46,218     45,929       289     45,977     45,723       254     48,644     48,381       263
                               -------    -------   -------    -------    -------   -------    -------    -------   -------
   INTEREST BEARING
     LIABILITIES
   Short-term borrowings ...    25,827     25,850        23     22,457     22,518        61     17,423     17,447        24
   Long-term notes .........    19,385     19,489       104     22,519     22,606        87     30,252     30,083      (169)
                               -------    -------   -------    -------    -------   -------    -------    -------   -------
   Total interest bearing
     liabilities ...........    45,212     45,339       127     44,976     45,124       148     47,675     47,530      (145)
                               -------    -------   -------    -------    -------   -------    -------    -------   -------
   OFF-BALANCE SHEET
     FINANCIAL INSTRUMENTS
   Interest rate swaps .....       (41)        --       (41)       (21)        --       (21)       245         --       245
   Forward exchange agreements
     and foreign currency
     swaps..................      (141)        --      (141)      (161)        --      (161)      (184)        --      (184)
   Warehousing advance
     commitments ...........        --         --        --         --         --        --         --         --        --
   Academic facilities
     financing commitments..        --         --        --         --         --        --         --         --        --
   Letters of credit .......        --         --        --         --         --        --         --         --        --
                                                    -------                         -------                         -------
   Excess of fair value over
     carrying value ........                        $   234                        $    220                         $   179
                                                    =======                         =======                         =======

     At June 30, 1997 and December 31, 1996 and 1995, substantially all interest rate swaps and foreign exchange agreements and foreign currency swaps were hedging liabilities.

12.  COMMITMENTS AND CONTINGENCIES

     The Company has committed to purchase student loans during specified periods and to lend funds under the warehousing advance commitment, academic facilities financing commitment and letters of credit programs. Letters of credit support the issuance of state student loan revenue bonds. They represent unconditional guarantees of the Company to repay holders of the bonds in the event of a default. In the event that letters of credit are drawn upon, such loans are collateralized by the student loans underlying the bonds.

     Commitments outstanding are summarized below:


                                                                  DECEMBER 31,
                                             JUNE 30,     -------------------------
                                               1997            1996         1995
                                           -----------    ------------  -----------
        Student loan purchase commitments   $19,548,570   $15,845,821   $14,244,234
        Warehousing advance commitments..     3,403,288     2,367,288       698,019
        Academic facilities financing
          commitments....................        21,600         9,930         6,330
        Letters of credit ...............     4,624,695     3,743,892     3,063,390
                                            -----------   -----------   -----------
                                            $27,598,153   $21,966,931   $18,011,973
                                            ===========   ===========   ===========

     The following schedules summarize expirations of commitments outstanding at June 30, 1997 and December 31, 1996:


                                       JUNE 30, 1997                                         DECEMBER 31, 1996
                    -----------------------------------------------------  ---------------------------------------------------
                                                   ACADEMIC                                             ACADEMIC
                    STUDENT LOAN    WAREHOUSING   FACILITIES   LETTERS OF  STUDENT LOAN  WAREHOUSING   FACILITIES   LETTERS OF
                     PURCHASES       ADVANCES     FINANCINGS    CREDIT      PURCHASES     ADVANCES     FINANCINGS     CREDIT
                     ---------      ----------    ----------   ----------  -----------   --------      ----------   ----------
       1997.......    $ 1,141,198  $    6,500      $    250    $       --  $ 3,299,173  $  348,072      $1,230      $  367,829
       1998.......      2,284,320     194,745         9,650        30,346    1,793,359     172,647          --       1,122,724
       1999.......      6,656,026      40,000        11,700       167,428    4,367,745     103,609       8,700         861,630
       2000.......      1,423,172      52,387            --       266,313      272,743      34,859          --         826,690
       2001.......             --          --             0       271,306           --          --          --         207,620
       2002-2017..      8,043,854   3,109,656             0     3,889,302    6,112,801   1,708,101          --         357,399
                      -----------  ----------      --------    ----------  -----------  ----------      ------      ----------
           Total..    $19,548,570  $3,403,288      $ 21,600    $4,624,695  $15,845,821  $2,367,288      $9,930      $3,743,892
                      ===========  ==========      ========    ==========  ===========  ==========      ======      ==========

LITIGATION

     On June 11, 1996, Orange County, California filed a complaint against the Company in the U.S. Bankruptcy Court for the Central District of California. The case is currently pending in the U.S. District Court for the Central District of California. The complaint alleges that the Company made fraudulent representations and omitted material facts in offering circulars on various bond offerings purchased by Orange County, which contributed to Orange County's market losses and subsequent bankruptcy. The complaint seeks to hold SLMA responsible for losses resulting from Orange County's bankruptcy, but does not specify the amount of damages claimed. In addition, the complaint includes counts under the California Corporations Code, as well as a count for common law fraud. The Company believes that the complaint is without merit and intends to defend the case vigorously. At this time, Management believes the impact of the lawsuit will not be material to the Company.

13.  MINORITY INTEREST

     As part of the GSE's privatization, SLM Holding Corporation became the parent company of, and successor to, the GSE on August 7, 1997. As a result, the GSE's preferred stock is now reflected as a minority interest in the consolidated financial statements. The financial statements for prior periods have been restated to reflect this change.

     The GSE's 4.3 million outstanding shares of non-voting adjustable rate cumulative preferred stock, par value $50.00 per share, pay cumulative quarterly dividends at a per annum rate of 4.5 percentage points below the highest yield of certain United States Treasury obligations. However, the dividend rate for any dividend period will not be less than 5 percent per annum nor greater than 14 percent per annum. The dividend rate was 5 percent for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994. The stock is redeemable, at the option of the GSE, in whole or in part, at $50.00 per share plus accrued dividends.

     In May 1986, the Board of Directors authorized management, under certain circumstances, to repurchase up to $50 million of the GSE's adjustable rate cumulative preferred stock at market prices. As of June 30, 1997 and December 31, 1996, the GSE had repurchased 722,350 shares at an average price of $45.23 per share, totaling $32.7 million.

14.  COMMON STOCK

     The Board of Directors has reserved 11 million common shares for issuance under various compensation and benefit plans with 6 million shares remaining at both June 30, 1997 and December 31, 1996.

     The Company has engaged in repurchases of its common stock since 1986. In December 1996, the Company retired 59 million shares of common stock held as treasury stock at an average price of $44.36. As a result, treasury stock decreased by $2.6 billion with a corresponding decrease of $12 million to common stock, par; $568 million to additional paid-in capital; and $2.0 billion to retained earnings. As of June 30, 1997 and December 31, 1996, the Company held as treasury stock 13.8 million common shares purchased at an average price of $53.41 and 12 million common shares purchased at an average price of $44.75, respectively.

     Earnings per common share are computed based on net income divided by the weighted average common and common equivalent shares outstanding for the period. Average common and common equivalent shares outstanding for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 totaled 53,316,841; 56,782,781; 55,811,279; 67,450,889; and 79,776,993,
respectively.

15.  STOCK OPTION PLANS

     The Company maintains a stock option plan for key employees which permits grants of stock options for the purchase of common stock with exercise prices equal to the market value on the date of the grant. Stock options are exercisable one year after date of grant and have ten year terms. The Company's 1993-1998 Employee Stock Option Plan authorized the grant of options for up to
5.1 million shares of common stock. The following table summarizes employee stock options plan activity.

                                                                     YEARS ENDED DECEMBER 31,
                                      SIX MONTHS ENDED    ----------------------------------------------------------------
                                       JUNE 30, 1997            1996                   1995                1994
                                     ------------------   ------------------  ------------------  ------------------------
                                              AVERAGE               AVERAGE              AVERAGE                   AVERAGE
                                     OPTIONS   PRICE      OPTIONS    PRICE    OPTIONS     PRICE   OPTIONS           PRICE
                                     -------  ---------   -------    -------  -------   --------  -------          -------
 Outstanding at beginning of
   period......................      931,857  $60.80      1,094,975  $48.80     931,255   $54.49    698,550         $58.80
 Granted.......................      353,800  107.92        325,545   73.08     517,800    37.15    367,150          48.03
 Exercised.....................     (360,412)  63.29       (485,363)  41.88    (223,180)   42.76    (13,445)         31.56
 Canceled......................      (15,750) 108.00         (3,300)  73.00    (130,900)   53.52   (121,000)         62.33
                                    --------  ------        ------    -----   ---------   ------   --------          -----
 Outstanding at end of
   period......................      909,495  $77.32        931,857  $60.80   1,094,975   $48.80    931,255         $54.49
                                     =======  ------        =======  ------   =========   ------   ========         ------
 Exercisable at end of
   period .....................      570,195  $59.14        609,612  $54.30     641,075   $57.09    587,855         $58.34
                                     =======  ------        =======  ------   =========   ------   ========         ------
 Weighted-average fair
   value of options granted during
   the period..................               $47.10                 $25.87               $10.18
                                              ------                 ------               ------

     The following table summarizes the number, weighted-average of exercise prices (which ranged from $34 to $121) and weighted-average remaining contractual life of the employee stock options outstanding at June 30, 1997.


                                                           AVERAGE REMAINING
       EXERCISE PRICES        OPTIONS      AVERAGE PRICE    CONTRACTUAL LIFE
       ---------------        --------     -------------   -----------------
       Under $40               119,720          $36.73        7.0 yrs.
       $40-$80                 451,675           65.12        6.5
       Above $80               338,100          108.01        9.5
                               -------          ------        --------
       Total                   909,495          $77.33        7.5 yrs.
                               =======          ------        --------

     The following table summarizes the number, weighted-average of exercise prices (which ranged from $29 to $95) and weighted-average remaining contractual life of the employee stock options outstanding at December 31, 1996.


                                                             AVERAGE REMAINING
         EXERCISE PRICES         OPTIONS      AVERAGE PRICE  CONTRACTUAL LIFE
         ---------------        --------     -------------   -----------------
         Under $40               178,938          $36.63        7.5 yrs.
         $40-$80                 751,419           66.48        7.0
         Above $80                 1,500           94.75       10.0
                                 -------          ------       ---------
         Total                   931,857          $60.80        7.0 yrs.
                                 =======          ------       ---------

     In May 1996, shareholders approved the Board of Directors Stock Option Plan, which authorized the grant of options to acquire up to 200,000 shares of common stock. Options under this plan are exercisable on the date of grant and have ten year terms. The following table summarizes the Board of Directors Stock Option Plan activity.


                                                                               SIX MONTHS ENDED                   YEAR ENDED
                                                                                JUNE 30, 1997                  DECEMBER 31, 1996
                                                                           -------------------------       ------------------------
                                                                                            AVERAGE                         AVERAGE
                                                                            OPTIONS          PRICE           OPTIONS         PRICE
                                                                           ---------       ---------       ---------        -------

                  Outstanding at beginning of period................          63,000         $ 73.00              --         $   --
                  Granted...........................................          21,000          108.00          63,000          73.00
                  Exercised ........................................         (17,850)          73.00              --             --
                  Canceled .........................................              --              --              --             --
                                                                              ------         -------          ------         ------
                  Outstanding at end of period......................          66,150         $ 84.11          63,000         $73.00
                                                                              ======         -------          ======         ------
                  Exercisable at end of period......................          66,150         $ 84.11          63,000         $73.00
                                                                              ======         -------          ======         ------
                  Weighted-average fair value of options granted
                    during the period...............................                         $ 47.26                         $25.84
                                                                                              ------                         ------



     At both June 30, 1997 and December 31, 1996, the outstanding Board of Directors options had a weighted-average remaining contractual life of 9 years.

     The Company accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which results in no compensation expense for stock options granted under the plans.

     The following table summarizes pro forma disclosures for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995, as if the Company had accounted for employee and Board of Directors stock options granted subsequent to December 31, 1994 under the fair market value method as set forth in FAS No. 123, "Accounting for Stock-Based Compensation." The fair value for these options was estimated at the date of grant using the Extended Binomial Options Pricing Model, a variation of the Black-Sholes option pricing model, with the following weighted average assumptions for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995, respectively: risk-free interest rate of 7 percent, 6 percent, 6 percent and 8 percent; volatility factor of the expected market price of the Company's common stock of 30 percent, 29 percent, 29 percent and 29 percent; dividend growth rate of 8 percent; vesting period of one year from date of grant; and time of exercise-expiration date.


                                                  SIX MONTHS ENDED                 YEARS ENDED
                                                      JUNE 30,                     DECEMBER 31,
                                                 -------------------------   ------------------------
                                                    1997           1996        1996           1995
                                                 ---------       --------    ---------      --------
        Net income...........................     $232,654       $200,528    $408,716        $355,585
                                                  ========       ========    ========        ========
        Pro forma net income.................     $227,687       $197,480    $402,427        $352,806
                                                  ========       ========    ========        ========
        Earnings per common share............     $   4.36       $   3.53    $   7.32        $   5.27
                                                  ========       ========    ========        ========
        Pro forma earnings per common
        share................................     $   4.27       $   3.48    $   7.21        $   5.23
                                                  ========       ========    ========        ========

16.  BENEFIT PLANS

Pension Plans

     The Company has a qualified noncontributory defined benefit pension plan (the "Plan") covering substantially all employees who meet certain service requirements. The Plan's benefits are based on years of service and the employee's compensation. Effective April 1, 1995, the Company modified the Plan to compute plan benefits on 5-year highest average base salary, a maximum service accrual period of 30 years, and normal retirement age of 62. Prior to these modifications, plan benefits were computed based on 3-year highest average base salary, a maximum service accrual period of 26.67 years, and a normal retirement age of 60. The Plan is funded annually based on the maximum amount that can be deducted for federal income tax purposes. The assets of the plan are primarily invested in equities and fixed income securities.

     The following table sets forth the Plan's actuarially determined funded status and amounts recognized in the Company's consolidated financial statements.


                                                                1996            1995
                                                               ----            ----
    Accumulated Benefits:
    Actuarial present value of accumulated benefit
    obligations:

      Vested......................................             $39,949         $34,232
      Nonvested...................................               5,099           6,840
                                                               -------         -------
         Total....................................             $45,048         $41,072
                                                               =======         =======
    Pension Asset (Liability):
      Actuarial present value of projected benefit
        obligation for


         service rendered to date......................      $ (75,106)        $  (72,361)
      Plan assets at fair value........................         75,587             54,222
                                                             ---------         ----------
      Plan assets (less than) greater than projected
           benefit obligation..........................            481            (18,139)
      Unrecognized prior service cost..................         (4,023)            (4,444)
      Unrecognized transition obligation...............          1,286              1,500
      Unrecognized (gain) loss.........................         (7,149)            12,613
                                                             ---------         ----------
         Accrued pension cost..........................      $  (9,405)        $   (8,470)
                                                             =========         ==========

     In determining the projected benefit obligation, the weighted-average assumed discount rate used was 7.5 percent in 1996, 7.0 percent in 1995 and 8.0 percent in 1994, while the assumed average rate of compensation increase was 6.0 percent in 1996 and in 1995 and 7.0 percent in 1994. The expected long-term rate of return on plan assets used in determining net periodic pension cost was 8.0 percent in 1996, 1995 and 1994.

     Net periodic pension cost included the following components:


                                                            1996            1995            1994
                                                           -------         -------         -------
        Service cost -- benefits earned during the
          period....................................      $  8,369        $  8,867         $ 6,737
        Interest cost on project benefit
        obligations.................................         5,055           3,659           3,345
        Actual return on plan assets................       (13,009)        (11,736)         (1,228)
        Net amortization and deferral...............         8,429           8,327            (220)
                                                          --------        --------         -------
          Net periodic pension cost.................      $  8,844        $  9,117         $ 8,634
                                                          ========        ========         =======

     The Company maintains a non-qualified pension plan for certain key employees as designated by the Board of Directors and a nonqualified pension plan for its Board of Directors. Total pension expense for these plans in 1996, 1995 and 1994 was $11.9 million, $11.2 million and $11.7 million, respectively.

Thrift and Savings Plans

     The Company's Thrift and Savings Plan ("the Plan") is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees who have been employed by the Company for one or more years and have completed at least a thousand hours of service. Participating employees may contribute up to 6 percent of base salary and these contributions are matched 100 percent by the Company.

     The Company also maintains a non-qualified Thrift and Savings Plan to assure that designated participants receive the full amount of benefits to which they would have been entitled under the Thrift and Savings Plan but for limits on compensation and contribution levels imposed by the Internal Revenue Code.

     Total expenses related to the Thrift and Savings Plan was $5.0 million, $4.9 million and $4.8 million in 1996, 1995 and 1994, respectively.

17.  FEDERAL INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax liabilities and assets as of June 30, 1997 and December 31, 1996 and 1995 under the liability method are as follows:


                                                                      DECEMBER 31,
                                                JUNE 30,        -----------------------
                                                  1997            1996           1995
                                                --------        --------       --------
       Deferred tax liabilities:
         Leases..........................       $347,987        $351,093       $344,438
         Unrealized investment gains.....        185,569         188,050        199,686
         Other...........................         36,441          32,669         19,574
                                                --------        --------        -------
                                                 569,997         571,812        563,698
                                                --------        --------        -------
       Deferred tax assets:

         ExportSS operating costs........         66,459          68,874         54,953
         Student loan reserves...........         50,173          47,004         31,566
         In-substance defeasance
          transactions...................         30,627          30,788         31,014
         Asset valuation allowances......         24,490          24,842         25,512
         Securitization transactions.....         19,473          13,076             --
         Other...........................         34,440          31,211         25,522
                                                --------        --------       --------
                                                 225,662         215,795        168,567
                                                --------        --------       --------
       Net deferred tax liabilities......       $344,335        $356,017       $395,131
                                                ========        ========       ========

     The GSE is exempt from all state, local and District of Columbia taxes except for real property taxes. Deferred tax assets on in-substance defeasance transactions resulted from premiums on the debt extinguished. These premiums are capitalized and amortized over the life of the defeasance trust for tax purposes.

     Reconciliations of the statutory United States federal income tax rates to the Company's effective tax rate follow:


                                                        SIX MONTHS
                                                        ENDED JUNE                          YEARS ENDED DECEMBER
                                                           30,                                      31,
                                                    --------------------        ----------------------------------------
                                                    1997            1996           1996            1995            1994
                                                    ----            ----           ----            ----            ----
       Statutory rate.......................       35.0%           35.0%          35.0%           35.0%           35.0%
       Tax exempt interest and dividends
         received deduction.................       (3.3)           (3.5)          (3.8)           (6.4)           (5.7)
       Other, net...........................       (1.0)           (1.2)          (1.3)           (1.2)            (.4)
                                                   ----            ----           ----            ----             ---
       Effective tax rate...................       30.7%           30.3%          29.9%           27.4%           28.9%
                                                   ====            ====           ====            ====            ====

     Federal income taxes paid for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 were $110 million, $109 million, $202 million, $122 million and $188 million, respectively.

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                            1997                         1996
                                    -------------------   -----------------------------------------
                                      FIRST    SECOND      FIRST     SECOND    THIRD       FOURTH
                                     QUARTER   QUARTER    QUARTER    QUARTER  QUARTER     QUARTER
                                    --------  ---------   --------- --------- ----------  --------
Net interest income..............   $199,026   $207,461    $232,679  $219,561  208,988    $205,208
Other income.....................     75,940     78,055      21,754    27,899   35,211      62,052
Operating expenses...............    101,559    115,283      98,773   100,145  100,075     106,659
Federal income taxes.............     54,570     51,069      47,968    44,340   42,877      48,313
Minority interest in net
  earnings of subsidiary..........     2,674      2,673       2,673     2,674    2,673       2,674
                                    --------   --------    --------  --------  -------    --------
Income before premiums on debt
  extinguished....................   116,163    116,491     105,019   100,301   98,574     109,614
Premiums on debt extinguished,
  net of tax......................        --         --      (4,792)       --       --          --
                                    --------   --------    --------  --------  -------    --------
Net income........................  $116,163   $116,491    $100,227  $100,301  $98,574    $109,614
                                    ========   ========    ========  ========  =======    ========
Earnings per common share before
  premiums on debt
  extinguished....................  $   2.17   $   2.20    $   1.82  $   1.79  $  1.79    $   2.01
                                    ========   ========    ========  ========  =======    ========
Earnings per common share.........  $   2.17   $   2.20    $   1.74  $   1.79  $  1.79    $   2.01
                                    ========   ========    ========  ========  =======    ========

                                                                               1995
                                                       ------------------------------------------------------
                                                        FIRST          SECOND         THIRD           FOURTH
                                                       QUARTER         QUARTER       QUARTER         QUARTER
                                                       -------        --------       --------        -------
Net interest income.............................       $221,147        $222,694     $227,952        $228,948
Other operating income..........................            321           7,883        8,971          33,238
Operating expenses..............................        101,768         111,368      118,325         107,240
Federal income taxes............................         30,906          31,187       32,031          47,139
Minority interest in net earnings
  of subsidiary.................................          2,674           2,673        2,674           2,673
                                                          -----           -----        -----           -----
Income before premiums on debt extinguished.....         86,120          85,349       83,893         105,134
Premiums on debt extinguished, net of tax.......             --              --           --         (4,911)
                                                       --------        --------     --------        -------
Net income......................................       $ 86,120        $ 85,349     $ 83,893        $100,223
                                                       ========        ========     ========        ========
Earnings per common share before premiums on
  debt extinguished.............................       $   1.17        $   1.20     $   1.28        $   1.76
                                                       ========        ========     ========        ========
Earnings per common share.......................       $   1.17        $   1.20     $   1.28        $   1.67
                                                       ========        ========     ========        ========

19.  COLLEGE CONSTRUCTION LOAN INSURANCE ASSOCIATION

     In 1987, the Company assisted in creating the College Construction Loan Insurance Association ("Connie Lee"), a private, for-profit, stockholder-owned corporation, authorized by Congress to insure and reinsure educational facilities obligations. At both June 30, 1997 and December 31, 1996, the carrying value of the Company's investment in Connie Lee was approximately $44 million, and as of June 30, 1997 and December 31, 1996, through its ownership of preferred and common stock and through agreements with other shareholders, the Company effectively controlled 42 percent and 36 percent, respectively, of Connie Lee's outstanding voting stock. In February 1997, Connie Lee converted to a private, shareholder-controlled corporation pursuant to statutory provisions under Pub. L. No. 104-208 that required Connie Lee to repurchase shares of its stock owned by the U.S. government at a purchase price determined by an independent appraisal. On February 28, 1997 the Company loaned Connie Lee $18 million to repurchase the shares. On May 27, 1997 the term of this loan was extended to June 29, 1997 and on June 26, 1997, the loan was further extended to December 29, 1997.

----------------------------------------------------   -------------------------------------------------
NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE RELIED UPON AS                            SLM HOLDING CORPORATION
HAVING BEEN AUTHORIZED BY THE COMPANY OR THE
SELLING STOCKHOLDERS.  NEITHER THE DELIVERY OF THIS                   555,015 SHARES OF COMMON STOCK
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE                              --------------
INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION                             PROSPECTUS
IS GIVEN.  THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO                             --------------
BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE
IN ANY JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE
PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                  -----------------

                  TABLE OF CONTENTS
                                               Page
                                               ----

Available Information . . . . . . . . . . .     2
Prospectus Summary  . . . . . . . . . . . .     3
Risk Factors  . . . . . . . . . . . . . . .     7
Use of Proceeds . . . . . . . . . . . . . .     8                             OCTOBER 21, 1997
Selling Stockholders  . . . . . . . . . . .     8
Plan of Distribution  . . . . . . . . . . .     8
Business  . . . . . . . . . . . . . . . . .     10
Regulation  . . . . . . . . . . . . . . . .     17
Capitalization  . . . . . . . . . . . . . .     22
Selected Financial Data . . . . . . . . . .     23
Management's Discussion and Analysis of
   Financial Condition and Results
   of Operations  . . . . . . . . . . . . .     24
Description of the Common Stock . . . . . .     50
Management  . . . . . . . . . . . . . . . .     51
Director Compensation . . . . . . . . . . .     55
Executive Officers of the Company . . . . .     56
Executive Compensation  . . . . . . . . . .     56
Ownership of the Common Stock . . . . . . .     60
Legal Matters . . . . . . . . . . . . . . .     61
Experts . . . . . . . . . . . . . . . . . .     61
====================================================   ====================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses payable by the Company in connection with the offering of the Shares being registered, other than discounts and commissions. The Selling Stockholders will not share any portion of these expenses.

  Registration Fee  . . . . . . . . . . . . . . . .        $27,056.98

  Printing Expenses . . . . . . . . . . . . . . . .         12,000.00

  Legal Fees and Expenses . . . . . . . . . . . . .         30,000.00

  Accounting Fees and Expenses  . . . . . . . . . .         30,000.00

  Miscellaneous . . . . . . . . . . . . . . . . . .            943.02
                                                          ------------
           Total  . . . . . . . . . . . . . . . . .       $100,000.00
                                                          ============

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article XIII of the Registrant's By-Laws provides for indemnification of the officers and directors of SLM Holding Corporation to the fullest extent
permitted by applicable law.   Section 145 of the Delaware General Corporation
Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reason to believe his conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

  The directors and officers of the Registrant and its subsidiaries will be covered by a policy of insurance under which they will be insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

ITEM 15:  RECENT SALES OF UNREGISTERED SECURITIES

  None

ITEM 16.  EXHIBITS

         The following exhibits are filed herewith or incorporated by reference:

 EXHIBIT NO.                                      DESCRIPTION OF DOCUMENT
 -----------                                      -----------------------
 **2            Agreement and Plan of Reorganization by and among the Student Loan Marketing Association
                ("Sallie Mae"), SLM Holding Corporation ("Registrant"), and Sallie Mae Merger Company
                ("MergerCo")

 *3.1           Amended and Restated Certificate of Incorporation of Registrant

 *3.2           By-Laws of Registrant

 *4             Warrant Certificate No. W-2, dated as of August 7, 1997

 *5             Opinion of Marianne M. Keler, General Counsel, as to the legality of the securities being registered

 **10.1         Board of Directors' Restricted Stock Plan

 **10.2         Board of Directors' Stock Option Plan

 **10.3         Deferred Compensation Plan for Directors

 **10.4         Incentive Performance Plan

 **10.5         Stock Compensation Plan

 **10.6         1993-1998 Stock Option Plan

 **10.7         Supplemental Pension Plan

 **10.8         Supplemental Employees' Thrift & Savings Plan

 **21           Subsidiaries of the Registrant

 *23.1          Consent of Ernst & Young LLP

 *24.2          Power of Attorney (contained on the signature page hereto)

 *27            Financial Data Schedule

 **99.1         Charter of the GSE

 *99.2          By-Laws of the GSE

-------------

         *       Filed herewith.
         **      Previously filed.

ITEM 17.  UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia.

                                       SLM HOLDING CORPORATION
                                       By: /s/  Edward A. Fox
                                           -------------------------------
                                           Edward A. Fox
                                           Chairman of the Board of Directors

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward A. Fox, Albert L. Lord, J. Paul Carey and Lucy C .Weymouth, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             SIGNATURE                             TITLE                               DATE
             ---------                             -----                               ----
     /s/  Edward A. Fox                 Chairman of the Board of                 October 21, 1997
     ------------------                 Directors
     Edward A. Fox

     /s/  Albert L. Lord                Chief Executive Officer                  October 21, 1997
     -------------------                (principal executive officer)
     Albert L. Lord

     /s/  Mark G. Overend               Chief Financial Officer                  October 21, 1997
     --------------------               (principal financial and
     Mark G. Overend                    accounting officer)


     /s/  James E. Brandon                    Director                           October 21, 1997
     ---------------------
     James E. Brandon

     /s/  Charles L. Daley                    Director                           October 21, 1997
     ---------------------
     Charles L. Daley

     /s/  Thomas J. Fitzpatrick               Director                           October 21, 1997
     --------------------------
     Thomas J. Fitzpatrick

     /s/  Diane S. Gilleland                  Director                            October 21, 1997
     -----------------------
     Diane S. Gilleland

     /s/  Ann Torre Grant                     Director                            October 21, 1997
     --------------------
     Ann Torre Grant

             SIGNATURE                              TITLE                               DATE
             ---------                              -----                               ----
     /s/  Ronald F. Hunt                       Director                           October 21, 1997
     -------------------
     Ronald F. Hunt

     /s/  Benjamin J. Lambert, III             Director                           October 21, 1997
     -----------------------------
     Benjamin J. Lambert, III

     /s/  Marie V. McDemmond                   Director                           October 21, 1997
     -----------------------
     Marie V. McDemmond

     /s/  Barry A. Munitz                      Director                           October 21, 1997
     --------------------
     Barry A. Munitz

     /s/  A. Alexander Porter                  Director                           October 21, 1997
     ------------------------
     A. Alexander Porter

     /s/  Wolfgang Schoellkopf                 Director                           October 21, 1997
     -------------------------
     Wolfgang Schoellkopf

     /s/  Steven L. Shapiro                    Director                            October 21, 1997
     ----------------------
     Steven L. Shapiro

     /s/  Randolph H. Waterfield               Director                            October 21, 1997
     ---------------------------
     Randolph H. Waterfield

                                 EXHIBIT INDEX

                                                                                                 SEQUENTIALLY
 EXHIBIT NO.                              DESCRIPTION OF DOCUMENT                               NUMBERED PAGE
 -----------                              -----------------------                               -------------
 **2            Agreement and Plan of Reorganization by and among the Student Loan
                Marketing Association ("Sallie Mae"), SLM Holding Corporation
                ("Registrant"), and Sallie Mae Merger Company ("MergerCo")

 *3.1           Amended and Restated Certificate of Incorporation of Registrant

 *3.2           By-Laws of Registrant

 *4             Warrant Certificate No. W-2, dated as of August 7, 1997

 *5             Opinion of Marianne M. Keler, General Counsel, as to the legality of the securities being registered

 **10.1         Board of Directors' Restricted Stock Plan

 **10.2         Board of Directors' Stock Option Plan

 **10.3         Deferred Compensation Plan for Directors

 **10.4         Incentive Performance Plan

 **10.5         Stock Compensation Plan

 **10.6         1993-1998 Stock Option Plan

 **10.7         Supplemental Pension Plan

 **10.8         Supplemental Employees' Thrift & Savings Plan

 **21           Subsidiaries of the Registrant

 *23.1          Consent of Ernst & Young LLP

 *24.2          Power of Attorney                                                                     +

 *27            Financial Data Schedule

 **99.1         Charter of the GSE

 *99.2          By-Laws of the GSE

------------
         *       Filed herewith.
         **      Previously filed.
         +       Contained on the signature page hereto.